UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement.

☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement.

☐ Definitive Additional Materials.

☐ Soliciting material Pursuant to Rule 14a-12.

UNITED FINANCIAL MORTGAGE CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, no par value per share

(2)	Aggregate number of securities to which transaction applies:

6,216,343

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$5.64

(4)	Proposed maximum aggregate value of transaction:

$35,060,174.52

(5)	Total fee paid:

$4,127

☒	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

N/A

(2)	Form, Schedule or Registration Statement No.:

N/A

(3)	Filing Party:

N/A

(4)	Date Filed:

N/A

815 Commerce Drive

Oak Brook, Illinois 60523

October [__], 2005

Dear Fellow Shareholder:

On behalf of the Board of Directors of United Financial Mortgage Corp., it is my pleasure to invite you to attend a Special Meeting of Shareholders of United Financial to be held at [                    ], located at [                                ], Illinois, on [November __], 2005 at [            ], local time. The purpose of the Special Meeting is to consider and vote upon the approval of the Agreement and Plan of Merger, dated as of September 5, 2005, among ARH Mortgage Inc., Airlie Opportunity Master Fund, Ltd. and United Financial. If the merger agreement is approved and the merger transaction contemplated in the merger agreement is completed, each share of United Financial common stock will be converted into the right to receive $5.64 in cash (without interest). Following the completion of the merger transaction, United Financial will become a wholly-owned subsidiary of ARH Mortgage and you will no longer have an equity interest in United Financial. As of September 2, 2005, the last trading date before the announcement of the merger, the closing price of United Financial common stock was $4.18 per share.

The enclosed proxy statement explains in detail the terms of the merger transaction, as well as other information relating to United Financial, ARH Mortgage, Airlie Opportunity Master Fund and WDM Fund, L.P., the assignee of Airlie Opportunity Master Fund’s rights and interests under the merger agreement. The merger agreement (together with the agreement assigning the rights and interests of Airlie Opportunity Master Fund under the merger agreement to WDM Fund) is attached as Appendix A to the enclosed proxy statement. Please carefully review and consider all of the enclosed information.

The proposed transaction has been unanimously approved by the Board of Directors of United Financial. The investment banking firm of Ryan Beck & Co., Inc. has issued a written opinion to United Financial’s Board of Directors that the merger consideration is fair, from a financial point of view, to the shareholders of United Financial as of the date of the merger agreement. Completion of the merger transaction is subject to certain conditions, including the approval of various mortgage banking licensing authorities.

After careful consideration, the United Financial Board of Directors unanimously determined the merger transaction to be advisable and in the best interests of United Financial’s shareholders and unanimously recommends that you vote “FOR” approval of the merger agreement.

Your participation in the Special Meeting, in person or by proxy, is especially important. An abstention or failure to vote at the Special Meeting or to submit a proxy will have the same effect as a vote “AGAINST” the approval of the merger agreement. If you do submit a proxy and do not include instructions on how to vote your proxy, your shares will be voted “FOR” the approval of the merger agreement. Please sign, date and mail the enclosed proxy promptly in the postage-paid envelope that has been provided for your convenience. If you are a shareholder of record on the record date and you attend the Special Meeting, you may vote in person, if you wish, even if you have previously returned your proxy card.

The receipt of cash in exchange for your shares of our common stock in the merger generally will be a taxable transaction for United States federal income tax purposes. We urge you to consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you.

Sincerely yours,

/s/ Joseph Khoshabe
Joseph Khoshabe
Chairman

815 Commerce Drive

Oak Brook, Illinois 60523

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on [                 ], 2005

To the Shareholders of United Financial Mortgage Corp.

Notice is hereby given that a Special Meeting of Shareholders of United Financial Mortgage Corp., an Illinois corporation, will be held on [                ], [                ], 2005 at [        ], local time, at [                ], located at [                                ], Illinois. At the Special Meeting, we will ask you to act on the following matters:

1.	To consider and vote on a proposal, as described in the attached proxy statement, to approve the Agreement and Plan of Merger, dated as of September 5, 2005, among ARH Mortgage Inc., Airlie Opportunity Master Fund, Ltd. and United Financial providing for the acquisition of United Financial by WDM Fund, L.P. (the assignee of Airlie Opportunity Master Fund’s rights and interests under the merger agreement) and ARH Mortgage, through the merger of a wholly-owned subsidiary of ARH Mortgage with and into United Financial, with United Financial surviving the merger as a wholly-owned subsidiary of ARH Mortgage.

2.	To authorize the Board of Directors, in its discretion, to vote upon or transact any other business that may properly come before the Special Meeting (or any adjournment or postponement thereof) including any motion to adjourn the Special Meeting to another time or place for the purpose of allowing for the solicitation of additional proxies to approve the merger agreement.

As of the date of this proxy statement, the United Financial Board of Directors knows of no other business that will be presented for consideration at the Special Meeting.

The United Financial Board of Directors unanimously recommends that you vote “FOR” the approval of the merger agreement and “FOR” the authorization of the Board of Directors to vote upon or transact any other business that may properly come before the Special Meeting.

The United Financial Board of Directors has set the close of business on October 3, 2005 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements of the Special Meeting. In the event that there are not sufficient votes to establish a quorum or to approve or ratify the proposals to be considered at the Special Meeting, the Special Meeting may be adjourned or postponed in order to permit the further solicitation of proxies.

By Order of the Board of Directors,

October [__], 2005	/s/ Joseph Khoshabe
Oak Brook, Illinois	Joseph Khoshabe
Chairman

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. IF YOU ATTEND THE SPECIAL MEETING, AND YOU ARE A SHAREHOLDER OF RECORD ON THE RECORD DATE, YOU MAY VOTE YOUR STOCK IN PERSON IF YOU WISH. YOU MAY REVOKE THE PROXY CARD AT ANY TIME PRIOR TO ITS EXERCISE.

PRELIMINARY PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

On September 5, 2005, ARH Mortgage Inc. and Airlie Opportunity Master Fund, Ltd. agreed to acquire United Financial Mortgage Corp. in accordance with the Agreement and Plan of Merger among ARH Mortgage, Airlie Opportunity Master Fund and United Financial described in this proxy statement and attached as Appendix A to this proxy statement. On September 30, 2005, Airlie Opportunity Master Fund and WDM Fund, L.P. entered into an agreement (included in Appendix A to this proxy statement) whereby Airlie Opportunity Master Fund agreed to assign all of its rights and interests under the merger agreement to WDM Fund, and WDM Fund agreed to the assignment and to assume all of the obligations of Airlie Opportunity Master Fund under the merger agreement. Nevertheless, Airlie Opportunity Master Fund continues to be bound by, and subject to, all of its obligations under the merger agreement so that if WDM Fund does not properly perform under the merger agreement, Airlie Opportunity Master Fund must still perform under the merger agreement.

References to the WDM Group in this proxy statement shall mean ARH Mortgage and Airlie Opportunity Master Fund prior to the effectiveness of the assignment described above, and WDM Fund, ARH Mortgage and, to the extent of its continuing obligations under the merger agreement, Airlie Opportunity Master Fund after the effectiveness of the assignment described above.

The merger agreement provides that the acquisition will be completed through a merger of a wholly-owned subsidiary of ARH Mortgage with and into United Financial, with United Financial surviving as a wholly-owned subsidiary of ARH Mortgage. If the merger transaction is completed, each issued and outstanding share of United Financial common stock will be converted into the right to receive $5.64 in cash (without interest).

The merger transaction cannot be completed unless the holders of at least two-thirds of the issued and outstanding shares of common stock of United Financial approve the merger agreement. The merger agreement will be voted upon at a Special Meeting of Shareholders to be held by United Financial at [            ], located at [            ], Illinois, on [November __], 2005 at [            ], local time. For a complete description of the terms of the merger agreement, see “The Merger Transaction” beginning on page [__] and “The Merger Agreement” beginning on page [__]. Please read carefully the detailed information about the merger contained in this proxy statement.

All of United Financial’s directors have agreed to vote their shares in favor of the approval of the merger agreement. As of the October 3, 2005 record date, the United Financial directors collectively have the right to vote [            ] shares, or approximately [            ]%, of United Financial common stock eligible to vote.

The Board of Directors of United Financial unanimously recommends that its shareholders vote “FOR” the approval of the merger agreement and “FOR” the authorization of the Board of Directors to vote upon or transact any other business that may properly come before the Special Meeting. Regardless of whether you plan to attend the Special Meeting, please take the time to vote by completing, signing and mailing the enclosed proxy card to United Financial. YOUR VOTE IS VERY IMPORTANT.

Under Illinois law, United Financial shareholders are entitled to exercise dissenters’ rights provided that they comply with the provisions of Section 11.70 of the Illinois Business Corporation Act, a copy of which is attached as Appendix C to this proxy statement.

United Financial’s common stock is traded on The Nasdaq SmallCap Market under the symbol “UFMC.” To obtain additional information about United Financial, please see “Where You Can Find More Information” beginning on page [        ].

The date of this proxy statement is October [__], 2005.

This proxy statement was first mailed to United Financial shareholders on October [__], 2005.

Appendix A:	Agreement and Plan of Merger, dated as of September 5, 2005, among ARH Mortgage Inc., Airlie Opportunity Master Fund, Ltd. and United Financial Mortgage Corp. (including annexes); Stock Purchase, Assignment and Assumption Agreement, dated as of September 30, 2005, between Airlie Opportunity Master Fund, Ltd. and WDM Fund, L.P.; and Consent to Assignment, dated as of September 30, 2005, among Airlie Opportunity Master Fund, Ltd., WDM Fund, L.P. and United Financial Mortgage Corp.
Appendix B:	Fairness Opinion of Ryan Beck & Co., Inc.
Appendix C:	Relevant portions of Sections 11.65 and 11.70 of the Illinois Business Corporation Act relating to Dissenters’ Rights

-i-

SUMMARY

This brief summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, including the appendices, and the other documents to which we refer. For more information about United Financial, see “Where You Can Find More Information” beginning on page [__]. Each item in this summary contains a page reference directing you to a more complete description of that item.

THE MERGER TRANSACTION

The following discussion of the merger is qualified in its entirety by reference to the merger agreement and the assignment agreement, copies of which are attached as Appendix A to this proxy statement and are incorporated by reference into this proxy statement. You should read the entire merger agreement carefully. It is the legal document that governs the merger.

Overview of the Merger Transaction (page [__])	Under the merger agreement, United Financial will be acquired by the WDM Group. The acquisition of United Financial will be accomplished through a merger of a wholly-owned subsidiary of ARH Mortgage with and into United Financial, with United Financial being the surviving entity and becoming a wholly-owned subsidiary of ARH Mortgage.

Each United Financial Share Will be Exchanged for $5.64 in Cash (page [__])	Upon the completion of the merger, each of your shares of our common stock will be automatically converted into the right to receive $5.64 in cash (without interest). Following the completion of the merger, you will no longer own an equity interest in United Financial.

United Financial’s Financial Advisor Believes the Merger Consideration is Fair to Shareholders (page [__])	Ryan Beck has delivered to our Board of Directors its opinion that, as of September 5, 2005, the merger consideration is fair to the holders of our common stock from a financial point of view. A copy of this opinion, which you should read in its entirety, is provided as Appendix B to this proxy statement. Based upon the aggregate value of the transaction on September 5, 2005 and assuming the merger is completed, Ryan Beck’s total fee will be approximately $436,000, of which $175,000 has been paid as of the date of this proxy statement. In the event the merger is not completed, Ryan Beck’s fees will be $175,000, all of which has been paid as of the date of this proxy statement.

Tax Consequences of the Merger (page [__])	The receipt of cash in exchange for your shares of our common stock in the merger generally will be a taxable transaction for United States federal income tax purposes.

This tax treatment may not apply to all United Financial shareholders. We urge you to consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you.

You Have Dissenters’ Appraisal Rights in the Merger (page [__])	Under Illinois law, you are entitled to exercise dissenters’ rights provided that you comply with the provisions of Section 11.70 of the Illinois Business Corporation Act, a copy of which is attached as Appendix C to this proxy statement.

United Financial’s Board of Directors Recommendation and Reasons for the Merger (page [__])	Our Board of Directors believes that the merger is fair to, and in the best interests of, our shareholders. Accordingly, our Board of Directors has unanimously approved the merger agreement and unanimously recommends that shareholders vote “FOR” the approval of the merger agreement.

Our Board of Directors considered a number of factors in voting to approve the merger agreement, including the following:

• the process followed by United Financial and its financial advisor, Ryan Beck, in connection with the merger;

• the opinion of Ryan Beck provided to our Board of Directors regarding the fairness of the merger consideration, from a financial point of view, to our shareholders;

•      the merger consideration of $5.64 per share consists solely of cash, is not subject to any financing conditions and represents a 35% premium over the closing price of our common stock on September 2, 2005, the last trading date before the announcement of the merger;

• the likelihood of the merger being completed; and

• the substantially increased costs of continuing to operate as a public company.

The Board of Directors determined that the factors that weighed in favor of the merger outweighed the factors against the merger, and the Board of Directors voted to approve the merger in the interest of its shareholders.

For a more complete discussion of the reasons why our Board of Directors approved the merger agreement, see page [__].

Interests of United Financial’s Directors and Executive Officers in the Merger That Differ From Your Interests (page [__])	Our directors and executive officers have interests in the merger that are in addition to, or different from, our shareholders generally. The members of our Board of Directors knew about these interests and considered them when they approved the merger agreement. These interests include:

•      After the completion of the merger, Steve Khoshabe, our President and Chief Executive Officer, will continue to be employed as President and Chief Executive Officer of United Financial at an initial annual base salary of $325,000 per year under a three-year employment agreement and will be appointed a director of ARH Mortgage and United Financial.

•      After the completion of the merger, Joseph Khoshabe, our Chairman, will be engaged as a consultant to United Financial at an initial annual rate of $150,000 per year under a three-year consulting agreement.

• We will purchase the United Financial preferred stock beneficially owned by Joseph Khoshabe, our Chairman, for $315,000.

• In connection with the merger, unvested United Financial stock options and restricted stock awards will vest. Our directors and executive officers will receive aggregate consideration of approximately $[______] for their options that vest as a result of the merger. Our directors will receive aggregate consideration of $216,576 for their restricted stock awards that vest as a result of the merger.

•      The merger agreement contains provisions relating to the indemnification of directors and executive officers and insurance for our directors and executive officers for events occurring before the merger.

Conditions to Completion of the Merger (page [__])	The completion of the merger depends on a number of conditions being met. These conditions include, among others:

• approval of the merger agreement by our shareholders; and

• receipt of approvals from various mortgage banking licensing authorities.

Although the parties have agreed to use commercially reasonable efforts to take all actions necessary to permit completion of the merger, including satisfying the conditions discussed above, we cannot be certain when or if the conditions to the merger will be satisfied, or that the merger will be completed.

Conduct of Our Business Pending the Merger and Certain Covenants (page [__])	Prior to the completion of the merger, except as permitted by the merger agreement or with the prior written consent of the WDM Group, we have agreed to carry on our business in the ordinary course consistent with past practice and in compliance with applicable laws. In addition, we have agreed to take certain actions and refrain from taking other actions as specifically set forth in the merger agreement.

Solicitation of Other Acquisition Proposals (page [__])	We have agreed not to solicit, initiate or encourage, enter into an agreement with respect to or participate in any discussions or negotiations regarding a competing acquisition proposal with a third party.

Despite the agreement not to solicit other competing acquisition proposals, we may, at any time prior to shareholder approval of the merger agreement, generally negotiate or have discussions with, or furnish information to, a third party who makes an acquisition proposal, provided that:

• our Board of Directors determines that these actions would be required in order for the directors to comply with their fiduciary duties;

• our Board of Directors believes in good faith that the acquisition proposal is a superior proposal; and

• we provide notice and other information to the WDM Group regarding the acquisition proposal.

Termination of the Merger Agreement (page [__])	The WDM Group and we may mutually agree at any time not to complete the merger, even if our shareholders have approved the merger agreement. In addition, either the WDM Group or we may decide, without the consent of the other, to terminate the merger agreement if:

• our shareholders fail to approve the merger;

• the merger is not completed on or before December 31, 2005 (although we may extend this date to February 28, 2006 in certain circumstances);

•      there is a material breach of the other party’s representations and warranties that is not timely cured (and the breach or breaches would or would reasonably be likely to have a material adverse effect); or

• there is a material breach of the other party’s covenants that is not timely cured.

Additionally, the WDM Group may terminate the merger agreement, without our consent, if:

• at any time prior to the shareholder meeting:

• we breach our obligations in connection with the solicitation of other acquisition proposals;

• our Board of Directors fails to make, withdraws or modifies or changes its recommendation of the merger to our shareholders in a manner adverse to the interests of the WDM Group;

• our Board of Directors recommends, proposes or publicly announces its intention to recommend or propose, to engage in an acquisition transaction with any person other than the WDM Group; or

• we materially breach our obligations in connection with the shareholder meeting; or

•      certain of our licensing approvals have been denied by the applicable governmental authority or certain of our licensing applications have been permanently withdrawn at the request of the applicable governmental authority.

We may also terminate the merger agreement without the WDM Group’s consent if we have complied with our covenants relating to the solicitation of other acquisition proposals and our Board of Directors has determined that we have received a superior proposal and it would be in the best interests of our shareholders to pursue the superior proposal.

Effect of Termination and Abandonment (page [__])	In the event the merger agreement is terminated as a result of the occurrence of any of the specified circumstances described beginning on page [__] of this proxy statement, we must pay the WDM Group a termination fee of $1,750,000.

The merger agreement also provides that we or the WDM Group must reimburse the other for its costs and expenses incurred in connection with the merger agreement and the merger in the event the merger agreement is terminated as a result of the occurrence of any of the specified circumstances described beginning on page [__] of this proxy statement.

THE COMPANIES

United Financial Mortgage Corp. 815 Commerce Drive Oak Brook, Illinois 60523 (630) 571-7222	We are an independent nationwide wholesale and retail mortgage bank that originates, funds, sells and services mortgage loans. We primarily focus our business on the origination of mortgage loans secured by residential real estate (single family residences and one- to four-family residential properties).

Airlie Opportunity Master Fund, Ltd. 115 East Putnam Avenue Greenwich, Connecticut 06830 (203) 661-6200	Airlie Opportunity Master Fund is a diversified investment fund with over $1 billion of equity and $2 billion of assets under management in over 100 investments. With an emphasis on primary research, Airlie Opportunity Master Fund focuses on investments in high-yield corporate bonds, mezzanine loans, bank debt and other securities of leveraged middle-market companies.

ARH Mortgage Inc. 115 East Putnam Avenue Greenwich, Connecticut 06830 (203) 661-6200	ARH Mortgage is a holding company formed by Airlie Opportunity Master Fund for the specific purpose of effecting the acquisition of United Financial. After completion of the merger, ARH Mortgage will be the sole shareholder of United Financial.

WDM Fund, L.P. 115 East Putnam Avenue Greenwich, Connecticut 06830 (203) 661-6200	WDM Fund is a private equity fund associated with Airlie Opportunity Master Fund through common management. In September, 2005 (after the signing of the merger agreement ), Airlie Opportunity Master Fund made the strategic decision to hold its common equity investments in a separate fund and formed WDM Fund for this purpose. Accordingly, WDM Fund’s sole business is holding common equity investments that were originated in Airlie Opportunity Master Fund.

Transfer of Rights and Interests from Airlie Opportunity Master Fund to WDM Fund	Once WDM Fund was formed, Airlie Opportunity Master Fund and WDM Fund executed an agreement under which the parties agreed to (i) transfer ownership of ARH Mortgage from Airlie Opportunity Master Fund to WDM Fund and (ii) transfer all of Airlie Opportunity Master Fund’s rights and interests under the merger agreement to WDM Fund. The transfer of these interests is consistent with Airlie Opportunity Master Fund’s strategic decision to transfer all of its common equity investments to WDM Fund.

“The WDM Group”	The term “the WDM Group” is being used in this proxy statement for ease of reference in describing the parties that are acquiring United Financial under the terms of the merger agreement. For purposes of this proxy statement only, “the WDM Group” means:

• ARH Mortgage and Airlie Opportunity Master Fund prior to the effectiveness of the assignment described above; and

• WDM Fund, ARH Mortgage, and to the extent of its continuing obligations under the merger agreement, Airlie Opportunity Master Fund after the effectiveness of that assignment.

“The WDM Group” has no independent, legal existence in any jurisdiction.

THE SPECIAL MEETING

Place, Date and Time (page [__])	The Special Meeting will be held on [November __], 2005 at [____], local time, at [_________], located at [_____________], Illinois.

Purpose of the Special Meeting (page [__])	At the Special Meeting our shareholders will be asked to approve the merger agreement that provides for the acquisition of United Financial by the WDM Group and to transact any other business that may properly come before the Special Meeting.

Who Can Vote at the Special Meeting (page [__])	You can vote at the Special Meeting if you owned our common stock at the close of business on October 3, 2005, the record date for the Special Meeting. As of October 3, 2005, there were [___________] shares of our common stock issued and outstanding.

Quorum (page [__])	A majority of the shares of United Financial common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the Special Meeting for a quorum to be present for purposes of transacting business.

Vote Required (page [__])	In order to approve the merger agreement, the holders of at least two-thirds of the issued and outstanding shares of our common stock entitled to vote must vote in favor of the approval of the merger agreement.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE VOTING PROCEDURES

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the approval of a merger agreement that will result in the acquisition of United Financial by the WDM Group. The acquisition of United Financial will be accomplished through a merger of a wholly-owned subsidiary of ARH Mortgage with and into United Financial, with United Financial surviving the merger as a wholly-owned subsidiary of ARH Mortgage. You may be asked to consider other matters as may properly come before the Special Meeting. At this time, we do not know of any other matters that will be presented for consideration at the Special Meeting.

Q:	When and where will the Special Meeting take place?

A:	The Special Meeting will be held on [November __], 2005 at [ ], local time, at [ ], located at [ ], Illinois.

Q:	Who may vote at the Special Meeting?

A:	Holders of record of United Financial common stock as of the close of business on October 3, 2005, the record date for the Special Meeting, may vote at the Special Meeting. As of October 3, 2005, there were [ ] shares of United Financial common stock issued and outstanding and entitled to vote.

Q:	What shareholder approvals are needed?

A:	Holders of at least two-thirds of the issued and outstanding shares of United Financial common stock as of the close of business on October 3, 2005 must approve the merger agreement at the Special Meeting. Accordingly, the affirmative vote of at least two-thirds of the [ ] shares of issued and outstanding United Financial common stock eligible to vote, or [ ] shares, is needed to approve the merger agreement. The authorization of the Board of Directors to vote upon or transact any other business that may properly come before the Special Meeting, including any motion to adjourn the Special Meeting, requires the affirmative vote of a majority of the votes cast.

Q:	How do the directors of United Financial plan to vote?

A:	All of United Financial’s directors have agreed to vote their shares in favor of the approval of the merger agreement. As of the October 3, 2005 record date, the United Financial directors collectively have the right to vote [ ] shares, or approximately [ ]% of United Financial common stock eligible to vote. For a description of the interests of certain directors and executive officers of United Financial, see “The Merger Transaction — Interests of Directors and Executive Officers in the Merger that are Different from Your Interests” beginning on page [__].

Q:	When do you expect the merger to be completed?

A:	At this time, we anticipate that the merger will be completed during the fourth calendar quarter of 2005, assuming that the required shareholder approval is obtained at the Special Meeting. The merger is also subject to the receipt of certain approvals from various mortgage banking licensing authorities and the satisfaction of other closing conditions. We cannot assure you as to if and when all the conditions to the merger will be met, nor can we predict the exact timing of the completion of the merger. It is also possible that we will not complete the merger.

Q:	What do I need to do now?

A:

After reviewing this proxy statement, submit your proxy by executing and returning the enclosed proxy card. To enable your shares to be represented at the Special Meeting, you should execute the enclosed proxy card. By submitting your proxy, you authorize the individuals named on the proxy card to represent you and vote your shares at the Special Meeting in accordance with your instructions. These persons also may vote your shares to adjourn the Special Meeting from time to time and will be authorized to vote your shares at any adjournments of the Special Meeting.

Your proxy vote is important. Whether or not you plan to attend the Special Meeting, please submit your proxy promptly in the enclosed envelope.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will vote your shares with respect to the approval of the merger agreement only if you instruct your broker on how to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares with respect to the approval of the merger agreement without instructions from you. Therefore, it is important that you follow your broker’s instructions carefully and that you instruct your broker how to vote your shares.

Q:	How will my shares be voted if I return a blank proxy card?

A:	If you sign, date and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the proposals identified in this proxy statement, including in favor of the approval of the merger agreement, and in the discretion of the persons named as proxies on any other matters presented for a vote at the Special Meeting.

Q:	What will be the effect if I do not vote?

A:	If you “ABSTAIN” or do not return your proxy card or do not otherwise vote at the Special Meeting, your failure to vote will have the same effect as if you voted “AGAINST” the approval of the merger agreement, but it will have no effect on any proposal to adjourn the Special Meeting.

Q:	Can I vote my shares in person?

A:	If the shares you own are registered in your name, you may attend the Special Meeting and vote your shares in person rather than signing and mailing your proxy card. However, to ensure that your vote is counted at the Special Meeting, we recommend that you sign, date and promptly mail the enclosed proxy card. If your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of the shares on the record date for voting at the Special Meeting.

Q:	Can I change my mind and revoke my proxy?

A:	If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the Special Meeting. You may do this by:

•	signing another proxy with a later date and returning that proxy to the attention of the President and Chief Executive Officer of United Financial;

•	voting in person at the Special Meeting; or

•	sending notice addressed to the attention of the President and Chief Executive Officer of United Financial that you are revoking your proxy to: United Financial Mortgage Corp., 815 Commerce Drive, Suite 100, Oak Brook, Illinois 60523.

If you hold your shares in the name of a broker and desire to revoke your proxy, you will need to contact your broker to revoke your proxy.

Q:	What are the tax consequences of the merger to United Financial shareholders?

A:	In general, United Financial shareholders will recognize taxable income or gain to the extent that the cash received for their shares of United Financial common stock exceeds their basis in the stock. To review the tax consequences to United Financial shareholders in greater detail, see “The Merger Transaction — Material Federal Income Tax Consequences,” beginning on page [__]. We urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Q:	What if I oppose the merger? Do I have dissenters’ rights?

A:	United Financial shareholders who do not vote in favor of the approval of the merger agreement and who otherwise comply with all of the procedures of Section 11.70 of the Illinois Business Corporation Act will be entitled to receive a payment in cash of the estimated fair value of their United Financial shares as ultimately determined under the statutory process. A copy of these provisions is attached as Appendix C to this proxy statement. For a description of these dissenters’ rights, see “The Merger Transaction — Dissenters’ Rights,” beginning on page [__].

Q:	Should I send in my United Financial stock certificates now?

A:	No. Either at the time of closing or shortly after the merger, the exchange agent will send you a letter of transmittal with instructions informing you how to send in your stock certificates in order to receive $5.64 in cash for each of your shares of United Financial common stock represented by those stock certificates. You should use the letter of transmittal to surrender United Financial stock certificates and receive the merger consideration. Do not send in your stock certificates with your proxy card.

Q:	Who can answer my questions about the merger or this proxy statement?

A:	If you have any questions regarding the merger or this proxy statement, you should contact:

United Financial Mortgage Corp.

815 Commerce Drive, Suite 100

Oak Brook, Illinois 60523

Attn: President and Chief Executive Officer

(630) 571-7222

THE COMPANIES

United Financial Mortgage Corp.

United Financial, an Illinois corporation headquartered in Oak Brook, Illinois, is an independent nationwide wholesale and retail mortgage bank that originates, funds, sells and services mortgage loans. United Financial, which, as of the date of this proxy statement, is authorized to engage in the mortgage banking business in [forty-five] jurisdictions, primarily focuses its business on the origination of mortgage loans secured by residential real estate (single family residences and one-to four-family residential properties). United Financial is an approved mortgage loan seller/servicer with Freddie Mac and Fannie Mae. In addition, United Financial is an approved mortgagee with the Government National Mortgage Association, the Federal Housing Administration and the Department of Veteran’s Affairs.

United Financial’s principal executive offices are located at 815 Commerce Drive, Suite 100, Oak Brook, Illinois 60523, and United Financial’s telephone number is (630) 571-7222. United Financial’s common stock is traded on The Nasdaq SmallCap Market under the symbol “UFMC.”

Airlie Opportunity Master Fund, Ltd.

Airlie Opportunity Master Fund, Ltd., a Cayman Islands limited partnership located in Greenwich, Connecticut, is a diversified investment fund with over $1 billion of equity and $2 billion of assets under management in over 100 investments. With an emphasis on primary research, Airlie Opportunity Master Fund focuses on investments in high-yield corporate bonds, mezzanine loans, bank debt and other securities of leveraged middle-market companies. The fund also specializes in structured finance products and has selectively made preferred and common equity investments. In June, 2005, Airlie Opportunity Master Fund purchased a controlling interest in Alliance Bancorp, a leading residential mortgage banking company with licenses in ten states and offices located in the Western United States.

Airlie Opportunity Master Fund’s principal offices are located at 115 East Putnam Avenue, Greenwich, Connecticut 06830, and Airlie Opportunity Master Fund’s telephone number is (203) 661-6200.

ARH Mortgage Inc.

ARH Mortgage, a Delaware corporation, is a holding company formed by Airlie Opportunity Master Fund for the specific purpose of effecting the acquisition of United Financial. As of September 5, 2005, the date the merger agreement was executed, Airlie Opportunity Master Fund was the sole shareholder of ARH Mortgage. After completion of the merger, ARH Mortgage will be the sole shareholder of United Financial.

ARH Mortgage’s principal offices are located at 115 East Putnam Avenue, Greenwich, Connecticut 06830, and ARH Mortgage’s telephone number is (203) 661-6200.

WDM Fund, L.P.

WDM Fund, L.P., a Delaware limited partnership, is a private equity fund associated with Airlie Opportunity Master Fund through common management. In September, 2005 (after the signing of the merger agreement ), Airlie Opportunity Master Fund made the strategic decision to hold its common equity investments in a separate fund and formed WDM Fund for this purpose. Accordingly, WDM Fund’s sole business is holding common equity investments that were originated in Airlie Opportunity Master Fund. As of the date of this proxy statement, WDM Fund is in the process of purchasing from Airlie Opportunity Master Fund its controlling interest in Alliance Bancorp, a residential mortgage banking company described in “The Companies — Airlie Opportunity Master Fund, Ltd.” above

WDM Fund’s principal offices are located at 115 East Putnam Avenue, Greenwich, Connecticut 06830, and WDM Fund’s telephone number is (203) 661-6200.

Transfer of Rights and Interests from Airlie Opportunity Master Fund to WDM Fund

On the date that the merger agreement was signed, Airlie Opportunity Master Fund was the sole shareholder of ARH Mortgage (the holding company through which United Financial will be acquired). Once WDM Fund was formed, Airlie Opportunity Master Fund and WDM Fund executed a Stock Purchase, Assignment and Assumption Agreement under which the parties agreed to (i) transfer ownership of ARH Mortgage from Airlie Opportunity Master Fund to WDM Fund and (ii) transfer all of Airlie Opportunity Master Fund’s rights and interests under the merger agreement to WDM Fund. The transfer of these interests is consistent with Airlie Opportunity Master Fund’s strategic decision to transfer all of its common equity investments to WDM Fund.

“The WDM Group”

The term “the WDM Group” is used in this proxy statement for ease of reference in describing the parties that are acquiring United Financial under the merger agreement. For purposes of this proxy statement only, “the WDM Group” means:

•	ARH Mortgage and Airlie Opportunity Master Fund prior to the effectiveness of the assignment under the Stock Purchase, Assignment and Assumption Agreement described in “The Companies — Transfer of Rights and Interests from Airlie Opportunity Master Fund to WDM Fund” above; and

•	WDM Fund, ARH Mortgage, and to the extent of its continuing obligations under the merger agreement, Airlie Opportunity Master Fund after the effectiveness of this assignment.

“The WDM Group” has no independent, legal existence in any jurisdiction.

THE SPECIAL MEETING

This proxy statement and the accompanying proxy card are being furnished to you in connection with the solicitation by the Board of Directors of United Financial of proxies to be used at the Special Meeting of Shareholders. This proxy statement, the enclosed Notice of Special Meeting and proxy card are first being sent to you on or about [October __], 2005.

Place, Date and Time

The Special Meeting will be held on [November __], 2005 at [            ], local time, at [            ], located at [            ], Illinois.

Purpose of the Special Meeting

The purpose of the Special Meeting is to:

•	Consider and vote upon the proposal to approve the merger agreement that will effect the acquisition of United Financial by the WDM Group through a merger of a wholly-owned subsidiary of ARH Mortgage with and into United Financial, with United Financial surviving as a wholly-owned subsidiary of ARH Mortgage.

•	In addition, shareholders may be asked to consider other business that may properly come before the Special Meeting, including any motion to adjourn the Special Meeting to permit further solicitation of proxies by the United Financial Board of Directors in the event that there are an insufficient number of votes to approve the merger agreement at the time of the Special Meeting.

As of the date of this proxy statement, the United Financial Board of Directors knows of no business that will be presented for consideration at the Special Meeting, other than matters described in this proxy statement.

Who Can Vote at the Special Meeting; Record Date

You are entitled to vote your United Financial common stock at the Special Meeting only if the records of United Financial show that you held your shares as of the close of business on October 3, 2005. Each share of United Financial common stock you own entitles you to one vote. On the record date, [            ] shares of United Financial common stock were issued and outstanding and entitled to vote at the Special Meeting, held by approximately [            ] shareholders of record.

Voting by Proxy

The United Financial Board of Directors is sending you this proxy statement for the purpose of requesting that you allow your shares of United Financial common stock to be represented at the Special Meeting by the persons named in the enclosed proxy card. Even if you plan to attend the Special Meeting, we urge you to vote by proxy. If you attend the Special Meeting in person and the shares you own are registered in your name, you may vote at the Special Meeting and your previously delivered proxy will not be counted.

Proxies solicited by the United Financial Board of Directors will be voted in accordance with the directions given on the proxy cards. If you sign and return your proxy card, but do not indicate your vote on the proxy card, your proxy will be voted “FOR” the approval of the merger agreement and “FOR” the authorization of the Board of Directors to vote upon or transact any other business that may properly come before the Special Meeting.

The United Financial Board of Directors unanimously recommends a vote “FOR” the approval of the merger agreement and “FOR” the authorization of the Board of Directors to vote upon or transact any other business that may properly come before the Special Meeting.

If you hold shares of United Financial common stock in “street name,” you must instruct your broker to vote your shares to approve the merger agreement by following the directions provided to you by your broker. Your failure to instruct your broker to vote on the proposal to approve the merger agreement will be the equivalent of voting against the proposal. Therefore, you are encouraged to instruct your broker how to vote your shares.

Revocability of Proxies

Shareholders who execute proxies retain the right to revoke them at any time prior to their exercise. Unless revoked, the shares represented by proxies will be voted at the Special Meeting and all adjournments or postponements thereof. Proxies may be revoked by:

•	signing another proxy with a later date and returning that proxy to the attention of the President and Chief Executive Officer of United Financial;

•	voting in person at the Special Meeting; or

•	sending notice addressed to the attention of the President and Chief Executive Officer of United Financial that you are revoking your proxy to: United Financial Mortgage Corp., 815 Commerce Drive, Suite 100, Oak Brook, Illinois 60523.

If you hold your shares in the name of a broker and desire to revoke your proxy, you will need to contact your broker to revoke your proxy.

Quorum and Vote Required

Quorum

A majority of the shares of United Financial common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the Special Meeting for a quorum to be present for purposes of transacting business. Abstentions and broker non-votes will be counted in determining whether a quorum is present. In the event that a quorum is not present, it is expected that the Special Meeting will be adjourned or postponed to solicit proxies. The affirmative vote of the holders of a majority of the shares of United Financial common stock present and voting on the matter may authorize the adjournment of the Special Meeting. No proxy that is voted against the proposal to approve the merger agreement will be voted in favor of adjournment to solicit further proxies for the proposal to approve the merger agreement.

Vote Required

The affirmative vote of at least two-thirds of the shares, or [            ] shares, of United Financial’s issued and outstanding common stock eligible to vote is needed to approve the merger. The authorization of the Board of Directors to vote upon or transact other business that may properly come before the Special Meeting, including any motion to adjourn the Special Meeting, requires the affirmative vote of a majority of the votes cast.

Because the approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the United Financial common stock issued and outstanding, abstentions and failures to vote will have the same effect as votes against the proposal. If you do not return your proxy card, mark “ABSTAIN” on your proxy card or do not otherwise vote at the Special Meeting, it will have the same effect as if you voted “AGAINST” the approval of the merger agreement. Under the National Association of Securities Dealers, Inc. conduct rules, your broker may not vote your shares without instructions from you on the proposal to approve the merger agreement. Without your voting instructions, a broker non-vote will occur. Broker non-votes have the same effect as votes “AGAINST” the approval of the merger agreement.

Shares Held by Directors of United Financial; Voting Agreements

As of the record date, directors of United Financial collectively have the right to vote [            ] shares, or approximately [            ]%, of United Financial common stock eligible to vote, not including shares that may be acquired upon the exercise of stock options. All of the directors of United Financial own shares of United Financial common stock and each of them has entered into a voting agreement requiring him to continue to hold all shares of United Financial common stock owned by him and to vote those shares in favor of the merger. Accordingly, only [            ] additional shares of United Financial common stock, which represents [            ]% of United Financial common stock eligible to vote, will need to be voted in favor of the approval of the merger agreement.

Solicitation of Proxies

United Financial will pay all the costs of soliciting proxies. United Financial will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of United Financial common stock. In addition to solicitations by mail, directors, officers and employees of United Financial may solicit proxies personally or by telephone without additional compensation. [United Financial expects to retain [            ] to assist, as necessary, in the solicitation of proxies for a fee estimated to be approximately $[            ], plus out-of-pocket expenses.]

Do not send any stock certificates with your proxy cards. Shortly after the completion of the merger, the exchange agent will mail transmittal forms with instructions for the surrender of your United Financial stock certificates.

PROPOSAL 1

THE MERGER TRANSACTION

The following discussion of the merger is qualified in its entirety by reference to the merger agreement and the assignment agreement, copies of which are attached as Appendix A to this proxy statement and are incorporated by reference into this proxy statement. You should read the entire merger agreement carefully. It is the legal document that governs the merger.

The Companies

The merger agreement was entered into among, and executed by each of, ARH Mortgage, Airlie Opportunity Master Fund and United Financial. On September 30, 2005, Airlie Opportunity Master Fund and WDM Fund entered into a Stock Purchase, Assignment and Assumption Agreement (included in Appendix A to this proxy statement) whereby Airlie Opportunity Master Fund agreed to assign all of its rights and interests under the merger agreement to WDM Fund and WDM Fund agreed to the assignment and to assume all of the obligations of Airlie Opportunity Master Fund under the merger agreement as if WDM Fund had originally executed the merger agreement as the “Purchaser Parent” (as that term is defined in the merger agreement). Nevertheless, Airlie Opportunity Master Fund continues to be bound by, and subject to, all of its obligations under the merger agreement so that if WDM Fund does not properly perform under the merger agreement, Airlie Opportunity Master Fund must still perform under the merger agreement.

Structure of the Merger; Consideration

The merger agreement provides for the merger of a wholly-owned subsidiary of ARH Mortgage with and into United Financial, with United Financial being the surviving corporation. Upon completion of the merger, each share of United Financial common stock will be converted into the right to receive $5.64 in cash (without interest). Following the merger, United Financial shareholders will no longer have any equity interests in United Financial.

Treatment of United Financial Stock Options and Restricted Stock Awards

Prior to the closing of the merger, all issued and outstanding options to purchase shares of United Financial common stock will become immediately exercisable and vested, to the extent not already exercisable and vested. At the closing of the merger, all options that have not been exercised or terminated will be cancelled and each holder of an option will be entitled to receive from United Financial a cash payment in an amount equal to the excess of the $5.64 per share merger consideration over the exercise price per share of each option. Similarly, prior to the closing of the merger, all unvested grants by United Financial of restricted stock will be cancelled and each holder of unvested restricted stock will be entitled to receive from United Financial a cash payment in an amount equal to the $5.64 per share merger consideration for each share of restricted stock cancelled. All payments to holders of cancelled options and restricted stock will be made net of any cash that must be withheld under federal and state income and employment tax requirements.

Procedures for Surrendering Your Certificates

At or before the closing date of the merger, the WDM Group will deliver to the exchange agent an amount in cash equal to the aggregate merger consideration to be paid upon the surrender of the shares of United Financial common stock. Each holder of United Financial common stock who properly surrenders his or her United Financial shares to the exchange agent will be entitled to receive a cash payment of $5.64 per share (without interest), net of any required tax withholding, upon acceptance of the surrendered shares by the exchange agent. After the completion of the merger, United Financial shareholders will cease to have any rights as holders of United Financial common stock other than their right to receive the merger consideration.

No later than three business days after the closing date of the merger, the exchange agent will send to United Financial shareholders a notice and letter of transmittal for use in submitting to the exchange agent certificates formerly representing shares of United Financial common stock to be surrendered in exchange for the merger consideration. You will also receive instructions for handling share certificates which have been lost, stolen, destroyed or mislaid. You should not submit your share certificates for United Financial common stock until you have received written instructions to do so.

Six months following the completion of the merger, the WDM Group will be entitled at its election to cause the exchange agent to deliver to the WDM Group any funds not disbursed to former United Financial shareholders. Thereafter, payment for any certificate representing United Financial common stock not yet surrendered will have to be sought from the WDM Group and not the exchange agent.

None of United Financial, the WDM Group, the exchange agent or any other party to the merger will be liable to any former holder of United Financial common stock for any funds delivered to a public official under applicable abandoned property, escheat or similar laws.

Background of the Merger

United Financial’s Board of Directors and senior management regularly review United Financial’s business, strategic direction, performance and prospects in the context of the current and prospective business environment and the residential mortgage lending landscape. The United Financial Board of Directors also engages in discussions with management regarding various potential strategic options, including strategies to grow United Financial’s business through business initiatives and through business combinations with other organizations. In this regard, United Financial’s management has from time to time engaged informally in communications with representatives from other organizations regarding industry trends and issues, their respective companies’ strategic direction and the potential benefits and challenges arising from possible business combinations or other strategic transactions.

Beginning in 2003, United Financial focused on growing its origination volume by continuing to build its retail and wholesale origination network. Consistent with this strategic initiative, United Financial completed the following transactions:

•	On August 31, 2005, United Financial completed its acquisition of AmPro Mortgage Corporation’s prime wholesale origination division, including AmPro’s eight prime wholesale production offices and AmPro’s Phoenix, Arizona operations center.

•	During December, 2004, United Financial completed its acquisition of PlusFunding.com, Inc., a California-based retail originator of residential mortgage loans that operated six branches in the San Diego area.

•	During August, 2004, United Financial acquired Vision Mortgage Group, Inc., which now operates as a division of United Financial in and around Rockford, Illinois and Tacoma, Washington.

•	During May, 2003, United Financial purchased Portland Mortgage Company, which now operates as a division of United Financial in Oregon and southwest Washington.

In May, 2005, the United Financial Board of Directors held a board meeting at which it reviewed with senior management information concerning United Financial and the many challenges presented by the residential mortgage lending market. The board also discussed United Financial’s strategic options (including the continuing consolidation trend in the mortgage banking industry) as well as United Financial’s strategies to address the increasing importance of scale and scope and potential challenges to earnings growth (including challenges presented by economic and interest rate trends and the post-Sarbanes-Oxley regulatory landscape). At this board meeting, the Board of Directors authorized Mr. Steve Khoshabe, United Financial’s President and Chief Executive Officer, to contact a financial advisor with experience and expertise in the financial services sector to explore, on a preliminary basis, the possibility of undertaking a going-private transaction.

As part of the evaluation of a going-private transaction and in order to ensure that any transaction undertaken by United Financial would maximize shareholder value, United Financial’s financial advisor proposed contacting organizations that may be interested in a strategic transaction with United Financial. After a series of discussions with management, fifteen organizations (which were identified with input from United Financial) were contacted to explore their interest in a strategic transaction with United Financial. During July and August, the Board of Directors held a number of meetings where it received updates regarding the continuing exploration of a going-private transaction, as well as the discussions with the organizations contacted by United Financial’s financial advisor. The board also reviewed and discussed information regarding trends in mergers and acquisitions in the financial services sector. At these meetings, among other things, management reported that four organizations initially expressed some level of interest in discussing a possible strategic transaction with United Financial. However, after further discussion, it became clear that only two of these organizations had a genuine interest in exploring a strategic transaction. The interested organizations included the Airlie Group (a group of commonly controlled entities which includes the WDM Group), which expressed a strong indication of interest, and an Illinois-based bank holding company.

On July 19, 2005, Steve Khoshabe and a Ryan Beck & Co., Inc. representative had an initial meeting with Mr. Dort Cameron, Mr. Andrew Dwyer, Mr. Jeremy Bloomer and other representatives of the Airlie Group in the Airlie Group’s Greenwich, Connecticut offices. Following that meeting and with the purpose of enabling the Airlie Group to prepare an initial proposal by August 5, 2005 (a deadline established by Ryan Beck and United Financial), Mr. Dwyer, Mr. Bloomer and other Airlie Group representatives together with Mr. Thomas Sullivan (the chief financial officer of Alliance Mortgage, a residential mortgage banking company controlled by the Airlie Group) and Mr. Scott Silver, a representative of the Airlie Group’s financial advisor, visited United Financial’s Oak Brook headquarters on July 27, 2005 and the AmPro Phoenix, Arizona operations center on July 28, 2005. Steve Khoshabe also held a number of meetings and discussions, and Ryan Beck had several discussions, with the Illinois-based bank holding company prior to August 5, 2005.

On July 29, 2005, the Airlie Group orally conveyed to Ryan Beck an initial level of interest in acquiring United Financial for an amount equal to 105% of United Financial’s April 30, 2005 book value. Between July 29, 2005 and August 3, 2005, a number of conversations involving Ryan Beck, Mr. Silver, Mr. Dwyer and Steve Khoshabe occurred regarding the consideration to be paid in the proposed acquisition. During this period and based on these conversations, the Airlie Group increased its proposal to 110% of United Financial’s April 30, 2005 book value. On August 3, 2005, following a discussion among the board members and management and based on the initial contact made by United Financial’s financial advisor, Ryan Beck, the Board of Directors authorized management with the assistance of Ryan Beck, to continue discussions with the Airlie Group and the Illinois-based bank holding company. On August 4, 2005, after additional discussions among Ryan Beck, Steve Khoshabe and Mr. Dwyer, the Airlie Group’s proposal was refined and increased to 112.5% of United Financial’s April 30, 2005 book value. On August 4, 2005 the interested local bank holding company indicated that although it was interested in continuing discussions and desired to identify opportunities to work with United Financial that would be mutually beneficial, it would not be in a position to make a proposal that would offer a price greater than book value for United Financial.

On August 9, 2005, United Financial executed a confidentiality agreement with Airlie Enterprises LLC, an affiliated entity of the Airlie Group, in order to enable the Airlie Group to conduct a comprehensive due diligence review. On August 12, 2005, the Airlie Group’s outside legal counsel, Thacher Proffitt & Wood LLP provided United Financial with the first draft of a proposed definitive merger agreement. During the week of August 15, 2005, the Airlie Group commenced its business and legal due diligence review of United Financial at the Oak Brook headquarters of United Financial. On August 17, 2005, after discussions with, and input from, United Financial and Ryan Beck, Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP, United Financial’s legal counsel, began to negotiate the terms of the merger agreement.

In order to facilitate the negotiations, on August 17, 2005, Barack Ferrazzano provided Thacher Proffitt with comprehensive comments to the initial draft of the merger agreement. The comments included proposed revisions to the provisions in the draft agreement relating to the scope of United Financial’s representations and warranties, the conduct of United Financial’s business and other actions prior to the completion of the merger, licensing approvals, the parties’ termination rights and amounts payable upon a termination of the merger agreement and the effects of the AmPro Mortgage Corporation acquisition on the merger agreement. On August 18, 2005, Thacher Proffitt distributed initial drafts of the employment agreement for Steve Khoshabe and the consulting agreement for Joseph Khoshabe.

Thacher Proffitt circulated a second draft of the merger agreement on August 19, 2005. Following a review of the revised agreement, Barack Ferrazzano provided comments to the revised agreement on August 22, 2005, and Barack Ferrazzano and Thacher Proffitt continued to discuss the provisions in the draft agreement relating to, among other matters, the scope of United Financial’s representations and warranties, various events that could result in a termination of the merger agreement, amounts payable in connection with the various events that could result in a termination of the merger agreement and the effects of the AmPro Mortgage Corporation acquisition on the merger agreement. On August 24, 2005, Thacher Proffitt circulated a revised draft of the merger agreement, to which Barack Ferrazzano provided comments on August 26, 2005. During this period and the ensuing days, in addition to discussing the open issues on the merger agreement, the parties negotiated the terms of Steve Khoshabe’s employment agreement, Joseph Khoshabe’s consulting agreement and the various other ancillary agreements and documents that became annexes to the merger agreement.

On August 29, 2005, the United Financial Board of Directors held a meeting that was attended by representatives of Ryan Beck and Barack Ferrazzano. The Board of Directors received an update on negotiations and related actions that had occurred since the date of the last board meeting and the directors asked questions concerning the terms of the transaction. At this meeting, Ryan Beck made a preliminary presentation on the fairness, from a financial point of view, of the merger consideration to the United Financial shareholders. After providing the Board of Directors with a comprehensive presentation concerning the fiduciary duties of the Board of Directors in the business combination context and engaging in extensive discussions concerning their duties in relation to the Airlie Group proposal, Barack Ferrazzano led a discussion regarding, and analyzed each section of, the definitive transaction documents including the merger agreement. After the conclusion of these presentations and after lengthy and comprehensive discussion, the United Financial Board of Directors directed its Chairman as well as its President and Chief Executive Officer, with assistance from Ryan Beck and Barack Ferrazzano, to continue negotiations with respect to certain terms of the proposed merger transaction, including the scope of United Financial’s representations and warranties and amounts payable in connection with the various events that could result in a termination of the merger agreement. The board confirmed that the terms of the transaction should allocate the risk of obtaining regulatory approvals to the Airlie Group. Accordingly, the board agreed that the merger agreement should include provisions that would require that the Airlie Group reimburse United Financial for its transaction expenses in certain circumstances if the required regulatory approvals could not be obtained and the transaction is not completed.

On August 30, 2005, the United Financial Board of Directors held another meeting at which Steve Khoshabe, United Financial’s President and Chief Executive Officer, updated the United Financial Board of Directors on the status of negotiations. After discussing the status of negotiations and the resolution of certain items discussed by the Board of Directors at its previous meeting, the Board of Directors unanimously approved a merger agreement with ARH Mortgage and Airlie Opportunity Master Fund, subject to the following conditions: (i) the receipt of a final fairness opinion from Ryan Beck, dated the date of the execution of the merger agreement, in the form previously reviewed by the Board of Directors and otherwise satisfactory to the Board of Directors and legal counsel; and (ii) the resolution of the remaining open issues to the satisfaction of the Chairman as well as the President and Chief Executive Officer of United Financial and the satisfactory review of the merger agreement in final form by each of the directors. From August 30, 2005 through September 4, 2005, the parties and their counsel continued negotiating the merger agreement to resolve the remaining open issues, including: (i) the scope of United Financial’s representations and warranties; (ii) the allocation of risk for failure to obtain the necessary regulatory approvals under the merger agreement; (iii) the payment, and the amount, of termination fees in the event the merger agreement were terminated under certain circumstances; and (iv) revisions to certain of United Financial’s representations and warranties and certain closing conditions in light of the completion of the acquisition by United Financial of AmPro Mortgage Corporation on August 31, 2005. During this period, the parties also finalized the terms of Steve Khoshabe’s employment agreement and Joseph Khoshabe’s consulting agreement, as well as finalized the various other ancillary agreements and documents that became annexes to the merger agreement.

Ryan Beck rendered its written fairness opinion to the Board of Directors on September 5, 2005 after updating the financial analysis which had been presented to the Board of Directors on August 29, 2005. The definitive merger agreement was ultimately executed on September 5, 2005. United Financial announced the execution of the merger agreement by means of a press release on September 6, 2005.

On September 30, 2005, Airlie Opportunity Master Fund and WDM Fund entered into a Stock Purchase, Assignment and Assumption Agreement under which Airlie Opportunity Master Fund agreed to assign all of its rights and interests under the merger agreement to WDM Fund and WDM Fund agreed to the assignment and to assume all of the obligations of Airlie Opportunity Master Fund under the merger agreement as if WDM Fund had originally executed the merger agreement as the “Purchaser Parent” (as that term is defined in the merger agreement). Nevertheless, Airlie Opportunity Master Fund continues to be bound by, and subject to, all of its obligations under the merger agreement so that if WDM Fund does not properly perform under the merger agreement, Airlie Opportunity Master Fund must still perform under the merger agreement. In addition, under the Stock Purchase, Assignment and Assumption Agreement, Airlie Opportunity Master Fund agreed to sell all of its ownership interests in ARH Mortgage to WDM Fund and WDM Fund agreed to purchase all of those interests from Airlie Opportunity Master Fund.

Recommendation of United Financial’s Board of Directors and Reasons for the Merger

United Financial’s Board of Directors believes that the merger is fair to, and in the best interests of, United Financial and its shareholders and that the WDM Group is a sound merger partner. Additionally, United Financial’s Board of Directors believes that the merger will have a positive effect on United Financial’s employees, customers and the communities that United Financial serves.

The United Financial Board of Directors consulted with United Financial management, as well as with its financial and legal advisors in determining that the merger is fair to, and in the best interests of, United Financial and its shareholders. In reaching its conclusion to approve the merger agreement, the United Financial Board of Directors considered the following factors as generally supporting its decision to enter into the merger agreement:

•	the process followed by United Financial and its financial advisor, Ryan Beck, in connection with the sale;

•	the review by the United Financial Board of Directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the merger consideration of $5.64 per share in cash;

•	the fact that the merger consideration consists solely of cash, is not subject to any financing conditions and represents a 35% premium over the closing price of $4.18 per share on September 2, 2005, the last trading date before the announcement of the merger, which pre-announcement price was consistent with closing prices of United Financial’s common stock for an extended period of time before the announcement;

•	the opinion of Ryan Beck provided to the Board of Directors on September 5, 2005, that the merger consideration was fair as of that date from a financial point of view to holders of United Financial common stock;

•	the likelihood that the merger would be completed, including the likelihood that the licensing approvals that are a condition to completing the merger would be obtained;

•	the ability of United Financial to receive reimbursement of certain of its costs and expenses in the event the merger agreement is terminated under certain circumstances;

•	the substantially increased cost of continuing to operate as a public company taking into account Sarbanes-Oxley compliance costs that United Financial currently incurs and that United Financial expects to incur in the future;

•	the volatility inherent in the mortgage banking industry;

•	the United Financial Board of Directors’ understanding of United Financial’s business, operations, management, financial condition, earnings and prospects, which enabled the Board of Directors to evaluate United Financial and its prospects as an independent company, the merger consideration being offered and other matters relating to general advisability of entering into the merger agreement;

•	the lack of liquidity in United Financial’s common stock; and

•	the fact that dissenters’ rights will be available under Illinois law with respect to the merger.

The United Financial Board of Directors also considered the following factors as generally weighing against a decision to enter into the merger agreement:

•	the fact that the all-cash purchase price would not allow United Financial’s shareholders to participate in any of the synergies created by the merger or in any future growth of United Financial and will be taxable to United Financial’s shareholders upon completion of the merger;

•	the fact that United Financial’s directors and executive officers have interests in the merger that are in addition to or different from its shareholders generally;

•	the fact that United Financial may be obligated to pay a termination fee to the WDM Group or reimburse the WDM Group for its costs and expenses in the event the merger agreement is terminated under certain circumstances;

•	the conditions to the WDM Group’s obligation to complete the merger and the right of the WDM Group to terminate the merger agreement in certain circumstances; and

•	the risks and contingencies related to the announcement and pendency of the merger, including the impact of the merger on United Financial’s employees, customers and its relationships with third parties.

This discussion of the information and factors considered by the United Financial Board of Directors is not intended to be exhaustive, but includes the material factors the United Financial Board of Directors considered. In reaching its determination to approve and recommend the merger, the United Financial Board of Directors did not assign any relative or specific weights to these factors. Individual directors may have given different weight to different factors. However, the Board of Directors determined that the factors in favor of the merger outweighed the factors against the merger, and the Board of Directors voted to approve the merger in the interests of its shareholders.

After considering all of these factors as of the date of this proxy statement, United Financial’s Board of Directors continues to believe that the merger is fair to, and in the best interests of, United Financial shareholders and unanimously recommends that the holders of United Financial common stock vote “FOR” the approval of the merger agreement.

Opinion of United Financial’s Financial Advisor

On August 17, 2005, United Financial formalized its retention of Ryan Beck to act as its financial advisor with respect to an evaluation of alternative courses of action to maximize long-term shareholder value, including a potential sale of United Financial. Ryan Beck, as a customary part of its business, is continually engaged in the valuation of financial services companies in connection with mergers, acquisitions and other securities-related transactions. Ryan Beck has knowledge of, and experience with, the industry in which United Financial operates, and was selected by United Financial because of Ryan Beck’s knowledge of, experience with, and reputation in the financial services industry.

On August 29, 2005, the United Financial Board of Directors held a meeting to evaluate the proposed merger with ARH Mortgage and Airlie Opportunity Master Fund. In its capacity as United Financial’s financial advisor, Ryan Beck participated in the negotiations with respect to the pricing and other terms and conditions of the merger, but the decision as to whether to accept the Airlie Group proposal and the pricing of the merger was made by the Board of Directors of United Financial. At the August 29 meeting, Ryan Beck presented its preliminary opinion analysis to United Financial’s Board of Directors. Ryan Beck subsequently updated its analysis and rendered its opinion in writing as of September 5, 2005, a copy of which is attached as Appendix B to this proxy statement, that based on and subject to the assumptions, factors, and limitations as set forth in the opinion and as described below, the cash consideration offered to United Financial shareholders was fair from a financial point of view as of that date. No limitations were imposed by the United Financial Board of Directors upon Ryan Beck with respect to the investigations made or procedures followed by it in arriving at its opinion.

The full text of Ryan Beck’s opinion, which sets forth assumptions made and matters considered, is attached as Appendix B to this proxy statement. Shareholders of United Financial are urged to read the attached Ryan Beck opinion in its entirety. The Ryan Beck opinion is directed only to the financial fairness of the cash consideration offered to United Financial shareholders and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Special Meeting. In rendering its opinion, Ryan Beck does not admit that it is an “expert” as the term is used within the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder.

Material and Information Considered with Respect to the Proposed Merger

In connection with its opinion, Ryan Beck reviewed the following information:

•	the merger agreement and related documents;

•	United Financial’s annual reports on Form 10-K/A for the year ended April 30, 2005 and Form 10-KSB for the years ended April 30, 2004 and 2003;

•	the historical stock prices and trading volume of United Financial’s common stock;

•	certain operating and financial information provided to Ryan Beck by the management of United Financial relating to its business and prospects;

•	the publicly available financial and stock market data of mortgage banking organizations which Ryan Beck deemed generally comparable to United Financial;

•	certain operating and financial information, forecasts and projections provided to Ryan Beck by the management of United Financial relating to United Financial’s business and prospects; and

•	the terms of acquisitions of mortgage banking organizations which Ryan Beck deemed generally comparable in whole or in part to United Financial.

Additionally, Ryan Beck:

•	conducted or reviewed such other studies, analyses, inquiries and examinations as it deemed appropriate;

•	considered the future prospects of United Financial in the event it remained independent; and

•	met with certain members of United Financial’s senior management to discuss United Financial’s past and current business operations, regulatory standing, financial condition, strategic plans and future prospects.

In rendering its opinion, Ryan Beck has relied upon and assumed the accuracy and completeness of the financial and other information provided to it by United Financial or which was otherwise publicly available, and Ryan Beck has not assumed any responsibility for independently verifying this information. Ryan Beck has also relied upon the management of United Financial as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to Ryan Beck. In addition, Ryan Beck has assumed, with United Financial’s consent, that United Financial’s forecasts and projections reflect the best currently available estimates and judgments of management. Ryan Beck has also assumed that the merger in all respects is, and will be completed, in compliance with all laws and regulations applicable to the WDM Group and United Financial. Ryan Beck has not made or obtained any independent evaluations or appraisals of the assets and liabilities of United Financial.

The preparation of a fairness opinion for a transaction such as the proposed merger involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, Ryan Beck’s opinion is not readily susceptible to summary description. In arriving at its opinion, Ryan Beck performed a variety of financial analyses. Ryan Beck believes that its analyses must be considered as a whole and the consideration of portions of its analyses and the factors considered therein, or any one method of analysis, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Ryan Beck’s opinion. No one method of analysis was assigned a greater significance than any other.

The forecasts and projections discussed with Ryan Beck were prepared by the management of United Financial without input or guidance by Ryan Beck. United Financial does not publicly disclose internal management projections of the type provided to Ryan Beck in connection with the review of the merger and those projections were not prepared with a view towards public disclosure. The public disclosure of those projections could be misleading as the projections were based on numerous variables and assumptions which are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in United Financial’s projections.

In its analyses, Ryan Beck made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of United Financial. Any estimates contained in Ryan Beck’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than these estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect the prices at which companies or their securities may actually be sold.

Ryan Beck’s opinion was based solely upon the information available to it and the economic, market and other circumstances, as they existed as of the date of the opinion. Events occurring after the date of the opinion could materially affect the assumptions and conclusions contained in Ryan Beck’s opinion. Ryan Beck has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion.

The following is a brief summary of the analyses and procedures performed by Ryan Beck in the course of arriving at its opinion. The summary does not purport to be a complete description, but is a brief summary of the material analyses and procedures performed by Ryan Beck in the course of arriving at its opinion.

Analysis of Selected Publicly Traded Companies

Ryan Beck compared United Financial’s financial data as of April 30, 2005 to a peer group of eighteen selected mortgage banking companies for which public trading and pricing information was available. The companies were divided into three peer groups, non-bank mortgage companies, residential mortgage REITs with prime origination capabilities and residential mortgage REITs with subprime origination capabilities. Ryan Beck deemed this group to be generally comparable to United Financial, though Ryan Beck noted that there are very few, if any, public companies which are truly comparable to United Financial with respect to size, business mix and corporate structure.

The results of the comparisons are reflected in the following table. The financial data and ratios shown in the table are as of or for the quarter ended April 30, 2005 for United Financial and as of or for the quarter ended June 30, 2005 for the other companies included in the analysis, and the market valuation multiples are based on market prices as of September 2, 2005. The September 2, 2005 prices were the most recent available before the September 5, 2005 written opinion. The September 2, 2005 prices did not differ materially from the prices that were discussed and included in the financial analysis provided to the United Financial Board of Directors in the materials presented by Ryan Beck at the meeting held on August 29, 2005.

	United Financial (1)		Prime Mortgage REIT Peer Median (2)		Subprime Mortgage REIT Peer Median (2)		Non-Bank Mortgage Company Peer Median (2)
Performance
Return on average assets – most recent quarter	(2.2)%		0.7%		1.1%		0.4%
Return on average equity – most recent quarter	(18.5)%		12.8%		11.7%		15.6%
LTM originations (billions)	$2.7		$5.9		$8.1		$11.0

Market Statistics
Stock price at September 2, 2005	$4.18
Price / LTM earnings per share	19.0	x	9.7	x	6.1	x	8.2	x
Price to book value	82.1%		138.5%		122.9%		178.6%
Dividend yield	0.0%		10.9%		16.0%		0.0%

(1)	As of or for the most recent quarter or the latest twelve-month (LTM) period ending April 30, 2005.

(2)	As of or for the most recent quarter or the latest twelve-month period (LTM) ending June 30, 2005.

Ryan Beck noted that United Financial’s originations for the latest twelve months were approximately $2.7 billion as compared to peer group medians of approximately $5.9 billion, $8.1 billion and $11.0 billion for the prime mortgage REIT peer group, subprime mortgage REIT peer group and the non-bank mortgage company peer group, respectively. Additionally, the financial performance of United Financial as measured by most recent quarter return on average assets and return on average equity was below that of the peer group median. United Financial’s return on average assets was (2.2)% as compared to peer group medians of approximately 0.7%, 1.1% and 0.4% for the prime mortgage REIT peer group, subprime mortgage REIT peer group and the non-bank mortgage company peer group, respectively. United Financial’s return on average equity was (18.5)% as compared to peer group medians of approximately 12.8%, 11.7% and 15.6% for the prime mortgage REIT peer group, subprime mortgage REIT peer group and the non-bank mortgage company peer group, respectively.

Lastly, Ryan Beck noted that United Financial’s common shares were trading at a significantly higher multiple to its latest twelve-month earnings per share (19.0x) relative to the peer medians (9.7x, 6.1x and 8.2x for the prime mortgage REIT peer group, subprime mortgage REIT peer group and the non-bank mortgage company peer group, respectively). United Financial shares were trading significantly lower than the peer median as a percentage of book value (82.1% versus the peer medians of 138.5%, 122.9% and 178.6% for the prime mortgage REIT peer group, subprime mortgage REIT peer group and the non-bank mortgage company peer group, respectively). United Financial does not currently pay a cash dividend, resulting in a 0.00% dividend yield compared to the peer medians of 10.9%, 16.0% and 0.0% for the prime mortgage REIT peer group, subprime mortgage REIT peer group and the non-bank mortgage company peer group, respectively.

Analysis of Selected Transactions

Ryan Beck compared United Financial’s financial data as of April 30, 2005 with that of a group of sixteen selected mortgage company transactions announced since January 1, 2001 for which transaction values pertaining to the transactions were publicly available. The criteria for this group were mortgage company deals announced since January 1, 2001 with transaction values below $100 million.

Assuming a transaction value of $5.64 per share, or $34.9 million in aggregate including the value of in-the-money stock options, Ryan Beck calculated the transaction value as a multiple of United Financial’s April 30, 2005 stated book value, tangible book value, last twelve-months earnings, deal value over originations and premium over September 2, 2005 stock price of $4.18 per share, as follows:

Percentage of stated book value	112.5%
Percentage of tangible book value	116.6%
Multiple of last-twelve-months earnings per share	25.8	x
Deal value to LTM originations	1.3%
Market premium	34.9%

The median pricing ratios for the comparable transactions are illustrated in the following chart:

	Price/Book Value	Price/Tangible Book Value (1)	Price/LTM Earnings	Deal Value/ Originations
Peer Group Median	188.1%	NM	6.3x	1.4%

(1)	Of the sixteen comparable deals, only two deals disclosed price as a multiple of tangible book value, rendering the output not meaningful to Ryan Beck’s analysis.

Ryan Beck noted that the value of the consideration being offered to United Financial’s shareholders at $5.64 per share, or $34.9 million in aggregate including the value of in-the-money stock options, represented a discount to the median price as a multiple of stated book value at 112.5% versus the 188.1% median for the comparable transactions. With respect to price as a multiple of last twelve months earnings, United Financial’s consideration represents an earnings multiple of 25.8 times last twelve months earnings versus a median of 6.3 times for the comparable transactions, a substantial premium. Ryan Beck also noted that the deal value as a percentage of originations for United Financial was 1.3% as compared with the median for comparable transactions of 1.4%.

Ryan Beck noted that few transactions in the mortgage banking industry in recent years have taken place with public company sellers, and the terms of mortgage banking transactions consequently are in many cases not disclosed. As a result, drawing conclusions from comparable transactions data in the industry is difficult.

No company or transaction used in the Analysis of Selected Publicly Traded Companies and Analysis of Selected Transactions is identical to United Financial or the proposed merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved, business lines in which the companies operate and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.

Discounted Dividend Analysis

Using a discounted dividend analysis, Ryan Beck estimated the present value of the future dividend stream that United Financial could produce in perpetuity. As a basis for performing this analysis, Ryan Beck utilized 2006 to 2010 earnings per share estimates for United Financial which were based on certain growth rates provided by United Financial management. These projections are based upon various factors and assumptions, many of which are beyond the control of United Financial. These projections are, by their nature, forward-looking and may differ materially from the actual future values or actual future results for the reasons discussed above. Actual future values or results may be significantly more or less favorable than suggested by United Financial’s projections. In producing a range of per share United Financial values, Ryan Beck utilized the following assumptions: discount rates ranging from 15% to 17%, terminal price/earnings multiples range from 5x to 7x (which, when applied to terminal year estimated earnings, produces a value which approximates the net present value of the dividends in perpetuity, given certain assumptions regarding growth rates and discount rates) and earnings that include estimated savings in United Financial’s non-interest expense equal to 2.0% in the first year following the merger, and 2.0% in the second year following the merger, with 5.0% growth in the dollar amount thereafter. The discounted dividend analysis produced the range of net present values per share of United Financial common stock illustrated in the chart below:

		Discount Rates
		15%	16%	17%
Terminal	5x	$5.36	$5.15	$4.96
Year Multiple	6x	$6.11	$5.88	$5.65
of Earnings	7x	$6.87	$6.60	$6.34

Ryan Beck noted that the transaction value is within the range of estimated values derived from the discounted dividend analysis.

These analyses do not purport to be indicative of actual values or expected values or an appraisal range of the shares of United Financial common stock. The discounted dividend analysis is a widely used valuation methodology, but Ryan Beck noted that it relies on numerous assumptions, including expense savings levels, dividend payout rates, terminal values and discount rates, the future values of which may be significantly more or less than these assumptions. Any variation from these assumptions would likely produce different results.

Compensation

With regard to Ryan Beck’s services in connection with the merger, United Financial paid Ryan Beck a retainer of $25,000. United Financial also paid Ryan Beck a $150,000 fee for rendering its fairness opinion and, in the event the merger is completed, will pay an advisory fee equal to 1.25% of the final aggregate transaction value reduced by the $150,000 opinion fee and the $25,000 retainer amount. Based upon the aggregate value of the transaction on September 5, 2005 and assuming the merger is completed, Ryan Beck’s total compensation would be approximately $436,000, including the $150,000 fairness opinion fee and the $25,000 retainer amount. In the event the merger is not completed, Ryan Beck’s fees will be the $150,000 fairness opinion fee and the $25,000 retainer amount already paid to Ryan Beck. In addition, United Financial has agreed to reimburse Ryan Beck for its reasonable out-of-pocket expenses, including the fees and disbursements of Ryan Beck’s legal counsel, although Ryan Beck has agreed not to incur out-of-pocket expenses in excess of $10,000 without United Financial’s prior consent. United Financial has also agreed to indemnify Ryan Beck and certain related persons against certain liabilities, including liabilities under federal securities law, incurred in connection with its services.

Ryan Beck has had no prior investment banking relationship with United Financial. However, in the ordinary course of its business as a broker-dealer, Ryan Beck may actively trade equity securities of United Financial for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities. Ryan Beck has had no prior investment banking relationship with the Airlie Group. Ryan Beck may in the future seek to provide investment banking services for the Airlie Group.

Material Federal Income Tax Consequences

The following summary describes, in general terms, the material United States federal income tax consequences of the merger that are generally applicable to shareholders who hold their United Financial common stock as a capital asset. It does not address the tax consequences of the merger under foreign, state or local tax laws or any federal laws other than the United States federal income tax laws.

Also, the following discussion does not address all federal income tax considerations that may be relevant to certain shareholders in light of their particular circumstances, or that may apply to shareholders who are subject to special treatment under United States federal income tax laws, such as shareholders who:

•	are foreign persons;

•	are dealers in securities or foreign currencies;

•	hold their shares as part of a hedge, straddle or other risk reduction transaction;

•	are insurance companies, financial institutions, mutual funds or tax-exempt organizations;

•	are partnerships or other pass-through entities;

•	are subject to the alternative minimum tax; or

•	acquired their United Financial common stock through the exercise of stock options or otherwise as compensation.

This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the Code, applicable United States Treasury Regulations, judicial decisions and administrative rulings and practice, all as of the date of this proxy statement and all of which are subject to change. Any of these changes could be applied to transactions that occurred prior to the change, and could thus affect the accuracy of the statements and conclusions contained in this discussion and the tax consequences of the merger to United Financial and you.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU BASED ON YOUR OWN CIRCUMSTANCES, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

Tax Consequences of the Merger

The receipt of cash by a shareholder in exchange for his or her shares of United Financial common stock in the merger will be a taxable transaction for United States federal income tax purposes. In general, a shareholder will recognize gain or loss equal to the difference, if any, between (i) the amount of cash received in exchange for the United Financial common stock surrendered and (ii) his or her adjusted tax basis in those shares. Provided that you hold your United Financial common stock as a capital asset, this gain or loss will be either:

•	long-term capital gain or loss if you held the common stock for more than one year as of the effective time of the merger; or

•	short-term capital gain or loss if you held the common stock for one year or less.

The deductibility of a capital loss recognized as a result of the merger may be subject to limitations.

Withholding

Under the Code, United Financial may be required to report to the Internal Revenue Service information pertaining to your receipt of cash in connection with the merger. In addition, “backup withholding” at a rate of 28% may apply with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the backup withholding rules, by completing, signing and returning the substitute Form W-9 that will be included as part of the transmittal letter and notice from the exchange agent. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your United States federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

THE INFORMATION INCLUDED IN THIS PROXY STATEMENT REGARDING THE MATERIAL INCOME TAX CONSEQUENCES OF THE MERGER IS NOT BINDING ON THE INTERNAL REVENUE SERVICE OR THE COURTS. THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX CONSEQUENCES OF THE MERGER THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU AS A RESULT OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

Voting Agreements

Each of the directors of United Financial owns United Financial common stock and has entered into a voting agreement with ARH Mortgage. These individuals beneficially own, as of October 3, 2005, in the aggregate, shares representing approximately [__]% of United Financial’s issued and outstanding common stock, excluding stock options. The voting agreements require the directors to vote their shares of United Financial common stock in favor of the approval of the merger agreement at the Special Meeting and against any takeover proposal by another party or any action or agreement that would result in a breach by United Financial of the merger agreement or that may otherwise materially adversely affect completion of the merger. In addition, each director has agreed not to sell or transfer any of his shares of United Financial common stock (except as permitted by the voting agreement) and has agreed not to acquire beneficial ownership of any additional shares of United Financial common stock.

The voting agreements bind the actions of the directors only in their capacity as shareholders of United Financial and not in their capacity as directors of United Financial. Moreover, the directors are not and can not be contractually bound to abrogate or limit their fiduciary duties as directors of United Financial. Accordingly, while each United Financial director is contractually bound to vote as a United Financial shareholder in favor of the merger, his fiduciary duties as a director nevertheless require him to act in his capacity as a director in the best interest of United Financial when considering the merger.

Interests of Directors and Executive Officers in the Merger that are Different From Your Interests

As of October 3, 2005, excluding stock options, directors and executive officers of United Financial beneficially own, in the aggregate, [            ] shares of United Financial common stock, representing approximately [            ]% of the outstanding shares of United Financial common stock. No member of the WDM Group or any of their respective directors, executive officers or affiliates is the holder of record of any shares of United Financial common stock.

Certain of United Financial’s directors and executive officers have interests in the merger that are in addition to or different from the interests of United Financial shareholders generally. Included below is a summary of some of the agreements and benefit plans under which directors or executive officers participate and under which benefits will be paid in accordance with the merger agreement.

Employment Agreement with Steve Khoshabe

In connection with the merger, Steve Khoshabe will enter into an employment agreement in the form attached to the merger agreement. Under the employment agreement, Mr. Khoshabe will continue to serve as a director and as President and Chief Executive Officer of United Financial and he will be appointed as a director of ARH Mortgage. The following represent certain of the principal terms of the employment agreement:

•	An annual base salary of $325,000, participation in a performance-based bonus program, a stock option award of five percent of United Financial’s common stock under a company-wide stock option plan following the merger at an exercise price equal to the fair market value of the common stock on the date of the grant (based on the $5.64 per share merger consideration) with the options vesting in equal annual installments over three years and otherwise subject to customary terms, participation in employee benefits plans at no cost to Mr. Khoshabe, provision of an annual automobile allowance of $12,500 and a supplemental life insurance policy of $1,000,000.

•	If Mr. Khoshabe’s employment is terminated prior to the third anniversary of the employment agreement either by ARH Mortgage or United Financial for Cause, as defined in the employment agreement, or voluntarily by Mr. Khoshabe without Good Reason, as defined in the employment agreement, Mr. Khoshabe will be entitled to his earned and unpaid compensation as of the date of his termination of employment and any benefits due under employee benefit programs of United Financial and ARH Mortgage.

•	If Mr. Khoshabe’s employment is terminated prior to the third anniversary of the employment agreement by either ARH Mortgage or United Financial without Cause or by Mr. Khoshabe for Good Reason, Mr. Khoshabe will be entitled to have his and his dependents’ health and related employee benefits continue, at no cost to Mr. Khoshabe, through the remaining unexpired three year term, severance of the greater of $250,000 or his base salary that would have been paid through the remaining unexpired three year term (and the $250,000 shall be payable at the end of the three year term if Mr. Khoshabe is not notified of the non-extension of the term of the employment agreement at least six months prior to its expiration), and his bonus and other incentive amounts that would have been paid through the remaining term of the employment agreement based on the amounts paid to Mr. Khoshabe during the immediately preceding fiscal year of United Financial.

Consulting Agreement with Joseph Khoshabe

In connection with the merger, Joseph Khoshabe will enter into a consulting agreement in the form attached to the merger agreement. The following represent certain of the principal terms of the consulting agreement:

•	Annual aggregate payment of $150,000, provision of an annual automobile allowance of $7,500 and participation in employee benefits plans at no cost to Mr. Khoshabe.

•	If Mr. Khoshabe’s engagement is terminated prior to the third anniversary of the consulting agreement either by United Financial or ARH Mortgage for Cause, as defined in the consulting agreement, or voluntarily by Mr. Khoshabe without Good Reason, as defined in the consulting agreement, Mr. Khoshabe will be entitled to his earned and unpaid compensation as of the date of his termination of service, any benefits due under employee benefit programs of United Financial and ARH Mortgage and continued health and related insurance coverage for Mr. Khoshabe and his spouse until he and his spouse reach age sixty-six at no cost to Mr. Khoshabe. As of the date of this proxy statement, Mr. Khoshabe is sixty years old and his spouse is fifty-nine years old.

•	If Mr. Khoshabe’s engagement is terminated prior to the third anniversary of the consulting agreement either by United Financial or ARH Mortgage without Cause or by Mr. Khoshabe for Good Reason, Mr. Khoshabe will be entitled to his base compensation that would have been paid through the remaining unexpired three year term and continued health and related insurance coverage for Mr. Khoshabe and his spouse, at no cost to Mr. Khoshabe, until he and his spouse reach age sixty-six.

United Financial anticipates that Mr. Khoshabe will consult with the directors and senior management of United Financial for up to approximately ten hours per week regarding various business issues, product line and other expansion issues and other matters as requested by the directors and senior management.

Purchase of Preferred Stock

United Financial has entered into an agreement with Joseph Khoshabe, a director, the Chairman and founder of United Financial, under which United Financial has the option to purchase all 63 shares of Series A Preferred Stock, no par value per share, of United Financial beneficially owned by Mr. Khoshabe, representing all of the outstanding preferred stock of United Financial, in exchange for aggregate consideration of $315,000, plus a pro-rated cash dividend per share (based on an annual dividend of $611.11 per share) for the period beginning May 1, 2005 through but not including the date the merger is completed. The $315,000 purchase price equals the $5,000 liquidation value per share of the Series A Preferred Stock. Under the merger agreement, United Financial is obligated to exercise this option and retire the Series A Preferred Stock effective immediately prior to the date the merger is completed.

Vesting of United Financial Restricted Stock

Directors of United Financial have received restricted stock awards under the United Financial 2004 Stock Incentive Plan that generally vest 20% on each of the grant date and on each of the first four anniversaries of the grant date. All unvested shares of United Financial restricted stock will be cancelled as of the closing date of the merger and each holder of unvested restricted stock will be entitled to receive from United Financial a cash payment in an amount equal to the $5.64 per share merger consideration for each share of restricted stock cancelled. The following table reflects, as of [October 3, 2005], the number of shares of unvested restricted stock held by the directors and the payment that each will receive in exchange for their unvested shares of restricted stock:

Name	Number of Shares of Unvested Restricted Stock		Total Payment for Unvested Restricted Stock
Joseph Khoshabe	[3,200	]	$	[18,048	]
Steve Khoshabe	[19,200	]		[108,288	]
John A. Clark	[3,200	]		[18,048	]
Robert S. Luce	[3,200	]		[18,048	]
Elliot R. Jacobs	[3,200	]		[18,048	]
James R. Zuhlke	[3,200	]		[18,048	]
Anthony W. Schweiger	[3,200	]		[18,048	]

United Financial Stock Options

Prior to the closing of the merger, all outstanding options to purchase shares of United Financial common stock will become immediately exercisable and vested, to the extent not already exercisable and vested. At the closing of the merger, all options that have not been exercised or terminated will be cancelled and each holder of an option will be entitled to receive from United Financial a cash payment in an amount equal to the excess of the $5.64 per share merger consideration over the exercise price per share of each option. As of [October 3, 2005], the directors and executive officers of United Financial held options to purchase a total of [433,700] shares of United Financial common stock with a weighted average exercise price of $[4.47]. The following table reflects, as of [October 3, 2005], for directors and executive officers the number of options that will vest as a result of the merger, the number of options held by each and the payment that each will receive in exchange for his options:

Name	Number of Options Vesting as a Result of Merger (1)		Total Number of Options		Total Payment for Options
Joseph Khoshabe	[17,000	]	[50,000	]	$	[100,600	]
Steve Y. Khoshabe	[43,800	]	[153,000	]		[352,800	]
John A. Clark	[13,000	]	[23,000	]		[14,820	]
Robert S. Luce	[13,000	]	[30,000	]		[41,800	]
Elliot R. Jacobs	[13,000	]	[30,000	]		[41,800	]
James R. Zuhlke	[13,000	]	[26,000	]		[23,640	]
Anthony W. Schweiger	[6,000	]	[10,000	]		[4,400	]
All executive officers who are not directors (4 persons)	[55,100	]	[111,700	]		[144,378	]

(1)	Assumes the merger is completed after October 14, 2005 and prior to December 10, 2005.

Continued Indemnification and Directors’ and Officers’ Insurance

The merger agreement provides that for a period of six years after the closing of the merger, the WDM Group will indemnify the present and former directors and officers of United Financial, determined as of the closing date of the merger, to the fullest extent permitted by law. The WDM Group also has agreed to cause to be maintained for a period of six years following the closing of the merger officers’ and directors’ liability insurance covering actions and omissions occurring on or prior to the closing of the merger. This insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by United Financial.

United Financial’s Board of Directors knew about and considered these interests in approving the merger agreement.

Effect of the Merger on Employees and Employee Benefit Plans

At the closing of the merger, all employees of United Financial will continue to be employees of the surviving corporation, although the WDM Group has no obligation to continue the employment of any United Financial employee after the date the merger is completed. Following the closing of the merger, the WDM Group may determine whether or not to maintain any or all of United Financial’s employee benefit plans. If the WDM Group decides to terminate any of United Financial’s employee benefit plans, and the WDM Group or any of its affiliates provides a similar plan at the time the United Financial plan is terminated, then the WDM Group or its affiliate must take reasonable action to enable United Financial employees to participate in the plan to the same extent as similarly-situated employees of the WDM Group or its affiliate. Under these circumstances, the WDM Group will cause its plan to take into account, for purposes of eligibility and vesting, the service of the United Financial employees to the same extent service was credited for those purposes by United Financial.

Dissenters’ Rights

Under Illinois law, you are entitled to exercise dissenters’ rights provided that you comply with the provisions of Sections 11.65 and 11.70 of the Illinois Business Corporation Act, or the IBCA. A copy of those sections of the IBCA are attached as Appendix C to this proxy statement and incorporated in this proxy statement by reference.

If you comply with the provisions of Section 11.70 of the IBCA, then upon completion of the merger, you are entitled to receive payment in cash from United Financial for the fair value of your shares, with accrued interest. Under the IBCA, the term “fair value” means the value of the shares immediately before the closing of the merger excluding any appreciation or depreciation in anticipation of the merger, unless the exclusion would be inequitable. If United Financial and you cannot agree on the fair value of your shares or the accrued interest, then the IBCA provides for a judicial determination of these amounts. If you desire to exercise dissenters’ rights, you should refer to the statute in its entirety and should consult with legal counsel before taking any action to ensure that you comply strictly with the applicable statutory provisions.

In summary, to exercise dissenters’ rights, you must do all of the following:

•	before the vote on the merger is taken, deliver to United Financial a written demand for payment of your shares;

•	not vote in favor of the merger; note, however, that a vote, in person or by proxy, against approval of the merger agreement will not constitute a written demand for appraisal; and

•	continue to hold your shares of United Financial common stock through the effective time of the merger.

Your failure to vote against the proposal to approve the merger agreement will not constitute a waiver of your dissenters’ rights under the IBCA. Also, a vote against approval of the merger agreement will not by itself be sufficient to satisfy your obligations if you are seeking an appraisal. You must follow the procedures set forth in Section 11.70 of the IBCA to obtain dissenters’ rights.

Each outstanding share of United Financial common stock for which a legally sufficient demand in accordance with Section 11.70 of the IBCA has been made and that was not voted in favor of approval of the merger agreement will, after the effective time of the merger, represent only the rights of a dissenting shareholder under the IBCA. This includes the right to obtain payment for the fair value of those shares as provided under the IBCA.

If you make a legally sufficient demand, within ten days after the effective date of the merger or thirty days after you have delivered your written demand for payment, whichever is later, United Financial will send to you a statement setting forth its opinion as to the fair value of your shares, as well as certain financial statements and a commitment to pay to you the estimated fair value for your shares.

If you make written demand for payment under Section 11.70 of the IBCA, you will retain all other rights of a shareholder until those rights are cancelled by completion of the merger. Upon completion of the merger, if you have complied with the provisions of Section 11.70, United Financial will pay to you upon proper transmittal of your certificates evidencing United Financial common stock, the amount United Financial estimates as the fair value of your shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated. If you do not agree with the opinion of United Financial as to the estimated fair value of the shares or the amount of interest due, then within thirty days of your receipt of United Financial’s valuation statement, you must notify United Financial of your estimated fair value of your shares and the amount of interest due and demand the difference between your estimated fair value and interest due and the amount of the proposed payment by United Financial.

If within sixty days from delivery of United Financial’s notice to the dissenting shareholders you and United Financial have not agreed in writing to the fair value of your shares and interest due, United Financial either will pay the difference in value demanded by you, or file a petition in the circuit court requesting the court to determine the fair value of the shares and interest due. United Financial will be required to then make all dissenters whose demands remain unsettled to the merger a party to this proceeding. If United Financial does not commence the action, you are permitted by law to commence an action. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of the shares, plus interest, exceeds the amount paid by United Financial.

In a proceeding brought by United Financial to determine value, the court will determine the costs of the proceeding, including the reasonable compensation of expenses of the appraisers appointed by the court and excluding fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the price that United Financial estimated to be the fair value of the shares or if no estimate was given, then all or any part of the costs may be assessed against United Financial. If the amount that any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. Costs of counsel and experts for the respective parties may also be awarded to the dissenter if the court finds that United Financial did not substantially comply with the procedures applicable to dissents’ rights in the statute. In addition, costs of counsel and experts for the respective parties can be assessed against either party if the court finds that that party acted arbitrarily or not in good faith with respect to the dissenter’s rights.

A share for which you have properly exercised your dissenters’ rights and followed the correct procedures in the IBCA will not be converted into, or represent, a right to receive the cash merger consideration as provided under the merger agreement. None of these dissenting shares after the effective time of the merger will be entitled to vote for any purpose or receive any dividends or other distributions. If, however, you, as the holder of the shares, effectively withdraw, waive, fail to properly perfect or lose or otherwise become ineligible to exercise dissenters’ rights under the IBCA, then at that time the shares held by you will be converted into the right to receive $5.64 per share in cash as provided in the merger agreement.

The preceding discussion is a summary of the provisions under the IBCA regarding dissenters’ rights and is qualified in its entirety by the text of Sections 11.65 and 11.70 of the IBCA which is attached to this proxy statement as Appendix C. United Financial shareholders who are interested in perfecting dissenters’ rights under the IBCA in connection with the merger should consult with their counsel for advice as to the procedures required to be followed.

THE MERGER AGREEMENT

The following discussion of the merger agreement is qualified in its entirety by reference to the merger agreement and the assignment agreement, copies of which are attached as Appendix A to this proxy statement and are incorporated by reference into this proxy statement. You should read the entire merger agreement carefully. It is the legal document that governs the merger.

Structure, Consideration and Closing Date

The merger agreement provides for the merger of a wholly-owned subsidiary of ARH Mortgage with and into United Financial, with United Financial surviving the merger as a wholly-owned subsidiary of ARH Mortgage. The merger agreement provides that each share of United Financial common stock issued and outstanding immediately prior to the merger (other than treasury stock and dissenting shares) will be converted into the right to receive $5.64 in cash upon the completion the merger.

The closing date for the merger will be October 31, 2005, or on such other date upon which the parties mutually agree.

Conditions to Completion of the Merger

Conditions to Each Party’s Obligations

The obligations of United Financial and the WDM Group to complete the merger are subject to the fulfillment or, to the extent permitted by applicable law, waiver of each the following conditions:

•	the approval of the merger agreement by the requisite vote of the United Financial shareholders; and

•	the absence of any judgment issued by any court or agency or other legal restraint preventing the completion of the merger and the absence of any statute, rule or order that prohibits or makes illegal the completion of the merger.

Conditions to United Financial’s Obligations

The obligations of United Financial to complete the merger are subject to the fulfillment or waiver of each of the following conditions, among others:

•	the WDM Group’s representations and warranties set forth in the merger agreement being true and correct in all material respects as of September 5, 2005 and as of the closing date of the merger (although those representations and warranties will be deemed to be true and correct in all material respects unless the failure of those representations and warranties to be true and correct, either individually or in the aggregate, will have or are reasonably likely to have a “material adverse effect” (as defined in the merger agreement)); and

•	the WDM Group having performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger (including, the payment to the exchange agent of an amount in cash equal to the aggregate merger consideration).

Conditions to the WDM Group’s Obligations

The obligations of the WDM Group to complete the merger are subject to the fulfillment or waiver of each of the following conditions, among others:

•

United Financial’s representations and warranties set forth in the merger agreement being true and correct in all material respects as of September 5, 2005 and as of the closing date of the merger (although those representations and warranties will be deemed to be true and correct in all material respects unless the failure of those representations and warranties to be true and correct, either individually or in the aggregate, will have or are reasonably likely to have a “material adverse effect” (as defined in the merger agreement));

•	United Financial having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;

•	the number of dissenting shares representing less than 10% of United Financial issued and outstanding common stock;

•	United Financial having filed an application with the appropriate agencies in all jurisdictions in which United Financial, as of the date of the merger agreement, is licensed or has an application pending for a license, and acceptable licensing approvals from these agencies shall have been obtained by United Financial and remain in effect as of the closing of the merger in no fewer than thirty-six of those jurisdictions, including certain specified jurisdictions;

•	United Financial’s preferred stock having been repurchased by United Financial from Joseph Khoshabe, our Chairman, and retired;

•	ARH Mortgage, United Financial and Joseph Khoshabe, our Chairman, having entered into a consulting agreement, and ARH Mortgage, United Financial and Steve Khoshabe, our President and Chief Executive Officer, having entered into an employment agreement; and

•	United Financial having delivered to the WDM Group a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and having filed any relevant notices with the Internal Revenue Service in connection with this statement.

United Financial cannot assure you if, or when, it will obtain the required licensing approvals necessary to complete the merger, or whether all of the other conditions precedent to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before December 31, 2005, and provided that United Financial does not extend the deadline to February 28, 2006 as it may do under certain circumstances, either United Financial or the WDM Group may terminate the merger agreement, provided the terminating party is not in material breach of the merger agreement.

The foregoing is a summary of the conditions for completing the merger under the merger agreement. You are encouraged to read the terms of the merger agreement attached as Appendix A to this proxy statement, including the specific provisions contained in Article VII of the merger agreement.

Representations and Warranties

United Financial and the WDM Group have made certain representations and warranties to each other in the merger agreement relating to their respective businesses, financial condition, structure and other facts pertaining to the merger that are customary for a transaction similar to the merger.

In the merger agreement, United Financial made representations and warranties to the WDM Group relating to, among other things, the following:

•	its due organization, corporate existence, good standing and qualification to do business;

•	its capitalization;

•	its subsidiaries;

•	its corporate power and authority to do business and to execute, deliver and perform its obligations under the merger agreement;

•	the absence of other corporate action necessary to complete the merger, except for shareholder approval, and the enforceability of the merger agreement;

•	required licenses, consents, approvals and filings with governmental entities and other third parties in connection with the merger agreement and the merger;

•	conflicts between the merger agreement and the completion of the merger on the one hand, and United Financial’s governing documents, certain of its agreements and applicable law on the other;

•	its financial statements;

•	the absence of certain changes or events since April 30, 2005;

•	its financial and disclosure controls and procedures;

•	regulatory filings, and the absence of regulatory actions, agreements or arrangements with certain regulatory authorities;

•	pending, threatened or material legal proceedings or regulatory investigations;

•	compliance with applicable laws, permits and licenses and the jurisdictions in which United Financial is conducting a mortgage banking, mortgage lending or other mortgage business;

•	material contracts;

•	compensation payable to brokers, including Ryan Beck, in connection with the merger;

•	its employee benefit plans;

•	labor matters;

•	compliance with applicable environmental laws;

•	the filing of tax returns, payment of taxes and other tax matters;

•	United Financial’s mortgage banking business, including compliance with applicable laws, possession of applicable permits and other authorizations and compliance with applicable loan requirements;

•	derivative transactions;

•	loan repurchases;

•	its intellectual property;

•	its customers;

•	material insurance policies;

•	the absence of applicability of anti-takeover provisions;

•	the receipt of a written fairness opinion with respect to the merger consideration from Ryan Beck;

•	information provided in this proxy statement;

•	its Securities and Exchange Commission filings and communications with its shareholders; and

•	its lending practices, lending policies, loan reserve policies, investment commitments and custodial accounts.

The merger agreement contains representations and warranties made by the WDM Group with respect to themselves and the merger subsidiary relating to, among other things, the following:

•	their due organization, corporate existence, good standing and qualification to do business;

•	their corporate power and authority to do business and to execute, deliver and perform their obligations under the merger agreement;

•	the absence of other corporate action necessary to complete the merger, and the enforceability of the merger agreement;

•	required licenses, consents, approvals and filings with governmental entities and other third parties in connection with the merger agreement and the merger;

•	their financial ability to complete the merger;

•	information included in this proxy statement;

•	their ownership of United Financial common stock;

•	compensation payable to brokers; and

•	absence of pending or threatened legal proceedings or regulatory investigations.

The foregoing is an outline of the types of representations and warranties made by United Financial and the WDM Group contained in the merger agreement attached as Appendix A to this proxy statement. You should carefully review the entire agreement and in particular Article V, which contains the detailed representations and warranties of the parties.

Conduct of Business Pending the Merger and Certain Covenants

General

Until the closing date of the merger, except as permitted by the merger agreement or with the prior consent of the WDM Group, United Financial has agreed to carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with applicable laws and regulations.

In addition, United Financial has agreed to use commercially reasonable efforts to:

•	preserve its business organization;

•	keep available to itself and the WDM Group, the present services of the current officers and employees of United Financial;

•	dissolve its wholly-owned subsidiaries, PlusFunding.Com, Inc. and PlusFunding Mortgage, Inc.; and

•	preserve the goodwill of United Financial customers and others with whom business relationships exist.

Furthermore, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement, United Financial has agreed that, without the written consent of the WDM Group, it shall not, among other things:

Capital Stock

•	issue, sell or otherwise permit to become outstanding or authorize the creation of, any additional shares of capital stock or any warrants, options, rights, convertible securities or other commitments which obligate United Financial to issue or dispose of any of its capital stock;

•	permit any additional shares of capital stock to become subject to grants of employee or director stock options or warrants, options, rights, convertible securities or other commitments which obligate United Financial to issue or dispose of any of its capital stock;

Dividends

•	make, declare, pay or set aside for payment any dividend or distribution on any shares of United Financial stock;

•	directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of United Financial capital stock;

Employees and Employee Benefit Plans

•	enter into or amend or renew any employment, consulting, severance or similar agreements with any director, officer or employee, grant any salary or wage increase, increase any employee benefit or grant or pay any incentive or bonus other than commissions to loan officers paid in the ordinary course of business consistent with past practices under compensation arrangements existing as of September 5, 2005, and consistent with the merger agreement;

•	hire any person as an employee of United Financial or promote any employee, except to satisfy contractual obligations existing as of September 5, 2005, or in connection with persons hired to fill any vacancies arising after September 5, 2005 and whose employment is terminable at the will of United Financial;

•	enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement), in respect of any of United Financial’s current or former directors, officers or employees or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits, other than as specifically provided in any of United Financial’s stock incentive plans or as contemplated by the merger agreement;

Transactions with Affiliates

•	except under arrangements in effect on September 5, 2005, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as defined under federal securities law) of any of United Financial’s officers or directors other than compensation in the ordinary course of business consistent with past practice;

Dispositions

•	sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of United Financial’s assets, business or properties except in the ordinary course of business consistent with past practice and in a non-material transaction;

Acquisitions

•	acquire, except in limited circumstances, all or any portion of the assets, business or properties of any other entity;

Capital Expenditures

•	make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate;

Governing Documents

•	amend United Financial’s articles of incorporation or bylaws;

Accounting Methods

•	implement or adopt any change in accounting principles, practices or methods, other than as may be required by applicable laws or regulations or generally accepted accounting principles;

Contracts

•	except in the ordinary course of business consistent with past practice, enter into, amend, modify or terminate material contracts, leases or insurance policies;

Claims

•	enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which United Financial is or becomes a party after September 5, 2005, involving payment by United Financial of an amount which exceeds $50,000 and/or would impose any material restriction on United Financial’s business;

Operations

•	enter into any new material line of business; change United Financial’s material lending, investment, underwriting, risk and asset liability management and other material operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority; or file any application or make any contract with respect to branching or site location or relocation;

Derivatives Transactions

•	enter into any derivatives transaction, except in the ordinary course of business consistent with past practice;

Indebtedness

•	incur indebtedness (including guaranteeing obligations) other than in the ordinary course of business consistent with past practice;

Investments in Real Estate

•	make any investment or commitment to invest in real estate or in any real estate development project, except in limited circumstances;

Taxes

•	make or change any material tax election, file any material amended tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, file any claim for a material refund of taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment;

Compliance with Agreements

•	commit any act or omission which constitutes a material breach or default under any agreement with any governmental authority or under any material contract, lease or other material agreement or material license to which United Financial is a party or by which it or any of its properties are bound;

Environmental Assessments

•	foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if the environmental assessment indicates the presence of a hazardous substance in amounts which, if the foreclosure were to occur, would be material;

Adverse Actions

•

take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of United Financial’s representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the closing date of the merger, (ii) any of the conditions to the merger not being satisfied or (iii) a material violation of any provision of the merger agreement, except, in each case, as may be required by applicable law or regulation; or

Commitments

•	enter into any contract with respect to, or otherwise agree or commit to do, any of the actions described above.

In addition, prior to the closing date of the merger, except as expressly contemplated or permitted by the merger agreement, without the prior written consent of United Financial, the WDM Group will not take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of the WDM Group’s representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the closing date of the merger, (ii) any of certain conditions to the merger not being satisfied or (iii) a material violation of any provision of the merger agreement, except, in each case, as may be required by applicable law or regulation.

The foregoing is a summary of some of the covenants contained in the merger agreement. You are encouraged to carefully read the terms of the merger agreement attached as Appendix A to this proxy statement, including the specific covenants contained in Article IV.

Efforts to Complete the Merger

United Financial and the WDM Group have agreed to use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to permit completion of the merger, including the satisfaction of the conditions discussed in the section entitled “The Merger Agreement – Conditions to Completion of the Merger.”

Shareholders Meeting

United Financial has agreed to take all action necessary to hold a meeting of United Financial shareholders to consider and vote upon the approval of the merger agreement and to use its best efforts to solicit the approval of the United Financial shareholders for the adoption and approval of the merger agreement.

Board of Directors Covenant to Recommend

In the merger agreement, United Financial’s Board of Directors agreed to recommend approval of the merger agreement by the shareholders and agreed not to withhold, withdraw, amend or modify its recommendation in any manner adverse to the WDM Group or take other action or make any other public statement inconsistent with its recommendation except as permitted in connection with other acquisition proposals, in accordance with the merger agreement and as discussed below.

Approvals of Mortgage Banking Licensing Authorities

The WDM Group and United Financial have agreed to use their respective best efforts to effect all filings and obtain all permits, consents, approvals and authorizations of third parties and governmental authorities to complete the merger. In connection with the merger, applications or notifications are required to be filed with certain mortgage banking licensing authorities under various applicable laws and regulations. These authorities may withhold their approval of the acquisition by the WDM Group of United Financial as a result of the merger based on criteria set forth in the applicable laws and regulations as well as their respective policies and procedures.

As discussed above in “The Merger Agreement – Conditions to Completion of the Merger,” as a condition to the WDM Group’s obligation to complete the merger, United Financial must file applications with the appropriate mortgage banking licensing authorities in all jurisdictions in which it is licensed or in which it has an application pending for a license as of the date of the merger agreement, and acceptable licensing approvals from these authorities must have been obtained by United Financial and remain in effect as of the closing of the merger in no fewer than thirty-six of those jurisdictions, including nineteen specifically identified jurisdictions.

Solicitation of Other Acquisition Proposals

In the merger agreement, United Financial has agreed that it will not, and it will not authorize or permit any of its directors, officers or employees or its investment banker, financial advisor, attorney, accountant or other representative, to directly or indirectly through another person:

•	solicit, initiate or encourage (including by way of furnishing information or assistance that it is not legally obligated to furnish), or take any other action that is intended or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any other acquisition proposal being made;

•	enter into any agreement with respect to any other acquisition proposal;

•	participate in any discussions or negotiations regarding any other acquisition proposal; or

•	make or authorize any statement or recommendation in support of any other acquisition proposal.

However, if the approval of the merger agreement by United Financial shareholders has not occurred and the Board of Directors determines that action would be required in order for the directors to comply with their fiduciary duties in response to a bona fide, written acquisition proposal not solicited in violation of the merger agreement that the Board of Directors in good faith believes is a superior proposal, under certain circumstances, United Financial may:

•	furnish information to any party making the acquisition proposal under a customary confidentiality agreement (as determined by United Financial after consultation with its outside legal counsel) with terms substantially similar to, and no less favorable to the other party than, the terms contained in the confidentiality agreement between United Financial and Airlie Enterprises entered into in connection with the merger agreement;

•	participate in discussions or negotiations regarding the acquisition proposal; and

•	authorize any statement or recommendation in support of the acquisition proposal and withhold, withdraw, amend or modify the recommendation made to United Financial’s shareholders regarding the merger agreement with the WDM Group.

United Financial has agreed to notify the WDM Group promptly after receipt of any acquisition proposal, any material modification of or material amendment to any acquisition proposal or any request for nonpublic information relating to United Financial or for access to its properties, books or records by any person that informs the Board of Directors or a member of United Financial’s senior management that it is considering making, or has made, an acquisition proposal. United Financial has also agreed to provide notification to the WDM Group with respect to any material changes in status or material modifications to the terms of any acquisition proposal, indication or request, or if it enters into discussions or negotiations concerning any acquisition proposal in accordance with the terms described above.

For purposes of the merger agreement, the term “acquisition proposal” generally means any proposal or offer with respect to any of the following involving United Financial: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitutes a substantial portion of United Financial’s net revenues, net income or assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 10% or more of the issued and outstanding shares of United Financial capital stock or the filing of a registration statement under the federal securities laws for that purpose; or (iv) any public announcement by any person of an intention to do any of the foregoing or any agreement to engage in any of the foregoing

For purposes of the merger agreement, the term “superior proposal” generally means any bona fide written proposal made by a third party to acquire, directly or indirectly, including in connection with a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of United Financial common stock then outstanding or all or substantially all of United Financial’s assets and otherwise (i) on terms which the United Financial Board of Directors determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to its shareholders than the right to receive cash in an amount equal to $5.64 per share of United Financial common stock, (ii) that constitutes a transaction that, in the good faith judgment of the United Financial Board of Directors, is reasonably likely to be completed on the terms set forth, taking into account all legal, financial, regulatory and other aspects of the proposal and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the United Financial Board of Directors, based on the advice from its financial advisor, is highly likely to be obtained by the third party making the proposal.

The foregoing is a summary of the provisions of the merger agreement regarding discussions with third parties. You are encouraged to read the terms of the merger agreement attached as Appendix A to this proxy statement, including the specific provisions contained in Section 6.06 of the merger agreement.

Termination of the Merger Agreement

At any time prior to the closing date of the merger, the merger agreement may be terminated and the merger may be abandoned by the mutual consent of the WDM Group and United Financial.

In addition, either the WDM Group or United Financial may terminate the merger agreement without the consent of the other parties if:

•	the approval of United Financial shareholders required for the completion of the merger is not obtained as a result of the failure to obtain the required vote at a shareholders meeting (although United Financial may not terminate the merger agreement if it is in material breach of its obligations under the merger agreement pertaining to the shareholder meeting); or

•	the merger is not completed on or before December 31, 2005 (unless the failure of the closing to occur by that date is due to a material breach of the merger agreement by the party seeking to terminate the merger agreement). However, if the WDM Group notifies United Financial of its intent to terminate the merger agreement because the merger has not been completed by December 31, 2005, and United Financial has filed applications for licensing approvals in the forty-nine jurisdictions set forth on Schedule II to the merger agreement but approvals from all of the jurisdictions listed on Schedule I to the merger agreement or at least thirty-six of the forty-nine jurisdictions on Schedule II to the merger agreement have not been obtained, then United Financial may extend the date when the WDM Group may terminate the merger agreement due to failure to complete the merger to February 28, 2006.

The WDM Group may terminate the merger agreement without United Financial’s consent if:

•	there exists a material, uncured breach of any of United Financial’s representations and warranties, and the breach or breaches would have or would be reasonably likely to have a “material adverse effect” (as defined in the merger agreement), and the WDM Group is not then in material breach of any of its representations, warranties, covenants or other agreements in the merger agreement;

•	there has been a material, uncured breach of any of United Financial’s covenants or agreements and the WDM Group is not then in material breach of any of its representations, warranties, covenants or other agreements in the merger agreement;

•	at any time prior to the shareholder meeting:

♦	United Financial breaches its obligations in connection with the solicitation of acquisition proposals;

♦	United Financial’s Board of Directors fails to make its recommendation to United Financial’s shareholders of the merger, withdraws its recommendation or modifies or changes its recommendation in a manner adverse in any respect to the interests of the WDM Group;

♦	United Financial’s Board of Directors has recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an acquisition transaction with any person other than the WDM Group; or

♦	United Financial materially breaches any of its obligations in connection with the process of obtaining approval of United Financial’s shareholders under the merger agreement by failing to call, give notice of, convene and hold the shareholder meeting in accordance with the merger agreement;

•	licensing approvals have been denied by final, nonappeable action of the applicable governmental authority in any one or more of the jurisdictions set forth on Schedule I to the merger agreement or in any fourteen or more of the forty-nine jurisdictions set forth on Schedule II to the merger agreement; or

•	licensing applications have been permanently withdrawn at the request of the applicable governmental authority in any one or more of the jurisdictions set forth on Schedule I to the merger agreement or in any fourteen or more of the forty-nine jurisdictions set forth on Schedule II to the merger agreement.

United Financial may terminate the merger agreement without the consent of the WDM Group if:

•	there exists a material, uncured breach of any of the WDM Group’s representations and warranties, and the breach or breaches would have or would be reasonably likely to have a “material adverse effect” (as defined in the merger agreement), and United Financial is not then in material breach of any of its representations, warranties, covenants or other agreements in the merger agreement;

•	there has been a material, uncured breach of any of the WDM Group’s covenants or agreements and United Financial is not then in material breach of any of its representations, warranties, covenants or other agreements in the merger agreement; or

•	United Financial has complied with its covenants relating to the solicitation of other acquisition proposals and United Financial’s Board of Directors has determined in good faith in accordance with the merger agreement that United Financial has received a superior proposal and it would be in the best interests of United Financial shareholders to pursue that superior proposal.

The foregoing is a summary of the provisions of the merger agreement regarding the termination of the merger agreement. You are encouraged to read the terms of the merger agreement attached as Appendix A to this proxy statement, including the specific provisions contained in Section 8.01 of the merger agreement.

Effect of Termination and Abandonment

United Financial must pay the WDM Group a termination fee of $1,750,000 if:

•	the WDM Group terminates the merger agreement because:

♦	United Financial breached its obligations in connection with the solicitation of acquisition proposals;

♦	United Financial’s Board of Directors failed to make its recommendation of the merger to United Financial’s shareholders, withdrew its recommendation or modified or changed its recommendation in a manner adverse in any respect to the interests of the WDM Group;

♦	United Financial’s Board of Directors has recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an acquisition transaction with any person other than the WDM Group; or

♦	United Financial materially breached any of its obligations in connection with the process of obtaining approval of United Financial’s shareholders under the merger agreement by failing to call, give notice of, convene and hold the shareholder meeting in accordance with the merger agreement; and, in any of these circumstances, United Financial enters into a definitive agreement with respect to an acquisition transaction within twelve months after the termination of the merger agreement; or

•	United Financial terminates the merger agreement as a result of United Financial’s Board of Directors determining in accordance with the merger agreement that United Financial has received a superior proposal and it would be in the best interests of United Financial shareholders to pursue that superior proposal.

United Financial must pay to the WDM Group a termination reimbursement amount equal to the aggregate amount of all reasonable, documented, out of pocket costs and expenses incurred by the WDM Group solely and directly in connection with the execution, delivery and performance of the merger agreement if:

•	the WDM Group terminates the merger agreement as a result of a material breach by United Financial of its covenants under the merger agreement; or

•	either the WDM Group or United Financial terminates the merger agreement as a result of the failure of the United Financial shareholders to approve the merger.

The WDM Group, must pay to United Financial a termination reimbursement amount equal to the aggregate amount of all reasonable, documented, out of pocket costs and expenses incurred by us solely and directly in connection with the execution, delivery and performance of the merger agreement if:

•	the WDM Group terminates the merger agreement as a result of (i) the denial of licensing approvals by final, nonappeable action of the applicable governmental authority in any one or more of the jurisdictions set forth on Schedule I to the merger agreement or in any fourteen or more of the forty-nine jurisdictions set forth on Schedule II to the merger agreement or (ii) the permanent withdrawal of licensing applications at the request of the applicable governmental authority in any one or more of the jurisdictions set forth on Schedule I to the merger agreement or in any fourteen or more of the forty-nine jurisdictions set forth on Schedule II to the merger agreement (unless the WDM Group can establish that the denials or withdrawals were for reasons solely attributable to information pertaining to, or a fact or circumstance relating to, United Financial or any of its officers, directors, or shareholders, or any of their affiliates as of September 5, 2005);

•	United Financial terminates the merger agreement as a result of a material breach by the WDM Group of its covenants under the merger agreement; or

•	either the WDM Group or United Financial terminates the merger agreement as a result of the merger not being completed on or before December 31, 2005 (or February 28, 2006, if extended by United Financial under certain circumstances) and the failure to complete the merger by that date was not a result of the terminating party’s material breach of the merger agreement (unless the WDM Group can establish that the licensing approvals of United Financial in one or more of the jurisdictions set forth on Schedule I to the merger agreement or in any fourteen or more of the forty-nine jurisdictions set forth on Schedule II to the merger agreement would not have been obtained for reasons solely attributable to information pertaining to, or a fact or circumstance relating to, United Financial or any of its officers, directors, or shareholders, or any of their affiliates as of September 5, 2005).

The foregoing is a summary of the provisions of the merger agreement regarding the effects of termination. You are encouraged to read the terms of the merger agreement attached as Appendix A to this proxy statement, including the specific provisions contained in Section 8.02 of the merger agreement.

Expenses

Except as expressly provided to the contrary in the merger agreement, each party to the merger agreement will bear all expenses incurred by it in connection with the merger agreement and the merger, including fees and expenses of its own financial consultants, accountants and counsel.

Waivers; Amendments

Any provision of the merger agreement may be waived by the party benefited by the provision or amended or modified at any time by an agreement in writing among the WDM Group and United Financial. Following the Special Meeting, no amendment can be made which by law requires further approval by United Financial’s shareholders.

The Board of Directors unanimously recommends that shareholders vote “FOR” the approval of the merger agreement.

PROPOSAL 2

OTHER MATTERS

As of the date of this proxy statement, the United Financial Board of Directors knows of no other business that will be presented for consideration at the Special Meeting. However, if any other business shall properly come before the Special Meeting (or any adjournment of postponement thereof), the United Financial Board of Directors intends that properly completed proxies will be deemed to confer authority to the individuals named as authorized on the proxy to vote the shares represented by the proxy on any business as may properly come before the Special Meeting.

In particular, in the event there are not sufficient votes present in person or represented by proxy to constitute a quorum or to approve the merger agreement at the time of the Special Meeting, the United Financial Board of Directors may seek an adjournment of the Special Meeting so that it can solicit additional votes in favor of the approval of the merger agreement if it has not received the requisite vote of shareholders at the Special Meeting. If the Board of Directors desires to adjourn the Special Meeting, we will request a motion that the Special Meeting be adjourned for up to twenty-nine days with respect to the consideration of the approval of the merger agreement. If it passes, no vote will be taken on the approval of the merger agreement at the originally scheduled Special Meeting. Each proxy solicited, if properly signed and returned to United Financial and not revoked prior to its use, will be voted on any motion for adjournment in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted in favor of any motion to adjourn the Special Meeting. However, no proxy that is voted against the proposal to approve the merger agreement will be voted in favor of adjournment to solicit further proxies for the proposal to approve the merger agreement. Unless revoked prior to its use, any proxy solicited for the Special Meeting will continue to be valid for any adjourned meeting, and will be voted in accordance with instructions contained therein, and if no contrary instructions are given, for the proposal to authorize the Board of Directors, in their discretion, to vote upon or transact any other business that may come before the Special meeting, including any motion to adjourn the Special Meeting if necessary to provide additional time to solicit proxies to approve the merger agreement.

Any adjournment will permit United Financial to solicit additional proxies and will permit a greater expression of the shareholders’ views with respect to the proposal to approve the merger agreement. The adjournment may be disadvantageous to shareholders who are against the approval of the merger agreement because an adjournment will give United Financial additional time to solicit favorable votes and thus increase the chances of securing shareholders’ approval of the merger agreement.

If a quorum is not present at the Special Meeting, no proposal will be acted upon and United Financial’s Board of Directors will adjourn the Special Meeting to a later date to solicit additional proxies on each of the proposals being submitted to shareholders.

An adjournment for up to twenty-nine days will not require either the setting of a new record date or notice of the adjourned meeting as in the case of an original meeting. United Financial has no reason to believe that an adjournment of the Special Meeting will be necessary at this time.

The Board of Directors unanimously recommends that shareholders vote “FOR” the proposal to grant to the Board of Directors, as proxy, the authority to vote, in its discretion, with respect to any other matters that may properly come before the Special Meeting.

STOCK OWNERSHIP

The following table sets forth information with respect to the beneficial ownership of United Financial common stock at [October 3, 2005], by each person known by United Financial to be the beneficial owner of more than five percent of United Financial’s outstanding common stock, by each of United Financial’s directors, by certain of United Financial’s executive officers and by all of United Financial’s directors and executive officers as a group.

Shares Beneficially Owned (1)
Name and Address of Beneficial Owner	Number		Percent
Joseph Khoshabe (2)(3)	[2,262,961	]	[36.40	]%
Steve Y. Khoshabe (2)	[155,900	]	[2.51	]%
Robert L. Hiatt (2)	[4,800	]	[	*]
Michael A. Kraft (2)(4)	[9,660	]	[	*]
Jason K. Schiffman (2)(5)	[27,920	]	[	*]
Christian P. Kloster (2)(6)	[31,630	]	[	*]
John A. Clark (2)(7)	[91,000	]	[1.46	]%
Robert S. Luce (2)(8)	[21,100	]	[	*]
Elliot R. Jacobs (2)	[26,000	]	[	*]
James R. Zuhlke (2)	[22,000	]	[	*]
Anthony W. Schweiger	[9,000	]	[	*]
All directors and executive officers as a group (11 persons)	[2,661,971	]	[42.82	]%
Laurence B. Woznicki 1336 West George Street Chicago, Illinois 60657	[374,870	]	[6.03	]%

*	Less than 1%

(1)	Calculated under Rule 13d-3(d) under the Securities Exchange Act of 1934. Unless otherwise stated in these notes, each person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options exercisable within 60 days are deemed outstanding for the purpose of computing the number and percentage owned by such person, but are not deemed outstanding for the purpose of computing the percentage owned by each other person listed. The following persons have the right to acquire within 60 days the following number of shares of the Company’s Common Stock upon the exercise of stock options: Mr. Joseph Khoshabe – [33,000]; Mr. Steve Khoshabe – [109,200]; Mr. Hiatt – [4,800]; Mr. Schiffman – [13,400]; Mr. Kraft – [7,800]; Mr. Kloster – [30,600]; Mr. Clark – [10,000]; Mr. Luce – [17,000]; Mr. Jacobs – [17,000]; Mr. Zuhlke – [13,000]; Mr. Schweiger – [4,000].

(2)	Each of the officers and directors may be contacted through the Company’s offices located at 815 Commerce Drive, Oak Brook, Illinois 60523.

(3)	Includes [2,225,961] shares held by The Joseph Khoshabe Trust, under Trust Agreement dated September 22, 1995, referred to as the J. K. Trust, of which Mr. Joseph Khoshabe, the Company’s Chairman, is trustee. Mr. Joseph Khoshabe originally purchased the shares and then had them registered in the name of the J. K. Trust for estate planning purposes.

(4)	Includes [10] shares held by Mr. Kraft’s spouse and [40] shares held by Mr. Kraft’s children.

(5)	Includes [70] shares held by members of Mr. Schiffman’s family.

(6)	Includes [10] shares held by Mr. Kloster’s spouse and [10] shares held by Mr. Kloster’s child.

(7)	Includes [77,000] shares held by the Rosalie E. Clark Trust under trust agreement dated October 22, 1990, as amended on May 9, 1997.

(8)	Includes [100] shares held by Mr. Luce’s spouse.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains, and future oral and written statements may contain, forward-looking statements within the meaning of such term in the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition, results of operations, plans, objectives and future performance. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events. Statements regarding the following subjects are forward-looking by their nature:

•	our business strategy, including the completion and integration of acquisitions;

•	the merger transaction with the WDM Group;

•	statements regarding interest rates and yield spreads;

•	our understanding of our competition;

•	market trends;

•	assumptions regarding our retained mortgage servicing rights; and

•	projected sources and uses of funds from operations.

These forward-looking statements are subject to various risks and uncertainties, including those related to:

•	the ability to obtain the approvals, and satisfy the conditions necessary, to complete our proposed merger with the WDM Group and the related transactions;

•	changes in demand for mortgage loans due to fluctuations in the real estate market, interest rates or the market in which we sell our mortgage loans;

•	our access to funding sources and our ability to renew, replace or add to our existing credit facilities on terms comparable to the current terms;

•	assumptions underlying the value of our retained mortgage servicing rights;

•	the negative impact of economic slowdowns or recessions;

•	management’s ability to manage our growth and planned expansion;

•	unexpected difficulties in integrating or operating newly acquired businesses;

•	the effect of the competitive pressures from other lenders or suppliers of credit in our market;

•	changes in government regulations that affect our business;

•	our ability to expand origination volume while reducing overhead;

•	the impact and effects of ongoing and future litigation;

•	the impact of new state or federal legislation or court decisions restricting the activities of lenders or suppliers of credit in our market; and

•	our inability to manage the risks associated with the foregoing as well as anticipated.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning our company and its business, including other factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.

SHAREHOLDER PROPOSALS

It is not currently anticipated that United Financial will hold its annual meeting in 2006, unless the merger has not been completed or the merger agreement has been terminated. In the event that the merger has not been completed or the merger agreement has been terminated, United Financial expects to hold its next annual meeting of shareholders in September, 2006. Under the rules of the Securities and Exchange Commission, proposals of United Financial shareholders intended to be presented at that meeting and included in United Financial’s proxy statement must be received by April 14, 2006 by United Financial at its principal executive offices at 815 Commerce Drive, Suite 100, Oak Brook, Illinois 60523.

WHERE YOU CAN FIND MORE INFORMATION

United Financial files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Shareholders may read and copy reports, proxy statements and other information filed by United Financial at the Securities and Exchange Commission’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549; The Woolworth Building, 233 Broadway, New York, New York 10279; or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. United Financial’s reports, proxy statements and other information are also available from commercial document retrieval services and at the Securities and Exchange Commission’s website located at http://www.sec.gov. You can also inspect reports, proxy and information statements and other information about United Financial at the offices of The Nasdaq Stock Market, 1735 K Street, NW, Washington, D.C. 20006.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 5, 2005

AMONG

ARH MORTGAGE INC.,

AIRLIE OPPORTUNITY MASTER FUND, LTD.

AND

UNITED FINANCIAL MORTGAGE CORP.

Section 9.09	Enforcement of the Agreement	A-43
Section 9.10	Interpretation	A-43
Section 9.11	Assignment	A-43
Section 9.12	Alternative Structure	A-43

SCHEDULE I

SCHEDULE II

COMPANY DISCLOSURE SCHEDULE

ANNEX A	Form of Voting Agreement

ANNEX B	Company Preferred Stock Repurchase Agreement

ANNEX C	Form of Consulting Agreement among the Purchaser, the Company and Joseph Khoshabe

ANNEX D	Form of Employment Agreement among the Purchaser, the Company and Steve Y. Khoshabe

ANNEX E	Form of Opinion of the Purchasers’ Counsel

ANNEX F	Form of Opinion of the Company’s Counsel

AGREEMENT AND PLAN OF MERGER, dated as of September 5, 2005 (this “Agreement”), among ARH Mortgage Inc., a Delaware corporation (the “Purchaser”), Airlie Opportunity Master Fund, Ltd., a Cayman Islands limited partnership and the sole shareholder of the Purchaser (the “Purchaser Parent,” and together with the Purchaser, the “Purchasers”), and United Financial Mortgage Corp. (the “Company”), an Illinois corporation.

RECITALS

WHEREAS, the respective boards of directors of the Purchaser and the Company, and the partners of the Purchaser Parent, have determined that it is in the best interests of their respective companies and their shareholders or partners, as the case may be, to consummate the transactions being considered herein pursuant to which the Purchasers shall acquire control of the Company through the merger of the Merging Subsidiary, as defined below, with and into the Company (the “Merger”) with the Company being the surviving corporation (the “Surviving Corporation”); and

WHEREAS, pursuant to the terms of this Agreement, each issued and outstanding share of Company Common Stock (excluding Dissenting Shares and Treasury Stock), each as defined below, shall be exchanged for cash in an amount equal to $5.64 per share, and each issued and outstanding share of common stock of the Merging Subsidiary, as defined below, shall be exchanged for one (1) share of common stock of the Surviving Corporation, no par value per share; and

WHEREAS, as a material inducement to the Purchasers to enter into this Agreement, simultaneously with the execution of this Agreement, each Director Shareholder, as defined below, is entering into an agreement, in the form of Annex A hereto (collectively, the “Voting Agreements”), pursuant to which the Director Shareholders have agreed, subject to the terms and limitations set forth in the Voting Agreements, among other things, to vote their shares of Company Common Stock in favor of this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the consummation of the Merger;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01        Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving the Company: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitutes a substantial portion of the net revenues, net income or assets of the Company in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 10% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder) involving the Company: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitutes a substantial portion of the net revenues, net income or assets of the Company in a single transaction or series of transactions; or (iii) any tender offer or exchange offer for 10%

or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith.

“Agency” means the FHA, the FHLMC, the FMHA (now RHCDS), the FNMA, the GNMA, HUD, the VA, RHS or a State Agency, as applicable.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“AmPro” means AmPro Mortgage Corporation.

“AmPro Acquisition” means the acquisition by the Company pursuant to the AmPro Agreement.

“AmPro Agreement” means the definitive agreement between AmPro and the Company, dated May 4, 2005, pursuant to which the Company has agreed to acquire certain business divisions of AmPro, as such agreement may be amended, revised, supplemented or otherwise modified from time to time.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Illinois are authorized or obligated to close.

“Certificate” means a certificate evidencing shares of Company Common Stock.

“Closing” and “Closing Date” have the meanings set forth in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Articles” means the Articles of Incorporation of the Company, as amended.

“Company Benefit Plans” has the meaning set forth in Section 5.01(o)(i).

“Company Board” means the Board of Directors of the Company.

“Company Bylaws” means the Bylaws of the Company, as amended.

“Company Common Stock” means shares of the common stock of the Company, no par value per share.

“Company Disclosure Schedule” has the meaning set forth at the beginning of Section 5.01.

“Company Employees” has the meaning set forth in Section 5.01(o)(i).

“Company Financial Advisor” means Ryan Beck & Co., Inc.

“Company Financial Statements” has the meaning set forth in Section 5.01(g).

“Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes the Company or any predecessor of or any successor to the Company (or to another such predecessor or successor).

“Company Loan Property” has the meaning set forth in Section 5.01(q).

“Company Meeting” has the meaning set forth in Section 6.02.

“Company Options” means the options to acquire Company Common Stock issued under any Company Stock Incentive Plan.

“Company Pension Plan” has the meaning set forth in Section 5.01(o)(ii).

“Company Preferred Stock” means shares of the preferred stock of the Company, no par value per share.

“Company Preferred Stock Repurchase Agreement” has the meaning set forth in Section 3.05.

“Company Restricted Stock” means the Company’s restricted stock under any Company Stock Incentive Plan.

“Company Restricted Stock Award” means a grant of restricted stock under any Company Stock Incentive Plan.

“Company SEC Reports” has the meaning set forth in Section 5.01(bb).

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stock Incentive Plan” means, either or both, as appropriate, the Company’s 1993 Non-Qualified and Incentive Stock Option Plan or the Company’s 2004 Stock Incentive Plan.

“Company Termination Reimbursement Amount” has the meaning set forth in Section 8.02(c)(ii).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of August 9, 2005, between the Company and Airlie Enterprises LLC.

“Consideration” has the meaning set forth in Section 3.01(a).

“Custodial Account” means all funds held or directly controlled by the Company with respect to any Mortgage Loan, including, but not limited to, all principal and interest funds and any other funds due, buydown funds, suspense funds, funds for the payment of Taxes, assessments, insurance premiums, ground rents and similar charges, funds for the payment of bankruptcy and fraud coverage, funds from hazard insurance loss drafts and other mortgage escrow and impound amounts (including interest thereon for the benefit of mortgagors, if applicable).

“Delinquent Loan” means those Mortgage Loans which, as of the Closing Date, are more than sixty (60) days delinquent or past due more than two (2) payments.

“Derivative Transactions” has the meaning set forth in Section 5.01(t)(iii).

“Director Shareholder” means each director of the Company who is a Shareholder.

“Dissenting Shares” has the meaning set forth in Section 3.07.

“Environmental Laws” has the meaning set forth in Section 5.01(q)(ii).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means Corporate Stock Transfer, Inc., or such other exchange agent as may be designated by the Purchasers and reasonably acceptable to the Company to act as agent for purposes of conducting the exchange procedures described in Section 3.03.

“Exchange Agent Agreement” means the agreement among the Purchasers and the Exchange Agent, to be entered into subsequent to execution of this Agreement, relating to the obligations, rights and procedures set forth in Section 3.03 hereto, the terms of which shall be reasonably acceptable to the Company.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FHA” means the Federal Housing Administration.

“FMHA” means the Farmers Home Administration, now known as RHCDS, or Rural Housing and Community Development Services.

“FNMA” means the Federal National Mortgage Association.

“FHLMC” means the Federal Home Loan Mortgage Corporation.

“GAAP” means accounting principles generally accepted in the United States of America.

“GNMA” means the Government National Mortgage Association.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” has the meaning set forth in Section 5.01(q)(ii).

“HUD” means the United States Department of Housing and Urban Development.

“Illinois Business Corporation Act” means the Illinois Business Corporation Act of 1983, as amended from time to time.

“Indebtedness” with respect to any Person means (a) any obligation of the Person for borrowed money, including, without limitation: (i) any obligation or liabilities incurred for all or any part of the purchase price of property, stock or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in the ordinary course of business (whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown, whether due or to become due); (ii) obligations incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business (whether or not the Person has assumed or become liable for the payment of the obligation) secured by Liens; (iii) the face amount of all letters of credit issued for the account of the Person and all drafts drawn thereunder; (iv) capitalized lease obligations; (v) all guarantees of the Person; (vi) annual employee bonus obligations that are not accrued on the Company’s most recent balance sheet provided to the Purchasers; (vii) installment purchases; and (viii) unpaid retroactive insurance premium obligations.

“Indemnified Party” and “Indemnifying Parties” have the meanings set forth in Section 6.08(a).

“Insurance Policies” has the meaning set forth in Section 5.01(x).

“Insurer” means the FHA, VA, RHS or any private mortgage insurer that insures or guarantees all or any portion of the risk of loss upon default by a Mortgagor under any Mortgage Loan or any other insurer that provides policies of life, hazard, disability, title or other insurance with respect to any of the Mortgage Loans or the collateral securing a Mortgage Loan.

“Investment Commitment” means the optional or mandatory commitment of the Company to sell to any Person, and a Person to purchase from the Company, a Mortgage Loan or an interest in a Mortgage Loan owned or to be acquired by the Company.

“Investor” means FNMA, FHLMC, GNMA or any other Person having the beneficial interest in a Mortgage Loan, or any purchaser or prospective purchaser of a Mortgage Loan.

“Investor Commitment” means the commitment of an Investor to purchase a Mortgage Loan owned by the Company.

“Investor Requirements” means any requirement, guide or indication set forth by the Investor(s) with which the Company is obligated to comply in the delivery of Mortgage Loans under an Investor Commitment or the Servicing of the Mortgage Loans, including but not limited to applicable rules, regulations, directives, guidelines, and instructions and the Servicing Agreements.

“IRS” means the Internal Revenue Service.

“Knowledge” as used with respect to the Company (including references to the Company being aware of a particular matter) means those facts that are known by the directors of the Company or, upon reasonable inquiry, to any of Steve Y. Khoshabe, Jason K. Schiffman, Michael A. Kraft, Robert L. Hiatt or Christian P. Kloster, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Authority or any other written notice received by the Company. “Knowledge” as used with respect to any other Person (including references to such Person being aware of a particular matter) means those facts that are known by the senior officers and directors of such Person, or in the case of the Purchaser Parent, the senior officers and general partners of the Purchaser Parent, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Authority or any other written notice received by that Person.

“Leases” means all leases, subleases, licenses and other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, real property.

“Lending Policies” means the written policies and procedures used by the Company in the origination and administration of the Mortgage Loans and any applicable rules or regulations of Governmental Authorities.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loan Documents” means each agreement, contract, instrument or other document evidencing or governing, or executed and delivered by an obligor in connection with, any Mortgage Loan, including documentation in respect of guarantees and security interests granted or delivered by an obligor in connection with such Mortgage Loan.

“Loan File” means all documents, whether on hard copy, computer record, microfilm, imaged copies, or any other format, evidencing and pertaining or relating to the processing and origination of Mortgage Loans, as the case may be, including without limitation, all documents in the Company’s possession that are necessary to comply with or close a Mortgage Loan in accordance with applicable Mortgage Loan Requirements.

“Loan Reserve Policies” means any and all loan loss or loan reserve policies of the Company.

“Material Adverse Effect” means (a) with respect to the Company, any effect that is material and adverse to the financial position, results of operations or business of the Company or which would materially impair the ability of the Company to perform its obligations under this Agreement or otherwise materially impairs the ability of the Company to consummate the Merger; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in laws relating to mortgage banking or mortgage lending and similar laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to mortgage bankers, mortgage lenders or mortgage brokers generally, (iii) changes in general economic conditions (including interest rates) affecting mortgage bankers, mortgage lenders or mortgage brokers generally, (iv) factors affecting the financial markets as a whole (which factors do not disproportionately affect the Company as compared to other companies in its industry in any material respect), (v) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, (vi) reasonable expenses incurred in connection with the Merger and (vii) the effects of any action or omission taken with the prior consent of the Purchasers or as otherwise expressly permitted by this Agreement (including compliance with the covenants contained in this Agreement); and (b) with respect to the Purchasers, any effect that materially impairs the ability of the Purchasers to make payment on the Closing Date of the aggregate Consideration or otherwise materially impairs the ability of the Purchasers to consummate the Merger.

“Material Contracts” has the meaning set forth in Section 5.01(m)(i).

“Merger” has the meaning set forth in the Recitals.

“Merging Subsidiary” means a wholly-owned subsidiary corporation of the Purchaser to be organized in the State of Illinois in connection with the execution of this Agreement and for the sole purpose of effecting the Merger.

“Mortgage” means a mortgage, deed of trust or other instrument pledging property as security for payment of a Mortgage Note.

“Mortgage Loan” means an individual mortgage loan that has been originated, serviced, owned or financed by the Company in the course of its business and for which under any legal theory, law or regulation the Company continues to hold an interest or continues to have any liability or obligation, which may include Servicing Rights and the obligations that would accompany such Servicing Rights.

“Mortgage Loan Requirements” means the (i) federal, state, local or foreign laws, rules, standards, requirements, administrative rulings, orders, or processes applicable to the processing, origination and servicing of Mortgage Loans, (ii) applicable responsibilities and obligations set forth in any agreement between the Company and an Agency, Investor or Insurer, and (iii) applicable requirements of an Investor, Agency or Insurer with respect to the processing or origination of Mortgage Loans.

“Mortgage Note” means a promissory note evidencing a Mortgage Loan secured by a Mortgage.

“Mortgagor” means the obligor on a Mortgage Note.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Pool” means a group of Mortgage Loans that collateralize a mortgage-backed or asset-backed security issue.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchasers” has the meaning set forth in the preamble to this Agreement.

“Purchaser Benefit Plans” has the meaning set forth in Section 6.09(a).

“Purchaser Board” means the board of directors of the Purchaser.

“Purchaser Parent” has the meaning set forth in the preamble to this Agreement.

“Purchaser Termination Reimbursement Amount” has the meaning set forth in Section 8.02(c)(i).

“Person” means any individual, bank, corporation, general, limited or limited liability partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Proxy Statement” means the proxy statement, together with any amendments and supplements thereto, to be delivered to holders of Company Common Stock in connection with the solicitation of their approval of this Agreement.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“RHS” means the Rural Housing Service of the U.S. Department of Agriculture, or any successor thereto.

“Sales Commitments” means commitments of the Company to sell Mortgage Loans.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Servicing Agreement” means each agreement between the Company and another Person (including an Investor) under which a Mortgage Loan is serviced or otherwise affecting the Servicing Rights.

“Servicing Rights” or “Servicing” means all of the Company’s obligations to service the Mortgage Loans in accordance with the Mortgage Loan Requirements, and all of the Company’s rights to receive the servicing fee income and any and all ancillary or other income including, without limitation, prepayment fees, premiums, late charge income, and all of the Company’s rights to hold and administer the related escrows and the records arising from or connected to any of the servicing of the Mortgage Loans that are owned by the Company as of the Closing Date.

“Shareholders” means shareholders of Company Common Stock immediately prior to consummation of the Merger.

“State Agency” means any state agency with authority to (i) regulate the businesses of the Company, including without limitation any state agency with authority to determine the investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company, or (ii) regulate the Company’s ability to originate, purchase or service mortgage loans, or otherwise promote mortgage lending, including without limitation state and local housing finance authorities.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company and otherwise (i) on terms which the Company Board determines in good faith, after consultation with the Company Financial Advisor, to be more favorable from a financial point of view to the Shareholders than the Consideration, (ii) that constitutes a transaction that, in the Company Board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company Board based on the advice from the Company Financial Advisor, is highly likely to be obtained by such third party.

“Surviving Corporation” has the meaning set forth in the Recitals.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Authority” and “Tax Authorities” means any Governmental Authority responsible for the assessment or collection of any Tax.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Termination Fee” has the meaning set forth in Section 8.02(b).

“Treasury Stock” means shares of Company Stock held by the Company, or by the Purchasers, in each case other than in a fiduciary (including custodial or agency) capacity.

“VA” means the United States Department of Veterans Affairs, or any successor thereto.

“Voting Agreements” has the meaning set forth in the Recitals.

“Warrant” has the meaning set forth in Section 3.06.

ARTICLE II

THE MERGER

Section 2.01        The Merger.

(a)        The Merger.  Subject to the terms and conditions of this Agreement, the Merging Subsidiary shall merge with and into the Company in accordance with the provisions of Article 11 of the Illinois Business Corporation Act. Upon consummation of the Merger, the separate corporate existence of the Merging Subsidiary shall terminate and the Company shall be the Surviving Corporation operating under the laws of the State of Illinois.

(b)        Articles and Bylaws.  The Company Articles and Company Bylaws as in effect immediately prior to consummation of the Merger shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

(c)        Directors and Officers of the Surviving Corporation.  The directors of the Surviving Corporation shall be the directors of the Merging Subsidiary immediately prior to the Merger. The executive officers of the Surviving Corporation shall be the executive officers of the Company immediately prior to the Merger.

(d)        Authorized Capital Stock.  The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the Company Articles immediately prior to the Merger.

(e)        Effect of the Merger.  On the Closing Date, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.02        Closing.  A closing (the “Closing”) shall take place at the principal offices of Thacher Proffitt & Wood LLP (“Thacher Proffitt”) at 10:00 a.m., Eastern Time, on October 31, 2005 or such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to the Purchasers and the Company the certificates and other documents required to be delivered under Article VII hereof.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

Section 3.01        Consideration.  Subject to the provisions of this Agreement, on the Closing Date, automatically by virtue of the Merger and without any action on the part of any Person:

(a)        Company Common Stock.  Subject to the provisions of this Agreement, automatically by virtue of the Merger and without any action on the part of any Person, (i) each share of Company Common Stock issued and outstanding immediately prior to the Merger (excluding Dissenting Shares and Treasury Stock) shall be converted into the right to receive cash in an amount equal to $5.64 (the “Consideration”), and (ii) each Certificate representing issued and outstanding Company Common Stock shall, after the Closing Date, represent only the right to receive the Consideration specified in clause (i) above. Shareholders of the Company shall not be required or permitted to exchange Certificates evidencing Company Common Stock for certificates evidencing common stock of the Surviving Corporation upon consummation of the Merger.

(b)        Outstanding Merging Subsidiary Common Stock.  Each share of common stock of the Merging Subsidiary issued and outstanding immediately prior to the Closing Date shall automatically by virtue of the Merger and without any action on the part of any Person be converted into one (1) share of validly issued, fully paid and nonassessable common stock of the Surviving Corporation, no par value per share.

(c)        Treasury Stock.  Each share of Company Common Stock held as Treasury Stock immediately prior to the Closing Date shall be canceled and retired on the Closing Date and no consideration shall be issued in exchange therefor.

Section 3.02        Rights as Shareholder.  As of the Closing Date, Shareholders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Surviving Corporation other than the right to receive the Consideration provided under this Article III.

Section 3.03        Exchange Procedures.  The parties hereto shall enter into the Exchange Agent Agreement prior to the Closing Date, which shall provide the following:

(a)        No later than three (3) Business Days following the Closing Date, the Purchasers shall cause the Exchange Agent to mail or make available to each holder of record of a Certificate a notice and letter of transmittal disclosing the effectiveness of the Merger and the procedure for exchanging Certificates for the

Consideration. Such letter of transmittal shall specify that delivery shall be effected and risk of loss and title shall pass only upon proper delivery of Certificates to the Exchange Agent.

(b)        At or prior to the Closing Date, the Purchasers, without duplication, shall deliver to the Exchange Agent for the benefit of the holders of Certificates (other than the holders of Dissenting Shares and Treasury Stock) an amount of cash equal to the aggregate Consideration for payment of the aggregate Consideration to such holders of Certificates.

(c)        Each holder of any outstanding Certificate (other than holders of Dissenting Shares and Treasury Stock) who surrenders such Certificate (or other appropriate documentation under Section 3.03(d) below) to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to the Consideration. The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange in accordance with normal exchange practices. Each outstanding Certificate which is not surrendered to the Exchange Agent shall evidence ownership of only the right to receive the Consideration without interest.

(d)        The Exchange Agent shall not be obligated to deliver the Consideration until the Shareholder surrenders a Certificate as provided in this Section 3.03, or, in default thereof, presents appropriate documentation as may be required in each case by the Exchange Agent. If any check is to be issued in a name other than that in which the Certificate is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of a check in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)        Any portion of the cash delivered to the Exchange Agent by the Purchasers pursuant to Section 3.03(b) that remains unclaimed by the Shareholders for six months after the Closing Date shall be delivered by the Exchange Agent to the Purchasers, as directed by the Purchasers. Any Shareholders who have not theretofore complied with Section 3.03(c) shall thereafter look only to the Purchasers for the Consideration. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of the Purchasers (and to the extent not in the Purchasers’ possession shall be delivered to the Purchasers), free and clear of all Liens of any Person previously entitled to such property. Neither the Exchange Agent nor any of the parties hereto shall be liable to any Shareholder for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws in accordance with this Section 3.03(e). The Purchasers and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those persons entitled to receive the Consideration, which books shall be conclusive with respect thereto.

(f)        The Exchange Agent or the Purchasers shall be entitled to deduct and withhold from the Consideration otherwise payable pursuant to this Agreement to any holder of Certificates an amount of Taxes that is attributable to the making of such payment under the Code, or any provision of state, local or foreign Tax law, including without limitation, all sales, use, transfer, income and other applicable Taxes. To the extent that amounts are so withheld by the Exchange Agent or the Purchasers, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made.

Section 3.04        Company Options and Restricted Stock.  Prior to and effective as of the Closing Date, the Company shall take all such action as is necessary to terminate the Company Stock Incentive Plan and shall provide written notice to each holder of a then-outstanding Company Option (whether or not such Company Option is then vested or exercisable) that such Company Option shall be, as at the date of such notice, fully vested and exercisable in full and that such Company Option shall terminate on the Closing Date and that, if such Company Option is not exercised or otherwise terminated on or before the Closing Date, such holder shall be entitled to receive in cancellation of such Company Option a cash payment from the Company at the Closing in an amount equal to the excess of the Consideration over the per share exercise price of such Company Option, multiplied by the number of shares of Company Common Stock covered by such Company Option, subject to any required withholding of Taxes. Similarly, prior to and effective as of the Closing Date, the Company shall provide written notice to each holder of a then-outstanding unvested Company Restricted Stock Award that such Company Restricted Stock Award shall be cancelled as of the Closing Date and such holder shall be entitled to receive in cancellation of such Company Restricted Stock a cash payment from the Company at the Closing in an amount equal to the Consideration multiplied by the number of shares of Company Common Stock covered by such Company Restricted Stock Award which has been cancelled, subject to any required withholding of Taxes. The Company shall obtain the written acknowledgement of each holder of a then-outstanding Company Option and then-outstanding unvested Company Restricted Stock Award with regard to the cancellation of such Company Option or Company Restricted Stock Award and the payment therefor in accordance with the terms of this Agreement.

Section 3.05        Company Preferred Stock.  The Company has entered into an agreement with the sole owner of the Company Preferred Stock, a copy of which is attached hereto as Annex B (the “Company Preferred Stock Repurchase Agreement”), in which the owner of the Company Preferred Stock has agreed to sell and the Company has agreed to purchase all of the outstanding Company Preferred Stock, effective immediately prior to the Closing Date, at which time such owner shall be entitled to receive a purchase price in consideration for such Company Preferred Stock in an amount equal to $5,000 per share of Company Preferred Stock, plus a pro-rated cash dividend per share of Company Preferred Stock for the period beginning May 1, 2005 through, but not including, the Closing Date (based on an annual cash dividend per share of $611.11). The Company shall take all such action as is necessary to repurchase and retire the Company Preferred Stock effective immediately prior to the Closing Date. The Company shall obtain the written acknowledgement of the sole owner of the Company Preferred Stock with regard to the repurchase and retirement of such Company Preferred Stock and the payment therefor in accordance with the terms of this Section 3.05 and the Company Preferred Stock Repurchase Agreement.

Section 3.06        Warrants.  Prior to the Closing Date, the Company shall provide written notice to Maxim Partners, LLC as the holder of a certain warrant dated December 15, 2003 by and between the Company and Maxim Partners LLC (the “Warrant”) to the effect that, from and after the Closing Date, the holder(s) of the Warrant will be entitled to receive, upon proper exercise of the Warrant, a cash payment in an amount equal to the Consideration multiplied by the number of shares of Company Common Stock for which the Warrant is exercised.

Section 3.07        Dissenting Shares.  A Shareholder who has perfected his or her right to dissent from the Merger under Section 11.70 of the Illinois Business Corporation Act and who has not effectively withdrawn or lost such rights as of the Closing Date with respect to his or her shares of Company Common Stock (the “Dissenting Shares”) shall not have a right to receive the Consideration specified in Section 3.01(a) hereof, and such Shareholder of Dissenting Shares shall be entitled only to such rights as are granted by such provisions of the Illinois Business Corporation Act. If any Shareholder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, such Shareholder shall thereupon be treated as though it had the right to receive the aggregate Consideration to which such Shareholder would be entitled pursuant to Section 3.01(a) hereof. The Company shall give the Purchasers prompt notice upon receipt by the Company of any such written demands for payment of the fair value of shares of Company Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the Illinois Business Corporation Act.

ARTICLE IV

ACTIONS PENDING ACQUISITION

Section 4.01        Covenants of the Company.  During the period from the date of this Agreement and continuing until the Closing Date, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Purchasers, the Company shall carry on its business in the ordinary course consistent with past practice and consistent with prudent mortgage banking and mortgage lending practices and in compliance in all material respects with all applicable laws and regulations. The Company will use its commercially reasonable efforts to (i) preserve its business organization intact, except as set forth in (iii) below, (ii) keep available to itself and the Purchasers the present services of the current officers and employees of the Company, (iii) dissolve the Company’s wholly-owned Subsidiaries, PlusFunding-Com, Inc. and PlusFunding Mortgage, Inc., and (iv) preserve the goodwill of the customers of the Company and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 4.01 of the Company Disclosure Schedule or as

otherwise expressly contemplated or permitted by this Agreement or consented to in writing by the Purchasers, the Company shall not:

(a)        Capital Stock.  Other than pursuant to the exercise of Company Options set forth in Section 5.01(b) of the Company Disclosure Schedule: (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights or (ii) permit any additional shares of capital stock to become subject to grants of employee or director stock options or other Rights.

(b)        Dividends; Etc.  (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

(c)        Compensation; Employment Agreements, Etc.  Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or grant any salary or wage increase or increase any employee benefit or grant or pay any incentive or bonus other than commissions to loan officers paid in the ordinary course of business consistent with past practices pursuant to compensation arrangements existing as of the date hereof and consistent with Section 5.01(h)(iii)(A) of the Company Schedule.

(d)        Hiring.  Hire any person as an employee of the Company or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(d) of the Company Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company.

(e)        Benefit Plans.  Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice and consultation with respect thereto to the Purchasers, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(e) of the Company Disclosure Schedule), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of the Company or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder, other than as specifically provided in any Company Stock Incentive Plan or as contemplated by this Agreement.

(f)        Transactions with Affiliates.  Except pursuant to agreements or arrangements in effect on the date hereof, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

(g)        Dispositions.  Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company.

(h)        Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business or properties of any other entity.

(i)        Capital Expenditures.  Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate.

(j)        Governing Documents.  Amend the Company Articles or Company Bylaws.

(k)        Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

(l)        Contracts.  Except in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Agreement, enter into, amend, modify or terminate any Material Contract, Lease or Insurance Policy.

(m)        Claims.  Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by the Company of an amount which exceeds $50,000 and/or would impose any material restriction on the business of the Company.

(n)        Operations.  Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(o)        Derivatives Transactions.  Enter into any Derivatives Transaction, except in the ordinary course of business consistent with past practice.

(p)        Indebtedness.  Incur any Indebtedness other than in the ordinary course of business consistent with past practice.

(q)        [Reserved].

(r)        [Reserved].

(s)         Investments in Real Estate.  Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(t)        Taxes.  Make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided, that, for purposes of this subparagraph (t), “material” shall mean affecting or relating to $100,000 of taxable income.

(u)        Compliance with Agreements.  Commit any act or omission which constitutes a material breach or default by the Company under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which the Company is a party or by which the Company or any of its properties is bound.

(v)        Environmental Assessments.  Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.

(w)        Adverse Actions.  Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Closing Date, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

(x)        Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 4.02        Covenants of the Purchasers.  From the date hereof until the Closing Date, except as expressly contemplated or permitted by this Agreement, without the prior written consent of the Company, the Purchasers will not:

(a)        Adverse Actions.  Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of their respective representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Closing Date, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

(b)        Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01        Representations and Warranties of the Company.  Except as set forth in a schedule delivered by the Company to the Purchasers (the “Company Disclosure Schedule”) on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties set forth below or its covenants in Article IV, the Company hereby represents and warrants to the Purchasers as follows:

(a)        Organization, Standing and Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The Company is duly qualified to do business and is in good standing in each foreign jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified has not had and is not reasonably likely to have a Material Adverse Effect on the Company.

(b)        Company Capital Stock.  The authorized capital stock of the Company consists solely of 20,000,000 shares of Company Common Stock, of which 6,042,943 shares are outstanding as of the date hereof, and 5,000,000 shares of Company Preferred Stock, of which 63 shares are outstanding as of the date hereof. As of the date hereof, 176,700 shares of the Company Common Stock were held in treasury by the Company or otherwise directly or indirectly owned by the Company and no shares of Company Stock were reserved for issuance, other than 495,450 shares of Company Common Stock reserved for issuance upon the exercise of Company Options in accordance with their terms and 48,000 shares of Company Common Stock subject to Company Restricted Stock Awards (of which 38,400 shares of Company Restricted Stock are unvested). The outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Company Common Stock and the Company Preferred Stock have been issued in violation of the preemptive rights of any Person. Section 5.01(b) of the Company Disclosure Schedule sets forth a true and correct list of the beneficial and record holder(s) of the Company Preferred Stock. Section 5.01(b) of the Company Disclosure Schedule also sets forth for each Company Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to each option, the number of shares of Company Common Stock subject to options that are currently exercisable and the exercise price per share as well as each unvested Company Restricted Stock Award, the name of the grantee, the date of the grant, the number of shares of Company Common Stock subject to each Company Restricted Stock Award and the number of shares of Company Restricted Stock that are currently unvested. Except as set forth in this Section 5.01(b), the Company does not have any Rights issued or outstanding with respect to Company Stock and the Company does not have any commitment to authorize, issue or sell any Company Stock or Rights.

(c)        Subsidiaries.  Except as set forth in Section 5.01(c) of the Company Disclosure Schedule, the Company has no Subsidiaries. Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, the Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind, except as set forth in Section 5.01(c) of the Company Disclosure Schedule.

(d)        Corporate Power; Minute Books.  The Company has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of this Agreement by the Company’s Shareholders. The minute books of the Company contain true, complete and accurate records of all meetings and other corporate actions held or taken since July 1, 2002 by the Company’s Shareholders and the Company Board (including committees of the Company Board).

(e)        Corporate Authority.  Subject to the approval of this Agreement by the Shareholders of the Company, this Agreement and the Merger have been authorized by all necessary corporate action of the Company and the Company Board on or prior to the date hereof. The Company Board has directed that this Agreement be submitted to the Company’s Shareholders for approval at a meeting of such Shareholders and, except for the approval and adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock, no other vote of the shareholders of the Company is required by law, the Company Articles, the Company Bylaws or otherwise to approve this Agreement and the Merger. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Purchasers, this Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)         Regulatory Approvals; No Defaults.

    (i)        No licenses, consents, approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company in connection with the execution, delivery or performance by the Company of this Agreement, or to consummate the Merger, except for (A) the approval of this Agreement by the holders of the outstanding shares of Company Common Stock, (B) as set forth in Section 5.01(f)(i) of the Company Disclosure Schedule, and (C) licenses, consents, approvals, waivers, filings or registrations, the failure to obtain or make (as applicable) which will not have or is not reasonably likely to have a Material Adverse Effect on the Company. As of the date hereof, the Company is not aware of any reason why the licenses, consents, approvals or waivers set forth above and referred to in Section 7.03(i) will not be received in a timely manner.

    (ii)        Subject to receipt, or the making, of the licenses, consents, approvals, waivers and filings referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger do not and will not (A) constitute a breach or violation of, or a default under, the Company Articles or the Company Bylaws, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its properties or assets or (C) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its properties or assets may be bound or affected, other than violations, conflicts, breaches or defaults under clause (C) that will not have a Material Adverse Effect on the Company or that will be cured or waived prior to the Closing Date.

(g)        Financial Statements.  The Company has previously made available to the Purchasers copies of (i) the balance sheets of the Company as of April 30 for the fiscal years 2003 through 2005, inclusive, and the related statements of income, shareholders’ equity and cash flows for each of the fiscal years 2003 through 2005, inclusive, as included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended April 30, 2005 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Crowe Chizek and Company LLC, registered independent public accountants with respect to the Company, and (ii) the unaudited balance sheets of the Company and the related unaudited statements of income for the months ended May 31, 2005 and June 30, 2005 ((i) and (ii), collectively, the “Company Financial Statements”). The April 30, 2005 financial statements of the Company (including the related notes, where applicable) fairly present the financial position of the Company as of the date thereof, and the other financial statements referred to in this Section 5.01(g) (including the related notes, where applicable) fairly present, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount and the absence of footnotes), the results of operations and financial position of the Company for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, subject to recurring audit adjustments normal in nature and amount and the absence of footnotes. The books and records of the Company have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Crowe Chizek and Company LLC has not resigned or been dismissed as independent registered public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(h)        Absence of Certain Changes or Events.

    (i)       Since April 30, 2005, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.

    (ii)      Since April 30, 2005, the Company has carried on its business only in the ordinary and usual course of business consistent with past practice (except for actions taken with respect to the AmPro Acquisition and the incurrence of expenses and other actions taken in connection with this Agreement and the transactions contemplated hereby).

    (iii)     Except as set forth in Section 5.01(h)(iii) of the Company Disclosure Schedule, since April 30, 2005, the Company has not (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of April 30, 2005 (which amounts are included in Section 5.01(h)(iii) of the Company Disclosure Schedule), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (B) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company Stock, (C) effected or authorized any split, combination or reclassification of any of the Company Stock or any issuance or issued any other securities in respect of, in lieu of or in substitution for shares of the Company Stock, except for issuances of Company Common Stock upon the exercise of Company Options, in each case awarded prior to the date hereof in accordance with their present terms, (D) changed any accounting methods (or underlying assumptions), principles or practices of the Company affecting its assets, liabilities or businesses, including without limitation, any reserving, renewal or residual method, practice or policy, (E) made any Tax election or any settlement or compromise of any income Tax liability by the Company, (F) made any material change in the Company’s policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Mortgage Loans, (G) suffered any strike, work stoppage, slow-down, or other labor disturbance, (H) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (I) had any union organizing activities or (J) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

(i)        Controls and Procedures.

    (i)        Financial.  During the periods covered by the Company Financial Statements, the Company has had in place internal controls over financial reporting which are designed and maintained to ensure reasonable reliability of financial reporting and the preparation of the Company Financial Statements for external purposes in accordance with GAAP, and such internal controls include policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that such transactions are and were recorded as necessary to permit preparation of the Company Financial Statements in accordance with GAAP, and that receipts and expenditures of the Company are and were being made only in accordance with authorization of the Company’s management and the Company Board, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company Financial Statements. Except as set forth on Schedule 5.01(i)(i), none of the Company’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its accountants.

    (ii)        Disclosure.  The Company has established and maintains disclosure controls and procedures as required by Rule 13a-15 under the Exchange Act. As of the end of the period covered by each applicable Company SEC Report, the Company has conducted an evaluation under the supervision and with the participation of its management, including the Company’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of its disclosure controls and procedures, and the Company’s Chief Executive Officer and Chief Financial Officer have concluded that its disclosure controls and procedures are effective to ensure that information required to be disclosed in the Company SEC Reports is recorded, processed, summarized and reported, within the periods specified in, and in accordance with the requirements of, the SEC’s rules, regulations and forms. Based on such evaluations, (A) there were no significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) there was no fraud, whether or not material, that involved management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.

(j)        Regulatory Matters.

    (i)        The Company has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed since April 30, 2002 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith, except to the extent such failure will not have or is not reasonably likely to have a Material Adverse Effect on the Company. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of the Company, and except as set forth in Section 5.01(j) of the Company Disclosure Schedule, no Governmental Authority has initiated any proceeding, or to the Knowledge of the Company, investigation into the business or operations of the Company, since April 30, 2002. To the Company’s Knowledge, there is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of the Company.

    (ii)        Neither the Company nor any of its properties is a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority charged with the supervision or regulation of mortgage lenders, mortgage bankers or mortgage brokers, or issuers of securities. The Company has not been advised by, and the Company has no Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(k)        Legal Proceedings.

    (i)        Section 5.01(k)(i) of the Company Disclosure Schedule contains a true and correct summary description as of the date hereof of any pending or, to the Company’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company, including the venue, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedies sought.

    (ii)        Except as set forth in Section 5.01(k)(ii) of the Company Disclosure Schedule, the Company is not a party to any, and there are no pending or, to the Company’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company in which, to the Knowledge of the Company, there is a reasonable probability of any material recovery against or other Material Adverse Effect on the Company or which challenges the validity or propriety of the Merger.

    (iii)        There is no injunction, order, judgment or decree imposed upon the Company or the assets of the Company. The Company has no Knowledge of the threat of any such action.

(l)        Compliance With Laws.

    (i)        The Company is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination, except for violations which individually or in the aggregate do not and are not reasonably likely to have a Material Adverse Effect on the Company;

    (ii)        Section 5.01(l)(ii) of the Company Disclosure Schedule sets forth each jurisdiction in which the Company is conducting a mortgage banking, mortgage lending or other mortgage business and the specific licenses obtained from such jurisdictions or whether licenses are not required in such jurisdictions to conduct a mortgage business. The Company has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit the Company to own or lease its properties and to conduct its business as presently conducted other than permits, licenses, authorizations, orders, approvals, filings, applications and registrations which, if not obtained or made (as applicable), will not and are not reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on the Company; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company’s Knowledge, no suspension or cancellation of any of them is threatened; and

    (iii)        Except as set forth on Schedule 5.01(l)(iii), the Company has received, since April 30, 2002, no written (or to the Company’s Knowledge, oral) notification or written (or to the Company’s Knowledge, oral) communication from any Governmental Authority (A) asserting that the Company is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company’s Knowledge, do any grounds for any of the foregoing exist).

(m)        Material Contracts; Defaults.

    (i)        Except as set forth in Section 5.01(m)(i) of the Company Disclosure Schedule, the Company is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written, or to the Company’s Knowledge, oral) (A) with respect to the employment of any directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of the Company to indemnification from the Company, (C) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (D) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment of more than $50,000 per annum, (E) which materially restricts the conduct of the business in which the Company is currently engaged or in which the Company currently expects to be engaged other than leases for real property and other than contracts for intellectual property entered into by the Company in the ordinary course of business to the extent such contracts include customary restrictions on the use and licensing of such intellectual property, or (F) with respect to any Indebtedness (collectively, “Material Contracts”). The Company has previously delivered or made available to the Purchasers true, complete and correct copies of each Material Contract.

(ii)      To the Company’s Knowledge, the Company is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default by the Company. No power of attorney or similar authorization given directly or indirectly by the Company is currently outstanding.

(n)        Brokers.  Neither the Company nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, the Company Financial Advisor in accordance with the terms of a letter agreement between the Company Financial Advisor and the Company, a true, complete and correct copy of which has been previously delivered or made available by the Company to the Purchasers.

(o)        Employee Benefit Plans.

(i)       All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company (the “Company Employees”) and current or former directors of the Company including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Company Benefit Plans”), are identified in Section 5.01(o)(i) of the Company Disclosure Schedule. True and complete copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans and all amendments thereto, have been provided to the Purchasers.

(ii)      All Company Benefit Plans other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, covering Company Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Company Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and the Company has no Knowledge of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code. There is no pending or, to the Company’s Knowledge, threatened litigation relating to the Company Benefit Plans. The Company has not engaged in a transaction with respect to any Company Benefit Plan or Company Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(iii)     The Company has not at any time maintained or contributed to a Company Benefit Plan under Title IV of ERISA or any Company Benefit Plan subject to Section 412 of the Code or Section 302 of ERISA.

(iv)        All contributions required to be made under the terms of any Company Benefit Plan have been timely made or have been reflected on the financial statements of the Company.

(v)        The Company has no obligations for retiree health and life benefits under any Company Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. Except as set forth in Section 5.01(o)(v) of the Company Disclosure Schedule, the Company may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder.

(vi)        None of the execution of this Agreement, Shareholder approval of this Agreement or consummation of the Merger will (A) entitle any employees of the Company to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Company Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(p)        Labor Matters.  The Company is not a party to and is not bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving the Company pending or, to the Company’s Knowledge, threatened, nor is the Company aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(q)        Environmental Matters.

(i)        The Company is in compliance with applicable Environmental Laws; (ii) to the Company’s Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by the Company or any property in which the Company has held a security interest, Lien or a fiduciary or management role (“Company Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) to the Company’s Knowledge, the Company can not be deemed to be the owner or operator of, and has not participated in the management regarding Hazardous Substances of, any Company Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iv) to the Company’s Knowledge, the Company has had no liability for any Hazardous Substance disposal or contamination on any third party property; (v) the Company has not received any written (or to the Company’s Knowledge, oral) notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) the Company is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) to the Company’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving the Company, any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected to result in any claims, liability or investigations against the Company, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or materially adversely affect the value of any Company Loan Property; and (viii) the Company has delivered to the Purchasers copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company and any currently or formerly owned or operated property or any Company Loan Property.

(ii)        As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(r)        Tax Matters.

(i)        (A) All income Tax Returns and all other material Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the Company have been or will be timely filed on or before the Closing Date, (B) all such Tax Returns are or will be true and complete in all material respects, and all such Tax Returns correctly reflected or will reflect in all material respects the facts regarding the income, business, assets, operations, activities, status and other matters of the Company and any other information required to be shown thereon, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) above have been or will be timely paid in full, (D) all deficiencies asserted or assessments made as a result of examinations of the Tax Returns referred to in clause (A) above conducted by any Tax Authority have been paid in full, (E) no material issues that have been raised by the relevant Tax Authority in connection with the examination of any of the Tax Returns referred to in clause (A) above are currently pending, (F) to the Knowledge of the Company, no material issues are threatened to be raised by the relevant Tax Authority in connection with the examination of any of the Tax Returns referred to in clause (A) above, (G) the Company has not waived any statutes of limitation with respect to any Taxes of the Company and (H) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(ii)        The Company has provided to the Purchasers true and correct copies of the United States federal income Tax Returns filed by the Company for each of their three most recent taxable years ended on or before April 30, 2004.

(iii)        The Company has no liability with respect to Taxes that accrued on or before the end of the most recent period covered by the Company Financial Statements in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the Company Financial Statements, and will not exceed such accrual or reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing Tax Returns. The Company will not incur any liability for Taxes from the date of this Agreement through the Closing Date other than in the ordinary course of business and consistent with reasonable past practice.

(iv)        The Company is not a party to any Tax allocation or sharing agreement, is not and has not been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was the Company), and otherwise has no liability for the Taxes of any Person (other than the Company).

(v)        No closing agreements, private letter rulings or technical advice memoranda have been entered into with or issued by any Taxing Authority with respect to the Company.

(vi)        The Company does not maintain any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(vii)        (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Merger and (B) all Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Tax Authority or other Person.

(viii)      None of the Tax Returns filed by the Company contains a disclosure statement under former Section 6661 of the Code or Section 6662 of the Code (or any similar provision of state, local or foreign Tax law).

(ix)        There are no Liens for Taxes upon any assets of the Company, other than Liens for Taxes not yet due and payable.

(x)        All material elections with respect to Taxes affecting the Company, as of the date of this Agreement, are set forth in the Company Financial Statements.

(xi)        Section 5.01(r)(xi) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company. No written (or to the Company’s Knowledge, oral) claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that it may be subject to Tax in that jurisdiction. The Company does not have nor has the Company ever had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(xii)        The Company is not a party to or member of any joint venture, partnership, limited liability Company or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

(xiii)        To the Knowledge of the Company after reasonable diligence, the Company has never filed a consent pursuant to former Section 341(f) of the Code, relating to collapsible corporations, and former Section 341(f)(2) has not applied to any of the assets of the Company.

(xiv)        The Company does not own an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(xv)         The Company has not been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a tax-free transaction pursuant to Section 355 of the Code.

(xvi)         The Company has no net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated by this Agreement).

(xvii)        The Company has not agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax law) by reason of a change in accounting method or otherwise.

      (s)        Representations Regarding the Mortgage Banking Business.

(i)        The Company (A) has, and at all other relevant times had, all material federal, state and local licenses, permits, franchises and other authorizations, rights and privileges of Governmental Authorities, Investors and Insurers required to permit it to own its properties and to conduct its business, including but not limited to any required state mortgage banking and real estate licenses, and is in good standing under all material applicable federal, state and local laws and regulations thereunder as a mortgage broker, lender and servicer, (B) has not received any written (or to the Company’s Knowledge, oral) notice that revocation is being considered with respect to any of such required material licenses, permits, or authorizations, (C) is in compliance with all and has not violated in any material respect such material licenses, permits and authorizations, and (D) has timely filed all applications for renewal (on substantially the same terms and conditions) of any required material licenses, permits and authorizations for which renewal applications must have been filed prior to the date hereof and the Closing Date; as of the date hereof and the Closing Date, there are no proceedings pending, or, to the Company’s Knowledge, threatened, that could reasonably be expected to result in the revocation, cancellation, modification or suspension of any such required material licenses, permits or authorizations, and there is no pending or, to the Company’s Knowledge, threatened cancellation or reduction of any mortgage loan sale agreement to which the Company is a party and the obligations of the Company under each such mortgage loan sale agreement and Investor Requirement are being performed by the Company in accordance with their respective terms. Without limiting the generality of the foregoing, the Company is an FHA approved mortgagee, a VA automatic lender, a GNMA issuer, a FNMA seller/servicer and a FHLMC seller/servicer, all in good standing and, to the Company’s Knowledge, no event has occurred that would cause the Company to have such approval revoked.

(ii)        Except as set forth in Section 5.01(s)(ii) of the Company Disclosure Schedule, no Mortgage Loans that are owned by the Company are (A) Delinquent Loans, in foreclosure, in bankruptcy or in litigation, (B) classified as “loss,” “doubtful,” “substandard,” or “special mention” by any Agency, or the Company’s internal credit review system, or (C) on a non-accrual status as a result of the Company’s loan review procedures.

(iii)      The Company has complied in all material respects with all applicable Mortgage Loan Requirements with respect to the Company’s operations and activities, including without limitation the origination, processing, underwriting and credit approval of the Mortgage Loans, such as, among others, (A) those laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, and (B) the handbooks and guides (including without limitation, selling and servicing guides) of and contracts with any Investor. The Company has not done or failed to do, or caused to be done or omitted to be done, any act, the effect of which would operate to invalidate, materially impair or be a material breach of (AA) any approvals of any Agency or state or local Governmental Authority, (BB) any insurance or insurance policy of any Insurer or commitment of any Insurer to insure, (CC) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by any Insurer, (DD) any surety or guaranty agreement, or (EE) any agreement pursuant to which the Company sold Mortgage Loans to an Investor. No Agency, Investor, Governmental Authority, or Insurer has (AAA) provided written notice to the Company that the Company has violated or has not complied on a recurring basis with the applicable compliance or underwriting standards with respect to Mortgage Loans sold by the Company to an Investor, (BBB) has provided written notice to the Company that the Company has violated or not complied with any Mortgage Loan Requirements, (CCC) to the Company’s Knowledge imposed restrictions on the activities (including commitment authority) of the Company or (DDD) has provided written notice to the Company claiming a breach of any contract or agreement pursuant to which the Company sold Mortgage Loans to an Investor. Each Mortgage Loan sold by the Company complied with all of the representations and warranties contained in the contracts or agreements pursuant to which the Company sold such Mortgage Loan to an Investor.

(iv)      Except as set forth in Section 5.01(s)(iv) of the Company Disclosure Schedule, all of the Mortgage Loans were secured by one-to-four-family residential real property or, to the extent that a Mortgage Loan was secured by property other than a one-to-four-family residential property, such Mortgage Loan has not been sold to any Person where the Company could have any recourse obligation in the event of a borrower default.

(v)       Except as set forth in Section 5.01(s)(v) of the Company Disclosure Schedule, none of the Mortgage Loans are or have been included by the Company in any Pool or securitization. The Company has not sponsored or established any special purpose vehicle or entity that would be required to be consolidated with the Company pursuant to Interpretation No. 46 or Interpretation No. 46R of the Financial Accounting Standards Board.

(vi)      Each Mortgage Loan that is required to be covered by FHA insurance is insured under the National Housing Act or qualifies for insurance thereunder and timely and proper application has been made for such insurance. Each Mortgage Loan that is required to be guaranteed by the VA is guaranteed under the provisions of Chapter 37 of Title 38 of the Code or qualifies for such guarantee and timely and proper application has been made for such guarantee. As to each FHA insurance certificate, each VA guarantee certificate and each Mortgage Loan that is required to be insured by private mortgage insurance, the Company has complied with applicable provisions of the insurance or guarantee contract and all applicable laws.

(vii)        Section 5.01(s)(vii) of the Company Disclosure Schedule contains a true and correct list of all of the audits, investigations and complaints of the Company by an Agency, a Governmental Authority, an Investor, or an Insurer commenced since April 30, 2002. Except for customary ongoing quality control reviews, no audit or investigation is pending or, to the Company’s Knowledge, threatened that is reasonably likely to result in:

(A)        a claim of a material failure to comply with applicable regulations;

(B)        a repurchase of Mortgage Loans by the Company;

(C)        indemnification by the Company in connection with Mortgage Loans;

(D)        rescission of any insurance or guaranty contract or agreement,

(E)        payment of a penalty to any Agency, an Investor or under a contract of private mortgage insurance; or

(F)        revocation of any license or authority, including authority to do business.

The Company has made available to the Purchasers true, complete and correct copies of all written reports and materials received in connection with such audits, investigations, complaints and inquiries.

(viii)      Except as set forth in Section 5.01(s)(viii) of the Company Disclosure Schedule, the Company does not issue and has not issued mortgage or asset backed securities and has not and is not conducting Servicing with respect to any Pools. Except as set forth in Section 5.01(s)(viii) of the Company Disclosure Schedule, all Mortgage Loans originated by the Company, purchased by the Company from mortgage brokers or correspondents, or acquired by the Company by way of merger or acquisition have been sold on a “servicing released” basis.

(ix)        Section 5.01(s)(ix) of the Company Disclosure Schedule sets forth as of the date hereof, a list of all Sales Commitments, together with the name of the other party thereto, the type of commitment (i.e., mandatory, best efforts, etc.), the total amount of such commitment, the expiration date, and the types of Mortgage Loans covered thereby. Neither the Company nor, to the Company’s Knowledge, the other party to any mortgage loan delivery commitment and Sales Commitment) is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default on the part of the Company (or, to the Company’s Knowledge, on the part of the other party to the mortgage loan delivery commitment or Sales Commitment) or permit termination, modification or acceleration thereunder against the Company (or to the Company’s Knowledge, against the other party to the mortgage loan delivery commitment or Sales Commitment). There are no oral agreements in effect as to any such mortgage loan delivery commitment or Sales Commitment.

(x)        The information contained in each Loan File and other documentation upon which underwriters generally rely (such as verification of employment) are, in all material respects, complete and accurate and are in compliance with all applicable Mortgage Loan Requirements.

(t)      Derivative Transactions.

(i)        All Derivative Transactions (as defined below) entered into by the Company or for the account of any of its customers were entered into in accordance with applicable laws, rules,

regulations and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company has duly performed all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(ii)        Except as set forth in Section 5.01(t)(ii) of the Company Disclosure Schedule, no Derivative Transaction held by the Company would be classified by the Company as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” ‘Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. The financial position of the Company under or with respect to each such Derivative Transaction has been reflected in the books and records of the Company in accordance with GAAP consistently applied, and except as set forth in Section 5.01(t)(ii) of the Company Disclosure Schedule, no open exposure of the Company with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $50,000.

(iii)      For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(u)        Loan Repurchases. Section 5.01(u) of the Company Disclosure Schedule sets forth a list of all loans sold by the Company which have been repurchased by the Company in the past three (3) years. The details relating to such repurchases are set forth on Section 5.01(u) of the Company Disclosure Schedule.

(v)        Intellectual Property.

(i)        Section 5.01(v) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Company Intellectual Property (as defined below). The Company owns or has a valid license to use all the Company Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of the Company as currently conducted. The Company Intellectual Property owned by the Company, and to the Knowledge of the Company, all other Company Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and the Company has received no written (or to the Company’s Knowledge, oral) notice challenging the validity or enforceability of the Company Intellectual Property. To the Knowledge of the Company, the conduct of the business of the Company does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the Merger will not result in the material loss or material impairment of the right of the Company to own or use any of the Company Intellectual Property.

(ii)        For purposes of this Agreement, the term “Intellectual Property” means (A) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (B) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (C) copyrights (including any registrations and applications for any of the foregoing); (D) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing (collectively, “Software”); and (E) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies. For purposes of this Agreement, the term “Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of the Company.

(w)        Customers.  Section 5.01(w) of the Company Disclosure Schedule sets forth the names of the five (5) largest purchasers (based upon dollar values of purchases) of Mortgage Loans from the Company in each of the Company’s fiscal year 2004 and 2005.

(x)        Insurance.  Section 5.01(x) of the Company Disclosure Schedule identifies all of the material insurance policies, binders, or bonds currently maintained by the Company, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $50,000. The Company is insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, the Company is not in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(y)        Anti-takeover Provisions.  Assuming the accuracy of the representation and warranty of the Purchasers contained in Section 5.02(g), no “control share acquisition,” “business combination moratorium,” “fair price” or other form of anti-takeover statute or regulation is applicable to this Agreement or the Merger, including without limitation Section 11.75 of the Illinois Business Corporation Act, and the provisions of the Company Articles relating to special voting requirements for certain business combinations do not apply to this Agreement or the Merger.

(z)        Fairness Opinion.  The Company Board has received the written opinion of the Company Financial Advisor to the effect that as of the date hereof the Consideration is fair to the holders of Company Common Stock from a financial point of view.

(aa)      Proxy Statement.  As of the date of the Proxy Statement and the date of the meeting of the Shareholders to which such Proxy Statement relates, the Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to the Purchasers or provided by the Purchasers included in the Proxy Statement pursuant to Section 5.02(f) hereof.

(bb)      SEC Reports.  The Company has previously made available to the Purchasers a true, correct and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement (after giving effect to any and all amendments thereto) filed since April 30, 2002 by the Company with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “Company SEC Reports”) and (ii) communication mailed by the Company to its shareholders since April 30, 2002, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company has timely filed all Company SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company SEC Reports complied with the published rules and regulations of the SEC with respect thereto in all material respects. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302, 404 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated against the Company by the SEC relating to disclosures contained in any Company SEC Reports.

(cc)      Disclosure.  The representations and warranties contained in this Section 5.01, as qualified by the Company Disclosure Schedule, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.01 not misleading.

(dd)      Lending Practices.  (i) the Company has, and in the case of a Mortgage Loan originated with the assistance of a mortgage broker, the mortgage broker also has, complied in all material respects with all laws applicable to all outstanding Mortgage Loans, (ii) to the Company’s Knowledge, all mortgage brokers who originate Mortgage Loans have all consents, authorizations or waivers from Governmental Authorities from all jurisdictions requiring such consents, authorizations or waivers for such origination activities, and (iii) each outstanding Mortgage Loan and commitment to extend credit has been solicited, originated and administered in accordance with the Company’s underwriting standards in all material respects. The Loan Documents and Loan Files to which the Company is a party conform to all applicable laws in all material respects, and each of the related Mortgage Loans arose out of bona fide transactions in the ordinary course of business, and the Loan Files relating to the Mortgage Loans accurately and completely reflect in all material respects the terms of the Mortgage Loans.

(ee)      Lending Policies; Loan Reserve Policies.  (i) the Lending Policies and Loan Reserve Policies set forth a true and complete description of the written policies and practices of the Company relating to: (A) documentation procedures; (B) collateralization practices (including loan-to-value ratios and valuation and appraisal of collateral); (C) procedures for (including frequency of) billing and on-going monitoring and auditing of Mortgage Loans; (D) collections and review of past-due accounts; (E) making of charge-offs, write downs, specific accruals and specific valuation reserves for Mortgage Loans and (F) the placing of Mortgage Loans on a non-accrual status, (ii) each Mortgage Loan originated or acquired by the Company has been originated, authorized, collateralized, guaranteed and administered and serviced in accordance with the Lending Policies and (iii) the Lending Policies comply with applicable Law in all material respects.

(ff)        Investment Commitments.  (i) the mandatory forward Investment Commitments are owned by the Company free and clear of any Liens, other than Liens for the benefit of the Company’s warehouse lenders and (ii) the Company has not received written notice of any pending cancellation of any mandatory forward Investment Commitment.

(gg)      Custodial Accounts.  All Custodial Accounts required to be maintained by the Company are maintained in accordance with applicable law and insurer requirements in all material respects.

Section 5.02        Representations and Warranties of the Purchasers. The Purchaser and the Purchaser Parent, jointly and severally, hereby represent and warrant to the Company as follows:

(a)        Organization, Standing and Authority.  The Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser Parent is duly organized, validly existing and in good standing under the laws of the Cayman Islands. Each of the Purchasers is duly licensed or qualified to do business in each jurisdiction where its respective ownership or leasing of property or assets or the conduct of its respective business requires it to be so licensed or qualified. Each of the Purchasers has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its respective properties and assets and to carry on its respective business as it is now conducted.

(b)        Power.  Each of the Purchasers has the power, corporate or otherwise, and authority to carry on its respective business as it is now being conducted and to own all its respective properties and assets; Each of the Purchasers has the power, corporate or otherwise, and authority to execute, deliver and perform its respective obligations under this Agreement and to consummate the Merger.

(c)        Authority.  This Agreement and the Merger have been authorized by all necessary action, whether corporate or otherwise, of each of the Purchasers and the Purchaser Board, and following its organization this Agreement and the Merger will be authorized by all necessary corporate action of the Merging Subsidiary. This Agreement has been duly executed and delivered by each of the Purchasers and, assuming due authorization, execution and delivery by the Company, this Agreement is a valid and legally binding agreement of each of the Purchasers enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d)        Regulatory Approvals; No Defaults.

    (i)        No licenses, consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Purchasers in connection with the execution, delivery or performance by the Purchasers of this Agreement, or to consummate the Merger.

    (ii)      Subject to receipt, or the making, of the licenses, consents, approvals, waivers and filings referred to in the preceding paragraph, the execution, delivery and performance of this Agreement by the Purchasers and the consummation of the Merger do not and will not (A) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of the Purchaser or the Purchaser Parent, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Purchaser or the Purchaser Parent or any of their respective properties or assets or (C) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Purchaser or the Purchaser Parent under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Purchaser or the Purchaser Parent is a party or by which Purchaser or the Purchaser Parent or any of their respective properties or assets may be bound or affected.

(e)        Financial Ability.  On the Closing Date, the Purchasers, either individually or in combination, will have all funds necessary to consummate the Merger and pay the aggregate Consideration to holders of Company Common Stock pursuant to Section 3.01(a) hereof.

(f)        Proxy Statement Information.  None of the information relating to the Purchasers, which is expressly provided by the Purchasers to the Company for inclusion in the Proxy Statement, as of the date of the Proxy Statement and the date of the meeting of the Shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

(g)        Ownership of Company Common Stock.  As of the date hereof, none of the Purchaser, the Purchaser Parent or, to the Purchasers’ Knowledge, any of their other respective affiliates (as such term are defined under the Exchange Act) owns, beneficially or of record, directly or indirectly, or is a party to any agreement (not including the Confidentiality Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Company Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

(h)        No Brokers.  The Purchasers have not incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger for which the Company or any of its directors or officers would be liable, other than liability for such fees of The Sapphire Group LLC, or any of its affiliates, in connection with the Merger, for which the Purchasers shall be solely responsible.

(i)        Litigation.  As of the date hereof, neither the Purchaser nor the Purchaser Parent (i) is a party to any and there are no pending or, to the Purchasers’ Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Purchaser or the Purchaser Parent which challenge the validity or propriety of the Merger such that there is a reasonable probability that the conditions set forth in Section 7.03(i) of this Agreement would not be satisfied, and (ii) is aware of any fact or circumstance that is reasonably likely to cause the conditions set forth in Section 7.03(i) of this Agreement to not be satisfied.

(j)        Disclosure.  The representations and warranties contained in this Section 5.02, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.02 not misleading.

ARTICLE VI

COVENANTS

Section 6.01        Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable, and otherwise to enable consummation of the Merger, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other parties hereto to that end.

Section 6.02        Shareholder Approval.  The Company agrees to take, in accordance with applicable law and the Company Articles and Company Bylaws, all action necessary to convene a meeting of the Shareholders to consider and vote upon the approval of this Agreement, in accordance with Section 5.01(e), and any other matters required to be approved by the Company’s shareholders in order to permit consummation of the Merger (including any adjournment or postponement, the “Company Meeting”) and, subject to Section 6.06(a), shall use best efforts to take all lawful action to solicit such approval by the Shareholders. The Company shall use best efforts to convene the Company Meeting within forty-five (45) days after the initial mailing of the Proxy Statement to Shareholders of the Company pursuant to Section 6.03(a). Except with the prior approval of the Purchasers, no other matters shall be submitted for the approval of the Shareholders at the Company Meeting. The Company Board shall at all times prior to and during the Company Meeting recommend adoption of this Agreement by the Shareholders and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to the Purchasers or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 6.06(a) (a “Change in Recommendation”). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the Shareholders for their approval at the Company Meeting and nothing contained herein shall be deemed to relieve the Company of such obligation.

Section 6.03        Proxy Statement; Regulatory Filings.

(a)        The Company shall prepare the Proxy Statement and shall submit the Proxy Statement to the SEC within twenty (20) days after the date of this Agreement. The Company shall provide the Purchasers a reasonable opportunity to review the Proxy Statement and any amendments or supplements thereto prior to the Company’s distribution of such documents to the Shareholders. The Company shall mail the Proxy Statement to the Shareholders within five (5) Business Days after the date (i) the SEC has completed its review of the Proxy Statement, or (ii) the Company is notified by the SEC that the Proxy Statement will not be reviewed by the SEC.

(b)        Each of the Purchasers and the Company shall cooperate and use best efforts to prepare all documentation (including the Proxy Statement), to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Merger and any other transactions contemplated by this Agreement. Each of the Purchasers and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Merger. In exercising the foregoing right, each such party agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Merger and each party shall keep the other parties apprised of the status of material matters relating to completion of the Merger.

(c)        Each party agrees, as promptly as practicable upon request, to furnish the requesting party with all information concerning itself, its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any filing, notice or application made by or on behalf of such requesting party to any third party or Governmental Authority.

Section 6.04        Press Releases.  The Company and the Purchasers shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other parties, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that a party may, without the prior consent of the other parties (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or, in the case of the Company, the requirements of The Nasdaq SmallCap Market. The Company and the Purchasers shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Merger as reasonably requested by the other party.

Section 6.05        Access; Information.

(a)        The Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the Purchasers and each of their respective officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Closing Date to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of the Company and to such other information relating to the Company as the Purchasers may reasonably request and, during such period, it shall furnish promptly to the Purchasers all information concerning the business, properties and personnel of the Company as the Purchasers may reasonably request.

(b)        No investigation by the Purchasers of the business and affairs of the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of the Purchasers to consummate the Merger.

(c)        Notwithstanding anything contained in this Agreement to the contrary, the Company and the Purchasers (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and any facts that may be relevant to the Tax structure of the Merger beginning on the earliest of (i) the date of the public announcement of discussions relating to the Merger, (ii) the date of public announcement of the Merger or (iii) the date of the execution of an agreement (with or without conditions) to enter into the Merger, provided, however, that neither the Company nor the Purchasers (nor any of their respective employees, representatives or other agents thereof) may disclose any other information that is not relevant to understanding the Tax treatment and Tax structure of the Merger or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

Section 6.06        No Solicitation by the Company.

(a)        From the date of this Agreement through the Closing Date, the Company shall not, nor shall it authorize or permit any of its directors, officers or employees or its investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance that it is not legally obligated to furnish), or take any other action that is intended or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) enter into any agreement with respect to an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal or (iv) make or authorize any statement or recommendation in support of any Acquisition Proposal. Notwithstanding the foregoing, if, and only to the extent that, (i) the approval of this Agreement by the Shareholders as set forth in Section 5.01(e) has not occurred, (ii) the Company Board reasonably determines in good faith, after consultation with its outside legal counsel, that such action would be required in order for directors of the Company to comply with their respective fiduciary duties under applicable law in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.06(a) that the Company Board believes in good faith is a Superior Proposal and (iii) the Company provides notice to the Purchasers of its decision to take such action in accordance with the requirements of Section 6.06(b), the Company may (1) furnish information with respect to the Company to any Person making such an Acquisition Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside legal counsel) on terms substantially similar to, and no less favorable to such Person than, the terms contained in the Confidentiality Agreement, (2) participate in discussions or negotiations regarding such an Acquisition Proposal and (3) authorize any statement or recommendation in support of such an Acquisition Proposal and withhold, withdraw, amend or modify the recommendation referred in Section 6.02.

(b)        The Company shall notify the Purchasers promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or for access to the properties, books or records of the Company by any Person that informs the Company Board or a member of the senior management of the Company that it is considering making, or has made, an Acquisition Proposal. Such notice to the Purchasers shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of the Company, and the material terms of any such Acquisition Proposal and any modification or amendment to such Acquisition Proposal. The Company shall promptly, and in any event within 24 hours, notify the Purchasers, orally and in writing, with respect to any material changes in status and any material changes or material modifications in the terms of any such Acquisition Proposal, indication or request. The Company also shall promptly, and in any event within 24 hours, notify the Purchasers, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 6.06(a).

(c)        The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchasers) conducted heretofore with respect to any of the foregoing, and shall use commercially reasonable efforts to cause all Persons other than the Purchasers who have been furnished confidential information regarding the Company in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. The Company agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal.

(d)        The Company shall use commercially reasonable efforts to make the directors, officers, employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of the Company are aware of the restrictions and agreements described in this Section 6.06 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions and agreements set forth in this Section 6.06 by any director, officer, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of the Company, at the direction or with the consent of the Company, shall be deemed to be a breach of this Section 6.06 by the Company.

Section 6.07        [Reserved].

Section 6.08        Indemnification.

(a)        From and after the Closing Date, the Purchasers (the “Indemnifying Parties”), shall indemnify and hold harmless each present and former director and officer of the Company determined as of the Closing Date (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of the Company, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent provided by the Delaware General Corporation Law as in effect on the date hereof. The Indemnifying Parties’ obligations under this Section 6.08(a) shall continue in full force and effect for a period of six (6) years from the Closing Date, provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b)        Any Indemnified Party wishing to claim indemnification under this Section 6.08, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Parties, but the failure to so notify shall not relieve the Indemnifying Parties of any liability they may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Parties. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing Date), (i) the Indemnifying Parties shall have the right to assume the defense thereof and the Indemnifying Parties shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Parties elect not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Parties and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Parties, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Parties shall not be liable for any settlement effected without their prior written consent and (iv) the Indemnifying Parties shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or a court of competent jurisdiction.

(c)        The Purchasers agree that for a period of six (6) years beginning as of the Closing Date, the Purchasers shall cause to be maintained in effect the Company’s current policy of officers’ and directors’ liability insurance with respect to actions and omissions occurring on or prior to the Closing Date; provided, however, that the Purchasers may substitute therefore policies of at least the same coverage amounts containing terms and conditions which are no less advantageous to the covered persons, provided that such substitution shall not result in any lapses in coverage with respect to matters occurring on or prior to the Closing Date.

(d)        If the Purchasers or any of their respective successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of their respective assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of the Purchasers shall assume the obligations set forth in this Section 6.08.

Section 6.09        Employees; Benefit Plans.

(a)        Following the Closing Date, the Purchasers may choose to maintain any or all of Company Benefit Plans in their sole discretion. However, for any Company Benefit Plan terminated for which there is a comparable benefit plan of general applicability at the Purchaser or the Purchaser Parent or any affiliate thereof (each, a “Purchaser Benefit Plan”), the Purchasers and any such affiliate shall take all reasonable action so that employees of the Company shall be entitled to participate in such Purchaser Benefit Plan to the same extent as similarly-situated employees of the Purchasers or the applicable affiliate (it being understood that inclusion of the employees of the Company in the Purchaser Benefit Plans may occur at different times with respect to different plans), provided, however, that nothing contained herein shall require the Purchasers or any affiliate thereof to make any grants to any former employee of the Company under any discretionary equity compensation plan of the Purchaser, the Purchaser Parent or any affiliate thereof. The Purchasers shall cause each Purchaser Benefit Plan in which employees of the Company are eligible to participate due to the termination of an existing Company Benefit Plan to take into account for purposes of eligibility and vesting under the Purchaser Benefit Plans (but not for purposes of benefit accrual) the service of such employees with the Company to the same extent as such service was credited for such purpose by the Company, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of the Purchasers to amend or terminate any of the Company Benefit Plans in accordance with their terms at any time, provided, however, that the Purchasers shall continue to maintain the Company Benefit Plans (other than stock-based or incentive plans) for which there is a comparable Purchaser Benefit Plan until the Company employees are permitted to participate in the Purchaser Benefit Plans.

(b)        If employees of the Company become eligible to participate in a medical, dental or health plan of the Purchaser, the Purchaser Parent or any affiliate thereof upon the termination of such plan of the Company, the Purchasers or the applicable affiliate shall take commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of the Purchaser, the Purchaser Parent or the applicable affiliate, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Closing Date, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Closing Date.

(c)        [Reserved].

(d)        All employees of the Company as of the Closing Date shall become employees of the Surviving Corporation as of the Closing Date. Subject to Section 6.09(e) below, the Purchasers shall have no obligation to continue the employment of any such person and nothing contained herein shall give any employee of the Company the right to continue employment with the Purchaser, the Purchaser Parent or the Surviving Corporation after the Closing Date.

(e)        On the Closing Date (i) the Purchaser, the Company and Joseph Khoshabe shall enter into a Consulting Agreement substantially in the form of Annex C hereto, and (ii) the Purchaser, the Company and Steve Y. Khoshabe shall enter into an Employment Agreement substantially in the form of Annex D hereto, in each case, to be effective as of the Closing Date.

Section 6.10        Merging Subsidiary. Subject to the receipt of any required approval of a Governmental Authority, the Purchasers shall cause the Merging Subsidiary to be organized promptly after the execution of this Agreement by the Company.

Section 6.11        Advice of Changes.

(a)        The Purchasers and the Company shall promptly notify the other parties of any change or event having, or which could be reasonably expected to have, either individually or in the aggregate with other changes and events, a Material Adverse Effect on it or on the other parties, or which it believes would, or which could reasonably be expected to, cause or constitute, either individually or in the aggregate with other changes or events, a material breach of any of the representations, warranties or covenants contained herein. If notice is provided as set forth in this Section 6.11(a), the parties agree that the parties will consult with one another regarding such actions that may or should be taken, if any, to remedy the change(s) or event(s) for which notice has been provided; provided, however, that failure of any party to provide any notice contemplated hereby or to recommend specific action in connection with any notice provided hereunder shall not constitute a waiver of such party’s rights or remedies hereunder. Notice pursuant to this Section 6.11(a) shall not constitute or be deemed to constitute a notice of termination of this Agreement by any party hereto, nor shall any such notice affect any other provision of this Agreement.

(b)        Three (3) Business Days prior to each of the date of the Company Meeting and the Closing Date, the Company will supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or which is necessary to correct any information in the Company Disclosure Schedule or in Section 5.01 of this Agreement which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of the Company contained in Section 5.01 hereof and in order to determine the fulfillment of the conditions set forth in Section 7.03(a) hereof as of the Closing Date, the Company Disclosure Schedule shall be deemed to include only the information contained therein on the date hereof.

Section 6.12        Current Information. During the period from the date of this Agreement to the Closing Date, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the Purchasers and to report the general status of the ongoing operations of the Company. Without limiting the foregoing, the Company agrees to provide the Purchasers (i) within twenty (20) days following the close of each calendar month between the date hereof and the Closing Date, a preliminary balance sheet (subject to normal recurring adjustments) at the end of such month and comparative statements of operations for such month and the same month in the prior year, and (ii) a copy of each report filed by the Company with a Governmental Authority within one (1) Business Day following the filing thereof.

Section 6.13        Transition.  Commencing following the date hereof, the Purchasers and the Company shall use commercially reasonable efforts to facilitate the integration of the Company with the businesses of the Purchaser following consummation of the Merger.

Section 6.14        Stock Option Plan.  As of the Closing Date, the Purchasers shall cause the Surviving Corporation to establish a stock option plan under which options to acquire shares of the common stock of the Surviving Corporation may be issued and to which shall be reserved at least ten (10%) percent of the common stock of the Surviving Corporation. The Purchasers shall provide a reasonable opportunity for the Chief Executive Officer of the Company to review and comment upon the proposed stock option plan prior to its adoption.

Section 6.15        Company Preferred Stock Repurchase Agreement.  The Company shall enter into the Company Preferred Stock Repurchase Agreement prior to the Closing Date.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.01        Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of the Company and the Purchasers to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a)        Shareholder Approval.  This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of Company Common Stock.

(b)        No Injunctions or Restraints; Illegality.  No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the Merger.

Section 7.02        Conditions to Obligations of the Company.  The obligations of the Company to consummate the Merger also are subject to the fulfillment or written waiver by the Company prior to the Closing Date of each of the following conditions:

(a)        Representations and Warranties.  The representations and warranties of the Purchasers set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on the Purchasers. The Company shall have received a certificate, dated the Closing Date, signed on behalf of the Purchaser by the President and the Treasurer of the Purchaser and on behalf of the Purchaser Parent by the Chief Executive Officer of the Purchaser Parent to such effect.

(b)        Performance of Obligations of the Purchasers.  The Purchasers shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date (including, but not limited to, the payment to, and receipt by, the Exchange Agent of an amount in cash equal to the aggregate Consideration in accordance with Section 3.03(b) of this Agreement), and the Company shall have received a certificate, dated the Closing Date, signed on behalf of the Purchaser by the President and Treasurer of the Purchaser and on behalf of the Purchaser Parent by the Chief Executive Officer of the Purchaser Parent to such effect.

(c)        Opinion of Counsel.  The Company shall have received an opinion of Thacher Proffitt & Wood LLP, counsel to the Purchasers, dated the Closing Date, in the form and substance set forth in Annex E attached hereto.

(d)        Other Actions.  The Purchasers shall have furnished the Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as the Company may reasonably request.

Section 7.03        Conditions to Obligations of the Purchasers.  The obligations of the Purchasers to consummate the Merger also are subject to the fulfillment or written waiver by the Purchasers prior to the Closing Date of each of the following conditions:

(a)        Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on the Company or the Surviving Corporation. The Purchasers shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(b)        Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Purchasers shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c)        Opinion of Counsel.  The Purchasers shall have received an opinion of Barack, Ferrazzano, Kirschbaum, Perlman & Nagelberg, counsel to the Company, dated the Closing Date, in the form and substance set forth in Annex F attached hereto.

(d)        Voting Agreements.  Voting Agreements, substantially in the form attached as Annex A hereto, shall have been executed and delivered by each Director Shareholder concurrently with the Company’s execution and delivery of this Agreement.

(e)        Other Actions.  The Company shall have furnished the Purchasers with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as the Purchasers may reasonably request.

(f)        FIRPTA Certificate.  At the deemed request of the Shareholders, the Company shall have delivered to the Purchasers a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to the Purchasers (the “FIRPTA Affidavit”), and shall have filed any and all relevant notices to the IRS in connection with issuing such FIRPTA Affidavit.

(g)        Dissenting Shares.  Dissenting Shares shall not represent 10% or more of the outstanding Company Common Stock.

(h)        Licensing Approvals.  In connection with the Merger, the Company shall have filed an application with the appropriate State Agency in each jurisdiction in which the Company is as of the date hereof licensed to transact a mortgage banking, mortgage lending or similar business as set forth in Schedule II attached hereto, and licensing approvals from such State Agencies shall have been obtained by the Company in no fewer than thirty-six (36) of such jurisdictions, which jurisdictions must include the jurisdictions set forth in Schedule I attached hereto. All licensing approvals obtained shall remain in full force and effect, and no licensing approval referred to in this Section 7.01(h) shall contain any condition, restriction or requirement which, either the Purchaser Board or the Parent Purchaser reasonably determines in good faith, would individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that the Purchaser or the Purchaser Parent would not have entered into this Agreement had such condition, restriction or requirement been known at the date hereof.

(i)        Company Preferred Stock.  The Company Preferred Stock shall have been repurchased and retired, and appropriate evidence that the Company Preferred Stock shall have been repurchased and retired, in accordance with Section 3.05 shall have been furnished to the Purchasers.

(j)        Employment and Consulting Agreements.  The Purchaser, the Company and Joseph Khoshabe shall have entered into a Consulting Agreement substantially in the form of Annex C hereto, and the Purchaser, the Company and Steve Y. Khoshabe shall have entered into an Employment Agreement substantially in the form of Annex D hereto.

Section 7.04        Frustration of Closing Conditions.  Neither the Purchasers nor the Company may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Merger, as required by and subject to Section 6.01.

ARTICLE VIII

TERMINATION

Section 8.01        Termination.  This Agreement may be terminated, and the Merger may be abandoned:

(a)        Mutual Consent.  At any time prior to the Closing Date, by the mutual consent of the Purchaser, the Purchaser Parent and the Company, if (i) in the case of the Purchaser and the Company, the board of directors by vote of a majority of the members of the entire board, and (ii) in the case of the Purchaser Parent, an authorized representative of the Purchaser Parent, so determines.

(b)        [Reserved].

(c)        No Shareholder Approval.  By any of the Purchaser, the Purchaser Parent or the Company (provided in the case of the Company that it shall not be in material breach of any of its obligations under Section 6.02), if the approval of the Shareholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote as set forth in Section 5.01(e) at a duly held meeting of the Shareholders or at any adjournment or postponement thereof.

(d)        Breach of Representations and Warranties.  By any of the Purchaser, the Purchaser Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other parties, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle any party receiving the benefit of such representation or warranty not to consummate the Merger under Section 7.02(a) (in the case of a breach of a representation or warranty by the Purchasers) or Section 7.03(a) (in the case of a breach of a representation or warranty by the Company).

(e)        Breach of Covenants.  By any of the Purchaser, the Purchaser Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company (in the case of the Purchasers) or on the part of either of the Purchasers (in the case of the Company), which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the relevant party hereto, or which breach, by its nature, cannot be cured prior to the Closing Date, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle any party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 7.02(b) (in the case of a breach of a covenant or agreement by the Purchasers) or Section 7.03(b) (in the case of a breach of a covenant or agreement by the Company).

(f)        Delay.  By any of the Purchaser, the Purchaser Parent or the Company if the Merger shall not have been consummated on or before December 31, 2005, unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement. In the event that the Purchaser or the Purchaser Parent notifies the Company of its intent to terminate this Agreement pursuant to this Section 8.01(f), and at the time such notice is provided to the Company in accordance with Section 9.06:

    (i)        all applications described in Section 7.03(h) shall have been filed by the Company, but

    (ii)       approvals from, (A) all of the jurisdictions set forth in Schedule I shall not have been obtained, or (B) at least thirty-six (36) of the forty-nine (49) jurisdictions set forth in Schedule II shall not have been obtained, then the Company may, in its sole discretion upon written notice to the Purchasers, extend the date specified in the previous sentence until February 28, 2006 such that this Agreement may only be terminated by the Purchaser or the Purchaser Parent pursuant to this Section 8.01(f) if the Merger shall not have been consummated on or prior to February 28, 2006, unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g)        Failure to Recommend.  At any time prior to the Company Meeting, by either of the Purchasers if (i) the Company shall have breached its obligations under Section 6.06, (ii) the Company Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of the Purchasers, (iii) the Company Board shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than the Purchasers or (iv) the Company shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the Company Meeting in accordance with Section 6.02.

(h)        Licensing Approvals. By either of the Purchasers if:

    (i)        licensing approval(s) shall have been denied by final, nonappealable action of the applicable Governmental Authority (A) in any one or more of the jurisdictions set forth in Schedule I attached hereto, or (B) in any fourteen (14) or more of the forty-nine (49) jurisdictions set forth in Schedule II attached hereto; or

    (ii)       licensing application(s) shall have been permanently withdrawn at the request of the applicable Governmental Authority (A) in any one or more of the jurisdictions set forth in Schedule I attached hereto, or (B) in any fourteen (14) or more of the forty-nine (49) jurisdictions set forth in Schedule II attached hereto.

(i)        Superior Proposal.  By the Company, if (i) the Company has complied with the provisions of Section 6.06, and (ii) the Company Board shall have determined, in its good faith judgment and in accordance with Section 6.06, that it has received a Superior Proposal and that it would be in the best interests of the Company’s shareholders to pursue such Superior Proposal.

Section 8.02        Effect of Termination and Abandonment.

(a)        In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in this Section 8.02 and Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

(b)        In recognition of the efforts, expenses and other opportunities foregone by the Purchasers while structuring and pursuing the Merger, the parties hereto agree that the Company shall pay to the Purchasers, without duplication, a termination fee of $1,750,000 (the “Termination Fee”), as set forth below, if:

    (i)        this Agreement is terminated by either of the Purchasers pursuant to Section 8.01(g) and the Company enters into a definitive agreement with respect to an Acquisition Transaction within twelve months after the termination of this Agreement. The termination fee payable under this Section 8.02(b)(i) shall be paid, without duplication, by wire transfer of immediately available funds to an account designated by the Purchasers within two (2) Business Days of the date the Company enters into a definitive agreement with respect to an Acquisition Transaction; or

    (ii)       this Agreement is terminated by the Company pursuant to Section 8.01(i). Amounts that become payable pursuant to this Section 8.02(b)(ii) shall be paid, without duplication, by wire transfer of immediately available funds to an account designated by the Purchasers within five (5) Business Days of the date this Agreement is terminated.

(c)        In further recognition of the efforts, expenses and other opportunities foregone by the parties while structuring and pursuing the Merger, the parties hereto agree that:

    (i)        if this Agreement is terminated by either of the Purchasers pursuant to Section 8.01(e) or by either of the Purchasers or the Company pursuant to Section 8.01(c), then the Company shall pay to the Purchasers, without duplication, a termination reimbursement amount equal to the aggregate amount of all reasonable, documented, out-of-pocket costs and expenses incurred by the Purchaser and the Purchaser Parent solely and directly in connection with the execution, delivery and performance of this Agreement by the Purchaser and the Purchaser Parent (the “Purchaser Termination Reimbursement Amount”);

    (ii)       if this Agreement is terminated (A) by either of the Purchasers pursuant to Section 8.01(h), (with the parties expressly acknowledging that the Company is presently licensed in all jurisdictions identified in Schedule II) unless the Purchasers can establish that such approvals were denied or applications were withdrawn, as the case may be, solely because of information pertaining to, or a fact or circumstance relating to, the Company or any of its respective officers as of the date hereof, shareholders as of the date hereof, directors as of the date hereof or any of their affiliated Persons or affiliated individuals, or (B) by the Company pursuant to Section 8.01(e), then the Purchasers shall pay to the Company, without duplication, the aggregate amount of all reasonable, documented, out-of-pocket costs and expenses incurred by the Company solely and directly in connection with the execution, delivery and performance of this Agreement by the Company (the “Company Termination Reimbursement Amount”); and

    (iii)     if this Agreement is terminated by either of the Purchasers or the Company pursuant to Section 8.01(f) and, as of the dates set forth in Section 8.01(f), unless Purchasers can establish that the licensing approvals shall not have been obtained as provided in Section 8.01(h) for reasons solely attributable to information pertaining to, or a fact or circumstance relating to, the Company, or any of its respective officers as of the date hereof, shareholders as of the date hereof, directors as of the date hereof or any of their affiliated Persons or affiliated individuals, then the Purchasers shall pay to the Company, without duplication, the Company Termination Reimbursement Amount.

Any amount that becomes payable pursuant to this Section 8.02(c) shall be paid, without duplication, by wire transfer of immediately available funds, to an account designated by the party(ies) to whom such amount is due, within two (2) Business Days of the date that the documentation of costs and expenses contemplated hereby is delivered to the party required to make payment hereby.

(d)        The Company and the Purchasers agree that the agreement contained in paragraph (b) of this Section 8.02 is an integral part of the transactions contemplated by this Agreement, and that without such agreement the Purchasers would not have entered into this Agreement. Notwithstanding anything contained in this Agreement to the contrary, in the event that this Agreement is terminated pursuant to Section 8.02(b), the payment of the amounts contemplated in Section 8.02(b) is intended by the parties to be, and shall constitute, liquidated damages and shall be the sole and exclusive remedy and shall be in lieu of any and all claims that the Purchasers and their respective officers, directors, partners and stockholders have, or might have, against the Company and its officers, directors and shareholders for any claims arising from, or relating in any way to, this Agreement or the Merger, and the Purchasers and their respective officers, directors, partners and shareholders shall not have any other rights or claims against the Company and its officers, directors and shareholders. If the Company fails to pay the Purchasers the amounts due under paragraph (b) above within the time periods specified therein, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the Purchasers in connection with any action in which the Purchasers prevail, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(e)        The Company and the Purchasers agree that the agreements contained in paragraph (c) of this Section 8.02 are an integral part of the transactions contemplated by this Agreement, that without such agreement the parties would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event that this Agreement is terminated pursuant to Section 8.02(c). If the party(ies) owing the Purchaser Termination Reimbursement Amount or the Company Termination Reimbursement Amount, as applicable, fail(s) to pay the other party(ies) the amounts due under paragraph (c) above within the time periods specified therein, the party(ies) owing the applicable Purchaser Termination Reimbursement Amount or Company Termination Reimbursement Amount shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party(ies) in connection with any action in which the other party(ies) prevail(s), including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX

MISCELLANEOUS

Section 9.01        Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Closing Date (other than agreements or covenants contained herein that by their express terms are to be performed after the Closing Date) or the termination of this Agreement if this Agreement is terminated prior to the Closing Date (other than Section 8.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 9.02        Waiver; Amendment. Prior to the Closing Date, any provision of this Agreement may be (i) waived by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting no amendment shall be made which by law requires further approval by the Shareholders without obtaining such approval.

Section 9.03        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 9.04        Governing Law. This Agreement shall be governed in accordance with the laws of the State of New York without regard to conflicts of laws principals thereof (other than Section 5-1401 of the New York General Obligations Law).

Section 9.05        Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the Merger, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 9.06        Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to the Company to:

United Financial Mortgage Corp.
815 Commerce Drive, Suite 100
Oak Brook, Illinois
Attention:	Steve Khoshabe
President and Chief Executive Officer

With a copy to:

Barack Ferrazzano ET. AL. LLP
333 West Wacker Drive
Suite 2700
Chicago, Illinois 60606
Attention: Edwin S. del Hierro

If to Purchaser to:

ARH Mortgage Inc.
c/o Airlie Opportunity Master Fund, Ltd.
115 East Putnam Avenue
Greenwich, Connecticut 06830
Attention:	Andrew Dwyer
Managing Director

and

If to the Purchaser Parent to:

Airlie Opportunity Master Fund, Ltd.
115 East Putnam Avenue
Greenwich, Connecticut 06830
Attention:	Andrew Dwyer
Managing Director

In each case with respect to the Purchasers, with a copy to:

Thacher Proffitt & Wood LLP
Two World Financial Center
New York, New York 10281
Attention: Robert C. Azarow, Esq.

Section 9.07        Entire Understanding; No Third Party Beneficiaries.    This Agreement and the Voting Agreements represent the entire understanding of the parties hereto with reference to the Merger and this Agreement and the Voting Agreements supersede any and all other oral or written agreements heretofore made, including the Confidentiality Agreement. Except for the Indemnified Parties’ right to enforce the Purchasers’ obligation under Section 6.08, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.08        Severability.    Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on the Company or the Purchasers, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

Section 9.09        Enforcement of the Agreement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.10        Interpretation.    When a reference is made in this Agreement to Sections, Annexes or Schedules, such reference shall be to a Section of, or Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to September 5, 2005.

Section 9.11        Assignment.    No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.12        Alternative Structure.    Notwithstanding any provision of this Agreement to the contrary, the Purchasers may at any time modify the structure of the acquisition of the Company set forth herein, subject to the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, provided that (i) the Consideration to be paid to the holders of Company Common Stock is not thereby changed in kind or reduced in amount (whether by payment of Taxes on such Consideration or otherwise) as a result of such modification and (ii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities or otherwise materially delay consummation of the Merger.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

ARH MORTGAGE INC.

By:	/s/ Dort A. Cameron III
Dort A. Cameron III
President

AIRLIE OPPORTUNITY MASTER FUND, LTD.

By:	/s/ Dort A. Cameron III
Dort A. Cameron III
Chief Executive Officer

UNITED FINANCIAL MORTGAGE CORP.

By:	/s/ Steve Y. Khoshabe
Steve Y. Khoshabe
President and Chief Executive Officer

By:	/s/ Michael A. Kraft
Michael A. Kraft
Executive Vice President and Corporate Counsel

ANNEX A

FORM OF VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of September 5, 2005, by and between ARH Mortgage Inc. (“Buyer”), and the undersigned shareholder (“Shareholder”) of United Financial Mortgage Corp. (“Seller”).

RECITALS

WHEREAS, Buyer and Seller have entered into an Agreement and Plan of Merger, dated September 5, 2005 (as may be amended, the “Merger Agreement”), which provides for the merger (the “Merger”) of Seller with and into a wholly-owned subsidiary of Buyer, with Seller being the surviving corporation.

WHEREAS, Shareholder is the record holder and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the outstanding common stock, no par value per share, of the Seller as indicated on the final page of this Agreement (the “Shares”).

WHEREAS, Buyer desires Shareholder to agree, and Shareholder is willing to agree, not to transfer or otherwise dispose of any of the Shares, or any other shares of capital stock of Seller acquired hereunder and prior to the Termination Date (as defined in Section 1.1 below, except as otherwise permitted hereby), and to vote the Shares and any other such shares of capital stock of Seller in a manner so as to facilitate consummation of the transactions contemplated by the Merger Agreement (the “Proposed Transaction”), as provided herein.

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.	Agreement to Retain Shares.

1.1         Transfer and Encumbrance.  Other than as provided herein, until the Termination Date, Shareholder shall not hereafter (a) sell, tender, transfer, pledge, encumber, assign or otherwise dispose of any of the Shares or New Shares (as defined in Section 1.2 below), (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, transfer, pledge, encumbrance, assignment or other disposition of any Shares or New Shares, or (d) take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling Shareholder from performing Shareholder’s obligations under this Agreement. Notwithstanding the restrictions set forth in this Section 1.1, nothing shall prohibit Shareholder from transferring the Shares or New Shares provided the person or entity to whom such Shares or New Shares are transferred agrees to be bound by the terms of this Agreement. As used herein, the term “Termination Date” shall mean the earlier to occur of (i) the Closing Date (as defined in the Merger Agreement); and (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof.

1.2         Additional Purchases.  Shareholder agrees not to acquire, directly or indirectly, beneficial ownership of any shares of capital stock of Seller after the execution of this Agreement and prior to the Termination Date (“New Shares”).

2.      Agreement to Vote Shares.  At every meeting of the shareholders of Seller called with respect to any of the following matters, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of Seller with respect to any of the following matters, Shareholder shall vote the Shares and any New Shares: (i) in favor of approval of the Merger Agreement and the Proposed Transaction and any matter necessary for consummation of the Proposed Transaction; (ii) against (x) approval of any Acquisition Proposal (as defined in the Merger Agreement), (y) any proposal for any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seller under the Merger Agreement or which could result in any of the conditions of Seller’s obligations under the Merger Agreement not being fulfilled, and (z) any action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect consummation of the Proposed Transaction; and (iii) in favor of any other matter necessary for consummation of the Proposed Transaction which is considered at any such meeting of shareholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing or, at the request of Buyer, to permit Buyer to vote such Shares and New Shares directly.

3.         Representations, Warranties and Covenants of Shareholder.  Shareholder hereby represents, warrants and covenants to Buyer as follows:

    3.1         Due Authority. Shareholder has full power, corporate or otherwise, and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by or on behalf of Shareholder and constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

    3.2         No Conflict; Consents. (a) The execution and delivery of this Agreement by Shareholder do not, and the performance by Shareholder of the obligations under this Agreement and the compliance by Shareholder with any provisions hereof do not and will not, (i) conflict with or violate any law, statute, rule, regulation, order, writ, judgment or decree applicable to Shareholder or the Shares, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Shareholder is a party or by which Shareholder or the Shares are bound.

    (b)        The execution and delivery of this Agreement by Shareholder do not, and the performance of this Agreement by Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by Shareholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not prevent or delay the performance by Shareholder of its obligations under this Agreement in any material respect.

    3.3         Ownership of Shares. Shareholder (i) is the beneficial owner of the Shares, which at the date hereof are, and at all times up until the Termination Date will be, free and clear of any liens, claims, options, charges, proxies or voting restrictions or other encumbrances, and (ii) does not beneficially own any shares of capital stock of Seller other than the Shares.

4.         No Limitation on Discretion as Director. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent Shareholder from exercising his or her duties and obligations as a Director of Seller or otherwise taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director of Seller.

5.         Additional Documents. Shareholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Buyer to carry out the intent of this Agreement.

6.         Consent and Waiver. Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Proposed Transaction under the terms of any agreements to which Shareholder is a party or pursuant to any rights Shareholder may have.

7.        Termination. This Agreement shall terminate and shall have no further force or effect as of the Termination Date.

8.        Appraisal and Dissenters Rights. Shareholder hereby waives and agrees not to assert, demand or exercise any rights of appraisal or dissenters in connection with the Merger.

9.	Miscellaneous.

9.1         Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.2         Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either party without the prior written consent of the other party.

9.3         Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

9.4         Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in the State of New York, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

9.5         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by cable, telegram or facsimile (with confirmation of receipt), or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the respective parties as follows:

If to Buyer:	ARH Mortgage Inc.
c/o The Airlie Group
115 East Putnam Avenue
Greenwich, Connecticut 06830
Attention: Andrew Dwyer
with a copy to:	Thacher Proffitt & Wood LLP
Two World Financial Center
New York, New York 10281
Attention: Robert C. Azarow, Esq.
If to Shareholder:	To the address for notice set forth on the last page hereof
with a copy to:	Barack Ferrazzano ET. AL.
333 West Wacker Drive
Suite 2700
Chicago, Illinois 60606
Attention: Edwin S. del Hierro, Esq.

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

9.6        Governing Law; Jurisdiction and Venue. This Agreement shall be governed in accordance with the laws of the State of New York without regard to conflicts of laws principals thereof (other than

Section 5-1401 of the New York General Obligations Law). The parties hereto agree that all actions and proceedings arising in connection with this Agreement or any agreement, document or instrument executed in connection herewith shall be tried and litigated in the state and Federal courts located in New York, New York (other than appeals from those courts that may have to be heard outside of New York, New York).

9.7           Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

9.8           Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

9.9           Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

9.10         No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Board of Directors of Seller has approved the Merger Agreement and the Proposed Transaction, (ii) the Merger Agreement is executed by all parties thereto, and (iii) this Agreement is executed by all parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

________________________________________ Name:
Title:
Address for Notice:

________________________________________

________________________________________

Shares beneficially owned:
shares of common stock of Lark

ARH MORTGAGE INC.
By:	________________________________________
Dort A. Cameron III
President

ANNEX B

COMPANY PREFERRED STOCK REPURCHASE AGREEMENT

THIS PREFERRED STOCK REPURCHASE AGREEMENT (this “Agreement”) is made as of September     , 2005 between JOSEPH KHOSHABE (the “Shareholder”), and UNITED FINANCIAL MORTGAGE CORP., an Illinois corporation (the “Company”).

R E C I T A L S:

A.        Shareholder currently holds 63 shares of Series A Preferred Stock of the Company (the “Preferred Stock”).

B.        The Company is currently in negotiations with ARH Mortgage, Inc., a Delaware corporation, and Airlie Opportunity Master Fund, Ltd., a Cayman Islands limited partnership, to enter into an Agreement and Plan of Merger (the “Agreement”) whereby, among other things, shareholders of the Company will receive cash consideration in exchange for shares of their common stock in the Company.

C.        Shareholder will receive substantial economic benefit from the consummation of the transactions contemplated under the Agreement.

D.        In contemplation of, and in consideration for, the transactions contemplated under the Agreement, the Shareholder grants the Company the option to repurchase the Preferred Stock in accordance with the terms of this Agreement.

A G R E E M E N T S:

In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.         Grant of Option.    Effective as of the date of this Agreement, and in exchange for the payment by the Company to the Shareholder of the sum of Ten Dollars ($10.00), the receipt of which by the Shareholder is hereby acknowledged, the Shareholder hereby grants to the Company an exclusive and irrevocable right and option (the “Option”) to purchase the Preferred Stock, upon the terms and conditions hereinafter set forth, for the price of $5,000.00 per share, or total consideration of $315,000, plus a pro-rated cash dividend per share of Preferred Stock (based on an annual dividend of $611.11 per share) for the period beginning May 1, 2005 through, but not including, the Closing Date (as defined in the Agreement) (the “Option Price”).

Section 2.        Exercise of Option.    On the exercise date, the Shareholder shall sell, and the Company shall purchase, the Preferred Stock at the Option Price. The Shareholder shall deliver to the Company certificates representing the Preferred Stock, properly endorsed for transfer to the Company or its designee, and the Company shall deliver to the Shareholder cash or a check in the amount of the Option Price.

Section 3.        Restriction on Transfer.    Except as otherwise provided in this Agreement, from the date of this Agreement to the exercise date, the Shareholder agrees that he may not sell, assign, gift, convey, pledge, hypothecate, grant a security interest in or otherwise transfer or encumber, voluntarily or involuntarily, any of the Preferred Stock without the express prior written consent of the Company. Except as otherwise provided herein, the Shareholder is entitled to exercise and enjoy all other rights of ownership of the Preferred Stock.

Section 4.         Endorsement and Encumbrance.    During the term hereof, the Shareholder and the Company agree to cause the certificates for the Preferred Stock to bear the following legend:

“The shares represented by this certificate are subject to the terms and conditions of a Preferred Stock Repurchase Agreement dated as of September     , 2005, between United Financial

Mortgage Corp. and Joseph Khoshabe, a copy of which is on file in the office of the cashier of the Company.”

Section 5.         Notice.    Any notice, demand, election or other communication (hereinafter called “notice”) that any party hereto shall desire or be required to give pursuant to the provisions of this Agreement shall be either personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, and if sent by mail, the giving of notice shall be deemed complete on the date shown on the receipt, said notice being delivered to the following addresses:

If to the Company, to: United Financial Mortgage Corp. 815 Commerce Drive, Suite 100 Oak Brook, IL 60523	If to the Shareholder, to: Joseph Khoshabe Personal and Confidential c/o United Financial Mortgage Corp. 815 Commerce Drive, Suite 100 Oak Brook, IL 60523

Section 6.        Authority. Each signatory to this Agreement hereby represents and warrants to the other that he, she or it has full power, authority and legal right, on his, her or its own behalf and on behalf of his, her or its heirs, executors, administrators, successors, affiliates and assigns heretofore and hereafter to execute, deliver and perform all actions required under this Agreement.

Section 7.        Amendment; Modification.    This Agreement may be amended, modified or supplemented at any time only by the written approval of such amendment, modification or supplement by both parties hereto.

Section 8.        Entire Agreement. This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein.

Section 9.        Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. The delivery of executed counterparts of this Agreement may be effected by telecopy, which shall have the same force and effect as original executed and delivered signature pages hereto.

Section 10.        Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois, except to the extent that the federal laws of the United States apply.

Section 11.        Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and permitted assigns, and the Shareholder and his or her spouse, executor, personal representative, administrator, heirs, legatees, guardian and other legal representatives. This Agreement shall survive the death or incapacity of the Shareholder.

Section 12.        No Third-Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the Company and the Shareholder and their respective successors and permitted assigns. Nothing in this Agreement shall be construed to grant to any other person or entity any rights, remedy or claim under or in respect of this Agreement.

[Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement either individually or through its duly authorized officer, on the day and year first written above.

UNITED FINANCIAL MORTGAGE CORP.

By:
JOSEPH KHOSHABE

ANNEX C

FORM OF CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is executed on                     , 2005 and is made and entered into effective as of the Closing Date (also referred to as the “Employment Date”) by and among ARH MORTGAGE INC., a corporation organized and operating under the laws of the State of Delaware (the “Corporation”), UNITED FINANCIAL MORTGAGE CORP., a mortgage corporation organized and operating under the laws of the State of Illinois (“Mortgage Corp.”), and JOSEPH KHOSHABE (the “Executive”). For purposes of this Agreement, the Closing Date shall have the meaning assigned to it by the Agreement and Plan of Merger dated as of September 1, 2005 among the Corporation, Airlie Opportunity Master Fund, Ltd. and the Mortgage Corp.

INTRODUCTORY STATEMENT

The Executive was Chairman and Founder of the Mortgage Corp. prior to its acquisition by the Corporation on the Employment Date and supervised and controlled all of the business affairs of Mortgage Corp. Following the acquisition, the Board of Directors of the Corporation and the Board of Directors of Mortgage Corp. (each, a “Board”) have concluded that it is in the best interests of the Corporation and Mortgage Corp. to secure the Executive’s services and expertise. For these reasons, the Boards have decided to offer to enter into a contract with the Executive for his services. The Executive has accepted this offer.

The terms and conditions which the Corporation, Mortgage Corp. and the Executive have agreed to are as follows.

AGREEMENT

1.        Employment.

The Corporation and Mortgage Corp. hereby offer to employ the Executive, and the Executive hereby accepts such continued employment, during the period and upon the terms and conditions set forth in this Agreement.

2.        Employment Period.

(a)        The Corporation and Mortgage Corp. shall employ the Executive during the period beginning on the Employment Date and ending on the later of October 31, 2008 or the third annual anniversary of the Employment Date (the “Employment Period”).

(b)        Except as otherwise expressly provided in this Agreement, any reference in this Agreement to the term “Remaining Unexpired Employment Period” as of any date shall mean the period beginning on such date and ending on the last day of the Employment Period.

(c)        Nothing in this Agreement shall be deemed to prohibit the Corporation, Mortgage Corp. or the Executive from terminating the Executive’s employment before the end of the Employment Period with or without notice for any reason. This Agreement shall determine the relative rights and obligations of the Corporation, Mortgage Corp. and the Executive in the event of any such termination. In addition, nothing in this Agreement shall require a termination, or prohibit a continuation, of the Executive’s employment at the expiration of the Employment Period. Any such continuation shall be on an “at-will” basis unless the Corporation, Mortgage Corp. and the Executive agree otherwise.

3.        Duties.

The Executive shall serve as consultant to the Mortgage Corp. providing the Boards with such advice and consultation as requested by the Boards and senior executive officers of the Mortgage Corp. and agreed to by Executive.

4.        Compensation.

In consideration for the services to be rendered by the Executive hereunder, the Mortgage Corp. shall pay to him a salary at an initial annual rate of One Hundred Fifty Thousand Dollars ($150,000), payable in approximately equal installments in accordance with its customary payroll practices for senior officers. The Boards, or their respective Compensation Committees or Executive Committees, shall review the Executive’s annual rate of salary at such times during the Employment Period as they deem appropriate, but not less frequently than once every twelve (12) months, and may, in their discretion, approve a salary increase. In addition to salary, the Executive may receive other cash compensation from the Mortgage Corp. for services hereunder at such times, in such amounts and on such terms and conditions as the Boards, or their respective Compensation Committees or Executive Committees, may determine.

5.        Employee Benefit Plans and Programs.

Except as expressly provided herein to the contrary, during the Employment Period, the Executive shall be treated as an employee of the Corporation and Mortgage Corp. and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, or profit-sharing plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans, and any other employee benefit and compensation plans as may from time to time be maintained by, or cover employees of, the Corporation or Mortgage Corp., in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Corporation’s or Mortgage Corp.’s customary practices. Such benefits shall in any event be at least as favorable as those provided to the Executive by Mortgage Corp. immediately prior to its acquisition by the Corporation. Until such time as the Executive and Executive’s spouse attain age sixty-six (66), the Corporation and Mortgage Corp. shall pay one hundred percent (100%) of the premium for the Executive and Executive’s spouse’s coverages under the group life, health (including hospitalization, medical, major medical and long term care), dental, disability and other insurance plans and this obligation shall survive the expiration or termination of this Agreement.

6.         Indemnification and Insurance.

(a)        During the Employment Period and for six (6) years thereafter, the Corporation and Mortgage Corp. shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by either of them to insure their respective directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Corporation or Mortgage Corp. or service in other capacities at their request. The insurance coverage provided to the Executive pursuant to this section 6(a) shall be at least as favorable as the scope and the terms and conditions as the coverage provided to other officers or directors of the Corporation or Mortgage Corp.

(b)        To the maximum extent permitted under applicable law, during the Employment Period and for six (6) years thereafter, the Corporation and Mortgage Corp. shall indemnify the Executive against and hold him harmless from any costs, liabilities, losses and exposures arising from claims for acts or omissions taken in or by virtue of positions as an employee, officer or director of the Corporation or Mortgage Corp. or as an employee, officer or director of other entities at the request of the Corporation or Mortgage Corp. In this regard, unless expressly prohibited by law, Corporation and Mortgage Corp. shall advance all costs and expenses for the defense of any claim or allegation until it shall be determined by outside legal counsel with recognized expertise in such matters that the Corporation and the Mortgage Corp. are prohibited from indemnifying and holding the Executive harmless. The indemnification provided to the Executive pursuant to this section 6(b) shall be at least as favorable as the scope and the terms and conditions as the indemnification provided to other officers or directors of the Corporation or Mortgage Corp.

7.        Outside Activities.

The Executive may serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by any Board (which approval shall not be unreasonably withheld); provided, however, that such service shall not materially interfere with the performance of his duties under this Agreement. The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Corporation or Mortgage Corp., as amended from time to time, and generally applicable to all similarly situated executives.

8.        Working Facilities and Expenses.

The Executive’s principal place of employment shall be at Mortgage Corp.’s executive offices on the date of this Agreement, or at such other location as the Corporation, Mortgage Corp. and the Executive may mutually agree upon. The Corporation and Mortgage Corp. shall provide the Executive at his principal place of employment with a private office, secretarial services and other support services and facilities suitable to his position with the Mortgage Corp. and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Mortgage Corp. shall pay the Executive an annual automobile allowance of SEVEN THOUSAND FIVE HUNDRED DOLLARS ($7,500).The Corporation and Mortgage Corp. shall reimburse the Executive for such ordinary and necessary travel, entertainment and business expenses including, without limitation, all expenses associated with his business use of the aforementioned automobile (including, without limitation, gas, maintenance and insurance) as the Executive, Mortgage Corp. and the Corporation shall mutually agree are necessary and appropriate for business purposes, upon presentation of an itemized account of such expenses in such form as the Corporation and Mortgage Corp. may reasonably require. The Executive shall be entitled to no less than twenty (20) days of paid vacation during each year in the Employment Period.

9.        Termination of Employment Due to Death.

The Executive’s employment with the Corporation and Mortgage Corp. shall terminate, automatically and without any further action on the part of any party to this Agreement, on the date of the Executive’s death. In such event, the Corporation or Mortgage Corp. shall pay or provide to the Executive’s estate, surviving dependents or designated beneficiaries, as applicable:

(a)        the Executive’s earned but unpaid compensation (including, without limitation, salary and all other items which constitute wages under applicable law) as of the date of his termination of employment. This payment shall be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than 30 (thirty) days after the date of the Executive’s termination of employment.

(b)        the benefits, if any, due under any employee benefit plans and programs and compensation plans and programs maintained for the benefit of officers and employees of the Corporation or Mortgage Corp. subject to and in accordance with this Agreement. The time and manner of payment or other delivery of these benefits and the recipients of such benefits shall be determined according to the terms and conditions of the applicable plans and programs subject to and in accordance with this Agreement.

The payments and benefits described in sections 9(a) and (b) shall be referred to in this Agreement as the “Standard Termination Entitlements.”

10.        Termination Due to Disability.

The Corporation and Mortgage Corp. may terminate the Executive’s employment upon a determination, by vote of a majority of the members of the Corporation’s Board, or a majority of the members of the Compensation Committee or Executive Committee thereof, acting in reliance on the written advice of a medical professional acceptable to it, that the Executive is suffering from a physical or mental impairment which, at the date of the determination, has prevented the Executive from performing his assigned duties for a period of at least sixty (60) days during the period of six (6) months ending with the date of the determination or is likely to result in death or prevent the Executive from performing his assigned duties on a substantially full-time basis for a period of at least one hundred and eighty (180) days during the period of six (6) months beginning with the date of the determination. In such event:

(a)        The Corporation or Mortgage Corp. shall pay and deliver to the Executive (or in the event of his death before payment, to his estate, surviving dependents or beneficiaries, as applicable) the Standard Termination Entitlements.

(b)        In addition to the Standard Termination Entitlements, the Corporation or Mortgage Corp. shall continue to pay the Executive his base salary, at the annual rate in effect for him immediately prior to the termination of his employment, during a period ending on the earliest of: (i) the expiration of one hundred and eighty (180) days after the date of termination of his employment; (ii) the date on which long-term disability insurance benefits are first payable to him under any long-term disability insurance plan covering employees of the Corporation or Mortgage Corp. (the “LTD Eligibility Date”); (iii) the date of his death; and (iv) the expiration of the Remaining Unexpired Employment Period (the “Initial Continuation Period”). If the end of the Initial Continuation Period is neither the LTD Eligibility Date nor the date of his death, the Corporation or Mortgage Corp. shall continue to pay the Executive his base salary, at an annual rate equal to sixty percent (60%) of the annual rate in effect for him immediately prior to the termination of his employment, during an additional period ending on the earliest of the LTD Eligibility Date, the date of his death and the expiration of the Remaining Unexpired Employment Period.

A termination of employment due to disability under this section 10 shall be effected by notice of termination given to the Executive by the Corporation and Mortgage Corp. and shall take effect on the later of the effective date of termination specified in such notice or sixty (60) days after the date on which the notice of termination is deemed given to the Executive.

11.        Discharge.

(a)        The Corporation and Mortgage Corp. may terminate the Executive’s employment at any time during the Employment Period for any reason or for no reason, but only by majority vote of the entire membership of the Corporation’s and Mortgage Corp.’s Boards.

(b)        The termination of the Executive’s employment shall be deemed to be for “Cause” only if the Corporation’s and Mortgage Corp.’s Boards, by majority vote of their respective entire memberships, determines that the Executive

(i)        has willfully failed or refused to perform his assigned duties under this Agreement in any material respect (including, for these purposes, the Executive’s inability to perform such duties as a result of drug or alcohol dependency);

(ii)        has committed gross negligence in the performance of, or is guilty of continual neglect of, his assigned material duties;

(iii)        has been convicted or entered a plea of guilty or nolo contendere to, the commission of a felony or any other crime involving dishonesty, personal profit or other similar circumstance likely, in the commercially reasonable judgment of the Boards, to have a material adverse effect on the Corporation, Mortgage Corp. or their respective businesses or reputations;

(iv)        has knowingly violated, in any material respect, any material law, rule, regulation or order applicable to the Corporation or Mortgage Corp. in his performance of services for the Corporation or Mortgage Corp.; or

(v)        has willfully and intentionally breached the material terms of this Agreement in any material respect.

For purposes of this section 11, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Corporation and Mortgage Corp. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Boards or based upon the written advice of counsel for the Corporation or Mortgage Corp. shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Corporation and Mortgage Corp. Termination with Cause shall be effected by written notice to the Executive setting forth with particularity the grounds for termination. No such Termination with Cause shall be effected, however, until (1) the Boards have provided the Executive written notice that both Boards have made a preliminary determination, by a majority vote of their entire memberships, of Cause, (2) the Executive is unable to correct his conduct or correct the consequences of his conduct within 30 days, (3) the Executive then is provided a hearing before each Board, and (4) after such hearings, the Boards make the determination described in the first sentence of this section 11(b).

(c)        If the Executive is discharged during the Employment Period with Cause, the Corporation or Mortgage Corp. shall pay and provide to him (or, in the event of his death, to his estate, his surviving beneficiaries or dependents, as applicable) the Standard Termination Entitlements only.

(d)        If the Executive is discharged during the Employment Period without Cause, the Corporation or Mortgage Corp. shall pay and provide to him (or, in the event of his death, to his estate, his surviving beneficiaries or dependents, as applicable) the Standard Termination Entitlements and, in addition to the Standard Termination Entitlements:

(i)        Until such time as the Executive and Executive’s spouse attain age sixty-six (66), the Corporation or Mortgage Corp. shall provide for the Executive and his dependents continued group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance coverage on substantially the same terms and conditions (including any co-payments and deductibles) in effect for them immediately prior to the Executive’s termination. The coverage provided under this section 11(d)(i) may, at the election of the Corporation or Mortgage Corp., be secondary to the coverage provided as part of the Standard Termination Entitlements and to any employer-paid coverage provided by a subsequent employer or through Medicare, with the result that benefits under other coverage will offset the coverage required by this section 11(d)(i).

(ii)        During the Remaining Unexpired Employment Period, the Corporation or Mortgage Corp. shall continue to pay to the Executive (or, in the event of his death before payment, his estate) his base salary at the annual rate in effect for him immediately prior to the termination of his employment. Such payments shall be made in accordance with the Corporation’s or Mortgage Corp.’s then standard payroll schedule.

The payments and benefits enumerated in section 11(d) shall be referred to collectively in this Agreement as the “Additional Termination Entitlements”.

12.        Resignation.

(a)        The Executive may resign from his employment with the Corporation and Mortgage Corp. at any time for any reason or for no reason. A resignation under this section 12 shall be effected by notice of resignation given by the Executive to the Corporation and Mortgage Corp. and shall take effect on the effective date of termination specified in such notice (which shall in no event be sooner than sixty (60) days after the notice is deemed given) or such earlier or later date as the Executive, the Corporation and Mortgage Corp. may mutually agree upon. The Executive’s resignation of any of the positions within the Corporation and Mortgage Corp. to which he has been assigned shall be deemed a resignation from all such positions unless the Corporation, Mortgage Corp. and the Executive agree in writing otherwise.

(b)        The Executive’s resignation shall be deemed to be for “Good Reason” if the effective date of resignation occurs within three (3) months after any of the following:

(i)        any reduction of the Executive’s rate of base salary in effect from time to time, whether or not material, or any failure (other than due to reasonable administrative error that is cured promptly upon notice) to pay any portion of the Executive’s compensation as and when due;

(ii)        any change in the terms and conditions of any compensation, subject to Sections 5 and 8 hereof, or benefit program in which the Executive participates (other than across-the-board changes in benefit programs having substantially the same effect on all similarly situated employees) which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package; provided that the Executive shall have given written notice of such material adverse effect to the Corporation and Mortgage Corp., and the Corporation or Mortgage Corp. shall not have substantially cured such failure within thirty (30) days after such notice is deemed given;

(iii)        any material breach by the Corporation or Mortgage Corp. of any material term, condition or covenant contained in this Agreement; provided that the Executive shall have given notice of such material breach to the Corporation and Mortgage Corp., and the Corporation or Mortgage Corp. shall not have substantially cured such breach within thirty (30) days after such notice is deemed given;

(iv)        a change in the Executive’s principal place of employment to a place that is not the principal executive office of Mortgage Corp. as of the effective date of this Agreement or other mutually agreeable location, or a relocation of Mortgage Corp.’s principal executive office to a location that is both more than thirty (30) miles away from the Executive’s principal residence and more than thirty (30) miles away from the location of the Mortgage Corp.’s principal executive office on the effective date of this Agreement; or

(v)        there is a Change in Control of the Corporation or the Mortgage Corp. which for purposes of this Agreement shall occur if the individuals who are members of he Boards immediately following the Closing Date (the “Continuing Directors”) cease for any reason to constitute a majority of their respective Boards, unless the election, or nomination for election by the stockholders, of any new director was approved by a vote of a majority of the applicable Continuing Directors, and such new director shall, for purposes of this Agreement, be considered as a Continuing Director.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of a transaction in which the Mortgage Corp. or any parent corporation thereof becomes publicly-traded. In all other cases, a resignation by the Executive shall be deemed to be without Good Reason.

(c)        If the Executive resigns during the Employment Period without Good Reason, the Corporation and Mortgage Corp. shall pay and provide to him (or, in the event of his death, to his estate, his surviving beneficiaries or dependents, as applicable) the Standard Termination Entitlements only.

(d)        If the Executive resigns during the Employment Period with Good Reason, the Corporation and Mortgage Corp. shall pay and provide to him (or, in the event of his death, to his estate, his surviving beneficiaries or dependents, as applicable) the Standard Termination Entitlements and, in addition, shall also pay and deliver the Additional Termination Entitlements.

13.        Terms and Conditions of the Additional Termination Entitlements.

The Corporation, Mortgage Corp. and the Executive hereby stipulate that the damages which may be incurred by the Executive following any termination of employment are not capable of accurate measurement as of the date first above written and that the Additional Termination Entitlements constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive’s efforts, if any, to mitigate damages. The Corporation, Mortgage Corp. and the Executive further agree that the Corporation and Mortgage Corp. may condition the payment and delivery of the Additional Termination Entitlements on the receipt of (a) the Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Corporation, Mortgage Corp. or any subsidiary or affiliate and (b) the Executive’s release (in such form and of such substance as is mutually agreeable to the Corporation, the Mortgage Corp. and the Executive) of the Corporation, Mortgage Corp. and their respective affiliates, subsidiaries and parent corporations, and their respective directors, officers, employees and agents, and the heirs, successors and assigns of all of them, from any liability of any nature in connection with the Executive’s employment by the Corporation and Mortgage Corp. or the termination thereof, except for those contractual liabilities expressly created by this Agreement.

14.        Limitation of Benefits under Certain Circumstances.

If the Additional Termination Entitlements, either alone or together with other payments and benefits which the Executive has the right to receive from the Corporation or Mortgage Corp., would constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, the regulations promulgated thereunder or related Internal Revenue Service guidance (collectively, the “Code”), the Additional Termination Entitlements shall be reduced, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the Additional Termination Entitlements payable by the Corporation or Mortgage Corp. being non-deductible to the Corporation or Mortgage Corp. pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. Similarly, any payment of the Additional Termination Entitlements shall be structured to comply with all requirements of Section 409A of the Code. The determination of any reduction or restructuring of the Additional Termination Entitlements shall be based upon the opinion of independent counsel selected by the Corporation’s or Mortgage Corp. and paid by the Corporation and Mortgage Corp. Such counsel shall be reasonably acceptable to the Corporation, Mortgage Corp. and the Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the date of termination; and may use such actuaries or accountants as such counsel deems necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 14, or a reduction in the Additional Termination Entitlements below zero.

15.        Protective Covenants.

(a)        Covenants. The Corporation and Mortgage Corp. conduct a business consisting of residential mortgage lending, residential mortgage banking, residential mortgage brokerage and residential mortgage servicing (the “Corporation’s Business”) at various locations in cities and counties across the United States (such cities and counties, together with any other city or county in which the Corporation or Mortgage Corp. subsequently maintains or establishes a plan to open an office, the “Corporation’s Geographic Market”). The Executive acknowledges that the Corporation and Mortgage are entering into this Agreement with him for the purpose of preserving and cultivating the Corporation’s Business. Therefore, the Executive agrees to the following covenants:

(i)        Covenant Not To Compete. Prior to the later of October 31, 2008 or the third annual anniversary of the Employment Date, he shall not, without the prior written consent of the Corporation or Mortgage Corp., become an officer, employee, consultant, director or trustee of, or otherwise provide services with or without compensation to, any person or entity that is engaged in a business or line of business or provides a product or service in direct or indirect competition with the Corporation’s Business in the Corporation’s Geographic Market (the Corporation’s Geographic Market for this purpose to be determined as of the date of his termination of employment).

(ii)        Confidential Information. Unless he obtains the prior written consent of the Corporation or Mortgage Corp., the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Corporation and its parents and subsidiaries and any subsidiary of any of the Corporation’s parents (the Corporation and such parents and subsidiaries collectively, the “Corporation’s Affiliated Group”), any material document or information obtained from a member of the Corporation’s Affiliated Group, or in the course of his employment with any of them concerning their current or planned future properties, operations or business, including but not limited to information concerning the Corporation’s or Mortgage Corp.’s customers (the “Confidential Information”) unless and until such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own; provided, however, that nothing in this section 15(a)(ii) shall prevent the Executive, with or without the Corporation’s or Mortgage Corp.’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is compelled under applicable law; in such event, the Executive shall, to the extent practicable under the circumstances, notify the Corporation and Mortgage Corp. in advance of and afford the Corporation and Mortgage Corp. an opportunity, at their own expense, to take action to prevent or limit the scope of such participation or disclosure.

(iii)        Proprietary Information. The Executive acknowledges that, during the course of his employment, he will, alone or jointly with others, develop or have access to information (whether in written, oral, electronic or other form) concerning the Corporation’s Affiliated Group’s business plans, marketing plans, methods and surveys, product and service design, development and pricing plans and methods, customer lists, prospect lists, customer relationship information and need assessments, profitability assessments, technology, service marks, trademarks and other intellectual property, trade secrets, know-how and other proprietary information concerning the Corporation’s Affiliated Group (the “Proprietary Information”). The Executive acknowledges that all such Proprietary Information is, as between the Executive and the Corporation’s Affiliated Group, the sole property of the Corporation’s Affiliated Group and that the Executive has no right, title or interest therein. During his employment with the Corporation and Mortgage Corp. and at all times thereafter, the Executive shall refrain from using any Proprietary Information for the benefit of any person or entity other than the Corporation’s Affiliated Group. At any time upon the Corporation’s or Mortgage Corp.’s request, and in any event upon his termination of employment with the Corporation and Mortgage Corp., the Executive shall promptly return to the Corporation and Mortgage Corp. all Proprietary Information in his possession in any form or media and all laptop computers, cell phones and other property of the Corporation’s Affiliated Group in his possession and shall, if requested to do so by the Corporation or Bancorp, certify in writing that any Proprietary Information not so returned has been destroyed.

(iv)        Solicitation. The Executive, prior to the later of October 31, 2008 and the third annual anniversary of the Employment Date, shall not, without the written consent of the Corporation and Mortgage Corp., either directly or indirectly:

(A)        solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Corporation’s Affiliated Group to terminate his or her employment and accept employment or become affiliated with, or provide services with or without compensation in any capacity whatsoever to, any person or entity engaged in a business or line of business or providing a product or service in direct or indirect competition with the Corporation’s Business in the Corporation’s Geographic Market (the Corporation’s Geographic Market for this purpose to be determined as of the date of his termination of employment);

(B)        provide any information, advice or recommendation with respect to any such officer or employee to any person or entity that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing, encouraging or enabling any officer or employee of the Corporation’s Affiliated Group to terminate his employment and accept employment or become affiliated with, or provide services with or without compensation in any capacity whatsoever to, to any person or entity engaged in a business or line of business or providing a product or service in direct or indirect competition with the Corporation’s Business in the Corporation’s Geographic Market (the Corporation’s Geographic Market for this purpose to be determined as of the date of his termination of employment); or

(C)        directly or indirectly solicit, or facilitate in any manner any other person’s or entity’s solicitation of, business in competition with the Corporation’s Business in the Corporation’s Geographic Market (the Corporation’s Geographic Market for this purpose to be determined as of the date of his termination of employment) from (I) any of the Corporation’s or Mortgage Corp.’s customers with whom the Executive served as a relationship manager, or whom the Executive was assigned to solicit on behalf of the Corporation or Mortgage Corp., at any time during the period of one (1) year ending on the date of his termination of employment; (II) any other person or entity which the Executive knows to be one of the Corporation’s or Mortgage Corp.’s customers, or (III) any other person or entity which the Executive knows is being actively solicited by the Corporation or Mortgage Corp. on, or had been identified for active solicitation by the Corporation or Mortgage Corp. at any time during the period of one (1) year ending on, the date of his termination of employment with the Corporation and Mortgage Corp.

(b)        Reasonableness of Covenants. The Executive acknowledges that: (i) the Corporation and Mortgage Corp. have a legitimate business interest in preserving their investment in their Confidential Information and Proprietary Information, and the Corporation and Mortgage Corp.’s customers; (ii) the restrictions set forth in this section 15 constitute reasonable restrictions to protect the Corporation’s and Mortgage Corp.’s legitimate business interests; (iii) such restrictions are reasonable in duration, geographic scope and scope of business protected; (iv) observing such restrictions will not unreasonably impair the Executive’s ability to seek or secure employment following his termination of employment with the Corporation and Mortgage Corp.; and (v) his employment by the Corporation and Mortgage Corp. and the Additional Termination Entitlements (if any) constitute adequate consideration for his adherence to such restrictions.

(c)        Specific Performance. The Executive acknowledges that money damages will not be an adequate remedy for his failure to observe or perform any of the covenants set forth in section 15(a). Therefore, the Corporation and Mortgage Corp. each shall have the right to apply to any court of competent jurisdiction for equitable relief, including but not limited to a temporary restraining order or injunction ordering specific performance.

(d)        Notification to Subsequent Employers and Potential Employers. Prior to accepting employment with any person or entity other than a member of the Corporation’s Affiliated Group, the Executive shall disclose to such person or entity the existence of this Agreement and furnish such person or entity with a copy hereof.

(e)        Reformation or Modification. In the event that this section 15 or any portion hereof shall be found by an arbitrator or court of competent jurisdiction to be unenforceable as written, such court or arbitrator shall, and is hereby authorized to, modify this section 15 or any portion hereof in such manner as he or it determines to be necessary to render this section 15 enforceable to the maximum possible extent and to enforce this section 15 as so modified.

16.        No Effect on Employee Benefit Plans or Programs.

The termination of the Executive’s employment during the term of this Agreement or thereafter, whether by the Corporation and Mortgage Corp. or by the Executive, shall have no effect on the rights and obligations of the parties hereto under the Corporation’s or Mortgage Corp.’s qualified or non-qualified retirement, pension, savings, thrift or profit-sharing plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Corporation or Mortgage Corp. from time to time; provided, however, that nothing in this Agreement shall be deemed to duplicate any compensation or benefits provided under any agreement, plan or program covering the Executive to which the Corporation or Mortgage Corp. is a party and any duplicative amount payable under any such agreement, plan or program shall be applied as an offset to reduce the amounts otherwise payable hereunder.

17.        Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Executive, his legal representatives and testate or intestate distributees, and the Corporation, Mortgage Corp. and their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Corporation or Mortgage Corp. may be sold or otherwise transferred. Failure of the Corporation or Mortgage Corp. to obtain from its successor its express written assumption of the Corporation’s or Mortgage Corp.’s obligations hereunder at least 30 days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.

18.        Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Executive:

Joseph Khoshabe

Personal and Confidential

c/o United Financial Mortgage Corp.

815 Commerce Drive, Suite 100

Oak Brook, Illinois 60523

with a copy to:

Barack Ferrazzano ET. AL.

333 West Wacker Drive, Suite 2700

Chicago, Illinois 60606

Attention: Edwin S. del Hierro, Esq.

If to the Corporation or the Mortgage Corp.:

ARH Mortgage Inc.

c/o Airlie Opportunity Master Fund, Ltd.

115 East Putnam Avenue

Greenwich, Connecticut 06830

Attention: Andrew Dwyer

with a copy to:

Thacher Proffitt & Wood LLP

Two World Financial Center

New York, New York 10281

Attention: Robert C. Azarow, Esq.

19.        Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

20.         Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

21.        Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

22.        Governing Law.

Except to the extent preempted by federal law, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois applicable to contracts entered into and to be performed entirely within the State of Illinois.

23.        Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

24.        Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof including the employment agreement between the Executive and Mortgage Corp. dated August 1, 2003, including, without limitation, any provisions of such employment agreement that by their terms survive the termination, expiration, or supersedure of such employment agreement. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

25.        Non-Duplication.

In the event that the Executive shall perform services for any direct or indirect subsidiary or affiliate of the Corporation or Mortgage Corp., any compensation or benefits provided to the Executive by such other employer shall be applied to offset the obligations of the Corporation and Mortgage Corp. hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to the Executive for all services to the Corporation, Mortgage Corp. and all of their respective direct or indirect subsidiaries and affiliates.

26.        Dispute Resolution.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Chicago, Illinois in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The expenses of the parties, including reasonable out-of-pocket costs and expenses of the prevailing party’s legal counsel and the costs and expenses of the arbitrator, shall be borne by the non-prevailing party if the arbitrator determines that any of the claims brought or any of the defenses asserted by such non-prevailing party were not brought, or were not asserted, in good faith. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the foregoing, the Corporation and Mortgage Corp. each shall have the right apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim equitable relief to which they may be entitled in connection with any alleged violations of section 15 of this Agreement.

IN WITNESS WHEREOF, the Corporation and Mortgage Corp. have caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.

JOSEPH KHOSHABE

ARH MORTGAGE INC.

By:
Name: Dort A. Cameron III
Title: President

UNITED FINANCIAL MORTGAGE CORP.

By:
Name: Steve Y. Khoshabe
Title: President and Chief Executive Officer

ANNEX D

FORM OF EMPLOYMENT AGREEMENT

    This EMPLOYMENT AGREEMENT (the “Agreement”) is executed on                     , 2005 and is made and entered into effective as of the Closing Date (also referred to as the “Employment Date”) by and among ARH MORTGAGE INC., a corporation organized and operating under the laws of the State of Delaware (the “Corporation”), UNITED FINANCIAL MORTGAGE CORP., a mortgage corporation organized and operating under the laws of the State of Illinois (“Mortgage Corp.”), and STEVE Y. KHOSHABE (the “Executive”). For purposes of this Agreement, the Closing Date shall have the meaning assigned to it by the Agreement and Plan of Merger dated as of September 1, 2005 among the Corporation, Airlie Opportunity Master Fund, Ltd. and the Mortgage Corp. (the “Merger Agreement”).

INTRODUCTORY STATEMENT

    The Executive was President and Chief Executive Officer of the Mortgage Corp. prior to its acquisition by the Corporation on the Employment Date and supervised and controlled all of the business affairs of Mortgage Corp. Following the acquisition, the Board of Directors of the Corporation and the Board of Directors of Mortgage Corp. (each, a “Board”) have concluded that it is in the best interests of the Corporation and Mortgage Corp. to secure the Executive’s services and expertise. For these reasons, the Boards have decided to offer to enter into a contract with the Executive for his services. The Executive has accepted this offer.

    The terms and conditions which the Corporation, Mortgage Corp. and the Executive have agreed to are as follows.

AGREEMENT

1.        Employment.

    The Corporation and Mortgage Corp. hereby offer to employ the Executive, and the Executive hereby accepts such continued employment, during the period and upon the terms and conditions set forth in this Agreement. Executive shall be elected to and shall serve as a director of each of the Corporation and the Mortgage Corp.

2.        Employment Period.

(a)        The Corporation and Mortgage Corp. shall employ the Executive during the period beginning on the Employment Date and ending on the later of October 31, 2008 or the third annual anniversary of the Employment Date (the “Employment Period”).

(b)        Except as otherwise expressly provided in this Agreement, any reference in this Agreement to the term “Remaining Unexpired Employment Period” as of any date shall mean the period beginning on such date and ending on the last day of the Employment Period.

(c)        Nothing in this Agreement shall be deemed to prohibit the Corporation, Mortgage Corp. or the Executive from terminating the Executive’s employment before the end of the Employment Period with or without notice for any reason. This Agreement shall determine the relative rights and obligations of the Corporation, Mortgage Corp. and the Executive in the event of any such termination. In addition, nothing in this Agreement shall require a termination, or prohibit a continuation, of the Executive’s employment at the expiration of the Employment Period. Any such continuation shall be on an “at-will” basis unless the Corporation, Mortgage Corp. and the Executive agree otherwise.

3.        Duties.

The Executive shall serve as the most senior executive officer of Mortgage Corp. with the title President and Chief Executive Officer. The Executive shall, subject to the control of the Boards, in general supervise and control all of the business and affairs of the Mortgage Corp., and shall participate in all policy making decisions of the Mortgage Corp. Board and be responsible for carrying out the decisions of the Boards. Subject to the authority of the Boards, the Executive shall be responsible for planning the growth of the Mortgage Corp., capital-raising, shareholder relations, relations with investment bankers other financial institutions and financial advisors, and strategic planning, including exploring opportunities for mergers, acquisitions and new business. The Executive shall have the general supervision and direction of all of the Mortgage Corp.’s officers, subject to and consistent with policies enunciated by the Boards. The Executive shall, under authority given to the Executive, sign instruments in the name of the Mortgage Corp. The Executive shall have such other duties and powers customarily performed and held by Presidents and Chief Executive Officers of publicly traded mortgage companies comparable to the Mortgage Corp. and such additional duties and powers as may be assigned to him from time to time by each Board. During the Employment Period, the Executive shall devote to his duties hereunder his full working time, attention and energies.

4.        Compensation.

In consideration for the services to be rendered by the Executive hereunder, the Mortgage Corp. shall pay to him (a) a salary at an initial annual rate of Three Hundred Twenty-Five Thousand Dollars ($325,000), payable in approximately equal installments in accordance with its customary payroll practices for senior officers; and (b) an annual bonus based on performance in accordance with the terms set forth in Schedule A to this Agreement. The Boards, or their respective Compensation Committees or Executive Committees, shall review the Executive’s annual rate of salary at such times during the Employment Period as they deem appropriate, but not less frequently than once every twelve (12) months, and may, in their discretion, approve a salary increase. In addition to salary and bonus set forth in (a) and (b) above, the Executive (i) shall receive on the Employment Date a grant of stock options with such terms and conditions as shall be described in Schedule A and, (ii) in addition, may receive such other cash compensation from the Corporation and the Mortgage Corp. for services hereunder at such times, in such amounts and on such terms and conditions as the Boards, or their respective Compensation Committees or Executive Committees, may determine.

5.        Employee Benefit Plans and Programs.

Except as expressly provided herein to the contrary, during the Employment Period, the Executive shall be treated as an employee of the Corporation and Mortgage Corp. and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, or profit-sharing plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans, and any other employee benefit and compensation plans as may from time to time be maintained by, or cover employees of, the Corporation or Mortgage Corp., in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Corporation’s or Mortgage Corp.’s customary practices. Such benefits shall in any event be at least as favorable as those provided to the Executive by Mortgage Corp. immediately prior to its acquisition by the Corporation. At all times during the Executive’s employment with the Corporation and the Mortgage Corp., the Corporation or the Mortgage Corp. shall pay one hundred percent (100%) of the premium for each of (a) the Executive’s and his dependents’ coverage under the group life, group health (including hospitalization, medical, major medical and long-term care), dental disability and other insurance plans maintained by the Corporation or Mortgage Corp. and (b) a life insurance policy issued by an insurance company reasonably acceptable to the Executive that would pay any beneficiary designated by the Executive at least $1,000,000 upon the death of the Executive.

6.        Indemnification and Insurance.

(a)        During the Employment Period and for six (6) years thereafter, the Corporation and Mortgage Corp. shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by either of them to insure their respective directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Corporation or Mortgage Corp. or service in other capacities at their request. The insurance coverage provided to the Executive pursuant to this section 6(a) shall be at least as favorable as the scope and the terms and conditions as the coverage provided to other officers or directors of the Corporation or Mortgage Corp.

(b)        To the maximum extent permitted under applicable law, during the Employment Period and for six (6) years thereafter, the Corporation and Mortgage Corp. shall indemnify the Executive against and hold him harmless from any costs, liabilities, losses and exposures arising from claims for acts or omissions taken in or by virtue of positions as an employee, officer or director of the Corporation or Mortgage Corp. or as an employee, officer or director of other entities at the request of the Corporation or Mortgage Corp. In this regard, unless expressly prohibited by law, Corporation and Mortgage Corp. shall advance all costs and expenses for the defense of any claim or allegation until it shall be determined by outside legal counsel with recognized expertise in such matters that the Corporation and the Mortgage Corp. are prohibited from indemnifying and holding the Executive harmless. The indemnification provided to the Executive pursuant to this section 6(b) shall be at least as favorable as the scope and the terms and conditions as the indemnification provided to other officers or directors of the Corporation or Mortgage Corp.

7.        Outside Activities.

The Executive may serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by any Board (which approval shall not be unreasonably withheld); provided, however, that such service shall not materially interfere with the performance of his duties under this Agreement. The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Corporation or Mortgage Corp., as amended from time to time, and generally applicable to all similarly situated executives.

8.        Working Facilities and Expenses.

The Executive’s principal place of employment shall be at Mortgage Corp.’s executive offices on the date of this Agreement, or at such other location as the Corporation, Mortgage Corp. and the Executive may mutually agree upon. The Corporation and Mortgage Corp. shall provide the Executive at his principal place of employment with a private office, secretarial services and other support services and facilities suitable to his position with the Mortgage Corp. and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Mortgage Corp. shall pay the Executive an annual automobile allowance of TWELVE THOUSAND FIVE HUNDRED DOLLARS ($12,500). The Corporation and Mortgage Corp. shall reimburse the Executive for such ordinary and necessary travel, entertainment and business expenses, including, without limitation, all expenses associated with his business use of the aforementioned automobile (including, without limitation, gas, maintenance and insurance), use of a cellular telephone, fees for memberships in such clubs and organizations as the Executive, Mortgage Corp. and the Corporation shall mutually agree are necessary and appropriate for business purposes, upon presentation of an itemized account of such expenses in such form as the Corporation and Mortgage Corp. may reasonably require. The Executive shall be entitled to no less than twenty (20) days of paid vacation during each year in the Employment Period.

9.        Termination of Employment Due to Death.

The Executive’s employment with the Corporation and Mortgage Corp. shall terminate, automatically and without any further action on the part of any party to this Agreement, on the date of the Executive’s death. In such event, the Corporation or Mortgage Corp. shall pay or provide to the Executive’s estate, surviving dependents or designated beneficiaries, as applicable:

(a)        the Executive’s earned but unpaid compensation (including, without limitation, salary and all other items which constitute wages under applicable law) as of the date of his termination of employment. This payment shall be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than 30 (thirty) days after the date of the Executive’s termination of employment.

(b)        the benefits, if any, due under any employee benefit plans and programs and compensation plans and programs maintained for the benefit of officers and employees of the Corporation or Mortgage Corp. subject to and in accordance with the terms of this Agreement. The time and manner of payment or other delivery of these benefits and the recipients of such benefits shall be determined according to the terms and conditions of the applicable plans and programs subject to and in accordance with the terms of this Agreement.

The payments and benefits described in sections 9(a) and (b) shall be referred to in this Agreement as the “Standard Termination Entitlements.”

10.        Termination Due to Disability.

The Corporation and Mortgage Corp. may terminate the Executive’s employment upon a determination, by vote of a majority of the members of the Corporation’s Board, or a majority of the members of the Compensation Committee or Executive Committee thereof, acting in reliance on the written advice of a medical professional acceptable to it, that the Executive is suffering from a physical or mental impairment which, at the date of the determination, has prevented the Executive from performing his assigned duties on a substantially full-time basis for a period of at least sixty (60) days during the period of six (6) months ending with the date of the determination or is likely to result in death or prevent the Executive from performing his assigned duties on a substantially full-time basis for a period of at least one hundred and eighty (180) days during the period of six (6) months beginning with the date of the determination. In such event:

(a)        The Corporation or Mortgage Corp. shall pay and deliver to the Executive (or in the event of his death before payment, to his estate, surviving dependents or beneficiaries, as applicable) the Standard Termination Entitlements.

(b)        In addition to the Standard Termination Entitlements, the Corporation or Mortgage Corp. shall continue to pay the Executive his base salary, at the annual rate in effect for him immediately prior to the termination of his employment, during a period ending on the earliest of: (i) the expiration of one hundred and eighty (180) days after the date of termination of his employment; (ii) the date on which long-term disability insurance benefits are first payable to him under any long-term disability insurance plan covering employees of the Corporation or Mortgage Corp. (the “LTD Eligibility Date”); (iii) the date of his death; and (iv) the expiration of the Remaining Unexpired Employment Period (the “Initial Continuation Period”). If the end of the Initial Continuation Period is neither the LTD Eligibility Date nor the date of his death, the Corporation or Mortgage Corp. shall continue to pay the Executive his base salary, at an annual rate equal to sixty percent (60%) of the annual rate in effect for him immediately prior to the termination of his employment, during an additional period ending on the earliest of the LTD Eligibility Date, the date of his death and the expiration of the Remaining Unexpired Employment Period.

A termination of employment due to disability under this section 10 shall be effected by notice of termination given to the Executive by the Corporation and Mortgage Corp. and shall take effect on the later of the effective date of termination specified in such notice or sixty (60) days after the date on which the notice of termination is deemed given to the Executive.

11.        Discharge.

(a)        The Corporation and Mortgage Corp. may terminate the Executive’s employment at any time during the Employment Period for any reason or for no reason, but only by majority vote of the entire membership of the Corporation’s and the Mortgage Corp.’s Boards.

(b)        The termination of the Executive’s employment shall be deemed to be for “Cause” only if the Corporation’s and the Mortgage Corp.’s Boards, by majority vote of their entire memberships, determine that the Executive

(i)        has willfully failed or refused to perform his assigned duties under this Agreement in any material respect (including, for these purposes, the Executive’s inability to perform such duties as a result of drug or alcohol dependency);

(ii)        has committed gross negligence in the performance of, or is guilty of continual neglect of, his assigned material duties;

(iii)        has been convicted or entered a plea of guilty or nolo contendere to, the commission of a felony or any other crime involving dishonesty, personal profit or other similar circumstance likely, in the commercially reasonable judgment of the Boards, to have a material adverse effect on the Corporation, Mortgage Corp. or their respective businesses or reputations;

(iv)        has knowingly violated, in any material respect, any material law, rule, regulation or order applicable to the Corporation or Mortgage Corp. in his performance of services for the Corporation or Mortgage Corp.; or

(v)        has willfully and intentionally breached the material terms of this Agreement in any material respect.

For purposes of this section 11, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Corporation and Mortgage Corp. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Boards or based upon the written advice of counsel for the Corporation or Mortgage Corp. shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Corporation and Mortgage Corp. Termination with Cause shall be effected by written notice to the Executive setting forth with particularity the grounds for termination. No such Termination with Cause shall be effected, however, until (1) the Corporation and Mortgage Corp. Boards have provided the Executive written notice that such Boards have made a preliminary determination, by a majority vote of their respective entire memberships, of Cause, (2) the Executive is unable to correct his conduct or cure the consequences of his conduct within 30 days, (3) the Executive then is provided a hearing before such Board or Committee, and (4) after such hearings, the Corporation and Mortgage Corp.’s Boards make the determination described in the first sentence of this section 11(b).

(c)        If the Executive is discharged during the Employment Period with Cause, the Corporation or Mortgage Corp. shall pay and provide to him (or, in the event of his death, to his estate, his surviving beneficiaries or dependents, as applicable) the Standard Termination Entitlements only.

(d)        If the Executive is discharged during the Employment Period without Cause, the Corporation or Mortgage Corp. shall pay and provide to him (or, in the event of his death, to his estate, his surviving beneficiaries or dependents, as applicable) the Standard Termination Entitlements and, in addition to the Standard Termination Entitlements:

(i)        During the Remaining Unexpired Employment Period, the Corporation or Mortgage Corp. shall provide for the Executive and his dependents continued group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance coverage on substantially the same terms and conditions (including any required co-payments and deductibles) in effect for them immediately prior to the Executive’s termination. The coverage provided under this section 11(d)(i) may, at the election of the Corporation or Mortgage Corp., be secondary to the coverage provided as part of the Standard Termination Entitlements and to any employer-paid coverage provided by a subsequent employer or through Medicare, with the result that benefits under other coverage will offset the coverage required by this section 11(d)(i).

(ii)        The Corporation or Mortgage Corp. shall pay to the Executive (or, in the event of his death before payment, his estate) a lump sum payment equal to the greater of the following: (A) $250,000 or (B) an amount equal to the Executive’s annual base salary (at the annual rate in effect for him immediately prior to the termination of his employment) that would have been paid during the Remaining Unexpired Employment Period if the Executive’s employment had not been terminated; provided, however, that the minimum payment of $250,000 shall also be payable to the Executive at the expiration of the Employment Period unless the Executive shall have been notified by the Corporation or Mortgage Corp. of its intention to extend or not extend the Employment Period at least six (6) months prior to the expiration of the initial Employment Period. Such payment shall be made within five (5) business days of the Executive’s termination date.

(iii)        The Corporation or Mortgage Corp. shall pay to the Executive (or, in the event of his death before payment, his estate) a lump sum payment equal to (A) one-twelfth of the aggregate cash incentive compensation payment (whether denominated as bonuses (including the bonus contemplated in Section 4 above), incentive plan payments, performance units, performance-based compensation or otherwise) paid to the Executive by the Corporation and Mortgage Corp. in the last fiscal year of the Mortgage Corp. to end concurrently with or prior to his termination of employment multiplied by (B) the number of months that constitute the Remaining Unexpired Employment Period. Such payment shall be made within five (5) business days of the Executive’s termination date.

The payments and benefits enumerated in section 11(d) shall be referred to collectively in this Agreement as the “Additional Termination Entitlements”.

12.        Resignation.

(a)        The Executive may resign from his employment with the Corporation and Mortgage Corp. at any time for any reason or for no reason. A resignation under this section 12 shall be effected by notice of resignation given by the Executive to the Corporation and Mortgage Corp. and shall take effect on the effective date of termination specified in such notice (which shall in no event be sooner than sixty (60) days after the notice is deemed given) or such earlier or later date as the Executive, the Corporation and Mortgage Corp. may mutually agree upon. The Executive’s resignation of any of the positions within the Corporation and Mortgage Corp. to which he has been assigned shall be deemed a resignation from all such positions unless the Corporation, Mortgage Corp. and the Executive agree in writing otherwise.

(b)        The Executive’s resignation shall be deemed to be for “Good Reason” if the effective date of resignation occurs within three (3) months after any of the following:

(i)        a material failure by the Corporation or Mortgage Corp., whether by amendment of their respective articles of incorporation or by-laws, action of their respective Boards or otherwise, to vest in the Executive the titles, functions, duties, or responsibilities prescribed in section 3 of this Agreement or any material reduction thereof by the Corporation or Mortgage Corp., provided that the Executive shall have given written notice of such failure or reduction to the Corporation and Mortgage Corp., and the Corporation or Mortgage Corp. shall not have substantially cured such failure or reduction within thirty (30) days after such notice is deemed given;

(ii)        failure of the Executive to serve as a director of the Corporation and Mortgage Corp.’s Boards, other than as a result of the Executive’s voluntary resignation from the Boards; provided, however, that this section 12(b)(ii) shall not apply if the Mortgage Corp. or any parent corporation thereof becomes publicly-traded;

(iii)        any reduction of the Executive’s rate of base salary in effect from time to time, whether or not material, or any failure (other than due to reasonable administrative error that is cured promptly upon notice) to pay any portion of the Executive’s compensation as and when due;

(iv)        any change in the terms and conditions of any compensation, or subject to sections 5 and 8 hereof, or benefit program in which the Executive participates (other than across-the-board changes in benefit programs having substantially the same effect on all similarly situated employees) which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package; provided that the Executive shall have given written notice of such material adverse effect to the Corporation and Mortgage Corp., and the Corporation or Mortgage Corp. shall not have substantially cured such failure within thirty (30) days after such notice is deemed given;

(v)        any material breach by the Corporation or Mortgage Corp. of any material term, condition or covenant contained in this Agreement; provided that the Executive shall have given notice of such material breach to the Corporation and Mortgage Corp., and the Corporation or Mortgage Corp. shall not have substantially cured such breach within thirty (30) days after such notice is deemed given;

(vi)        a failure by the Corporation or the Mortgage Corp. to cause the Mortgage Corp. to be exclusive company (except as set forth in Schedule B) in which each of the Corporation and the Mortgage Corp. conducts substantially all of the Corporation’s Business (as defined in Section 15 below);

(vii)        a change in the Executive’s principal place of employment to a place that is not the principal executive office of Mortgage Corp. as of the effective date of this Agreement or other mutually agreeable location, or a relocation of Mortgage Corp.’s principal executive office to a location that is both more than forty-five (45) miles away from the Executive’s principal residence and more than fifteen (15) miles away from the location of the Mortgage Corp.’s principal executive office on the effective date of this Agreement; or

(viii)       there is a Change in Control of the Corporation or the Mortgage Corp. which for purposes of this Agreement shall occur if the individuals who are members of he Boards immediately following the Closing Date (the “Continuing Directors”) cease for any reason to constitute a majority of their respective Boards, unless the election, or nomination for election by the stockholders, of any new director was approved by a vote of a majority of the applicable Continuing Directors, and such new director shall, for purposes of this Agreement, be considered as a Continuing Director.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of a transaction in which the Mortgage Corp. or any parent corporation thereof becomes publicly-traded. In all other cases, a resignation by the Executive shall be deemed to be without Good Reason.

(c)        If the Executive resigns during the Employment Period without Good Reason, the Corporation and Mortgage Corp. shall pay and provide to him (or, in the event of his death, to his estate, his surviving beneficiaries or dependents, as applicable) the Standard Termination Entitlements only.

(d)        If the Executive resigns during the Employment Period with Good Reason, the Corporation and Mortgage Corp. shall pay and provide to him (or, in the event of his death, to his estate, his surviving beneficiaries or dependents, as applicable) the Standard Termination Entitlements and, in addition, shall also pay and deliver the Additional Termination Entitlements.

13.        Terms and Conditions of the Additional Termination Entitlements.

The Corporation, Mortgage Corp. and the Executive hereby stipulate that the damages which may be incurred by the Executive following any termination of employment are not capable of accurate measurement as of the date first above written and that the Additional Termination Entitlements constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive’s efforts, if any, to mitigate damages. The Corporation, Mortgage Corp. and the Executive further agree that the Corporation and Mortgage Corp. may condition the payment and delivery of the Additional Termination Entitlements on the receipt of (a) the Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Corporation, Mortgage Corp. or any subsidiary or affiliate and (b) the Executive’s release (in such form and of such substance as is mutually agreeable to the Corporation, the

Mortgage Corp. and the Executive) of the Corporation, Mortgage Corp. and their respective affiliates, subsidiaries and parent corporations, and their respective directors, officers, employees and agents, and the heirs, successors and assigns of all of them, from any liability of any nature in connection with the Executive’s employment by the Corporation and Mortgage Corp. or the termination thereof, except for those contractual liabilities expressly created by this Agreement.

14.        Limitation of Benefits under Certain Circumstances.

If the Additional Termination Entitlements or any other benefits conferred under this Agreement, either alone or together with other payments and benefits which the Executive has the right to receive from the Corporation or Mortgage Corp., would constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, the regulations promulgated thereunder or related Internal Revenue Service guidance (collectively, the “Code”), the Additional Termination Entitlements or any other benefits conferred under this Agreement shall be reduced, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the Additional Termination Entitlements or any other benefits conferred under this Agreement payable by the Corporation or Mortgage Corp. being non-deductible to the Corporation or Mortgage Corp. pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. Similarly, any payment of the Additional Termination Entitlements or any other benefits conferred under this Agreement shall be structured to comply with all requirements of Section 409A of the Code. The determination of any reduction or restructuring of the Additional Termination Entitlements or any other benefits conferred under this Agreement shall be based upon the opinion of independent counsel selected by the Corporation’s or Mortgage Corp. and paid by the Corporation and Mortgage Corp. Such counsel shall be reasonably acceptable to the Corporation, Mortgage Corp. and the Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the date of termination; and may use such actuaries or accountants as such counsel deems necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 14, or a reduction in the Additional Termination Entitlements or any other benefits conferred under this Agreement below zero.

15.        Protective Covenants.

(a)        Covenants.  The Corporation and Mortgage Corp. conduct a business consisting of mortgage lending, mortgage banking, mortgage brokerage and mortgage servicing (the “Corporation’s Business”) at various locations in cities and counties across the United States (such cities and counties, together with any other city or county in which the Corporation or Mortgage Corp. subsequently maintains or establishes a plan to open an office, the “Corporation’s Geographic Market”). The Executive acknowledges that the Corporation and Mortgage Corp. are entering into this Agreement with him for the purpose of preserving and cultivating the Corporation’s Business. Therefore, the Executive agrees to the following covenants:

(i)        Covenant Not To Compete.    Prior to the later of October 31, 2008 or the third annual anniversary of the Employment Date, he shall not, without the prior written consent of the Corporation or Mortgage Corp., become an officer, employee, consultant, director or trustee of, or otherwise provide services with or without compensation to, any person or entity that is engaged in a business or line of business or provides a product or service in direct or indirect competition with the Corporation’s Business in the Corporation’s Geographic Market (the Corporation’s Geographic Market for this purpose to be determined as of the date of his termination of employment).

(ii)        Confidential Information.    Unless he obtains the prior written consent of the Corporation or Mortgage Corp., the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Corporation and its parents and subsidiaries and any subsidiary of any of the Corporation’s parents (the Corporation and such parents and subsidiaries collectively, the “Corporation’s Affiliated Group”), any material document or information obtained from a member of the Corporation’s Affiliated Group, or in the course of his employment with any of them concerning their current or planned future properties, operations or business, including but not limited to information concerning the Corporation’s or Mortgage Corp.’s customers (the “Confidential Information”)

unless and until such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own; provided, however, that nothing in this section 15(a)(ii) shall prevent the Executive, with or without the Corporation’s or Mortgage Corp.’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is compelled under applicable law; in such event, the Executive shall, to the extent practicable under the circumstances, notify the Corporation and Mortgage Corp. in advance of and afford the Corporation and Mortgage Corp. an opportunity, at their own expense, to take action to prevent or limit the scope of such participation or disclosure.

(iii)        Proprietary Information.    The Executive acknowledges that, during the course of his employment, he will, alone or jointly with others, develop or have access to information (whether in written, oral, electronic or other form) concerning the Corporation’s Affiliated Group’s business plans, marketing plans, methods and surveys, product and service design, development and pricing plans and methods, customer lists, prospect lists, customer relationship information and need assessments, profitability assessments, technology, service marks, trademarks and other intellectual property, trade secrets, know-how and other proprietary information concerning the Corporation’s Affiliated Group (the “Proprietary Information”). The Executive acknowledges that all such Proprietary Information is, as between the Executive and the Corporation’s Affiliated Group, the sole property of the Corporation’s Affiliated Group and that the Executive has no right, title or interest therein. During his employment with the Corporation and Mortgage Corp. and at all times thereafter, the Executive shall refrain from using any Proprietary Information for the benefit of any person or entity other than the Corporation’s Affiliated Group. At any time upon the Corporation’s or Mortgage Corp.’s request, and in any event upon his termination of employment with the Corporation and Mortgage Corp., the Executive shall promptly return to the Corporation and Mortgage Corp. all Proprietary Information in his possession in any form or media and all laptop computers, cell phones and other property of the Corporation’s Affiliated Group in his possession and shall, if requested to do so by the Corporation or Mortgage Corp., certify in writing that any Proprietary Information not so returned has been destroyed.

(iv)        Solicitation.    The Executive, prior to the later of October 31, 2008 and the third annual anniversary of the Employment Date, shall not, without the written consent of the Corporation and Mortgage Corp., either directly or indirectly:

    (A)        solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Corporation’s Affiliated Group to terminate his or her employment and accept employment or become affiliated with, or provide services with or without compensation in any capacity whatsoever to, any person or entity engaged in a business or line of business or providing a product or service in direct or indirect competition with the Corporation’s Business in the Corporation’s Geographic Market (the Corporation’s Geographic Market for this purpose to be determined as of the date of his termination of employment);

    (B)        provide any information, advice or recommendation with respect to any such officer or employee to any person or entity that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing, encouraging or enabling any officer or employee of the Corporation’s Affiliated Group to terminate his employment and accept employment or become affiliated with, or provide services with or without compensation in any capacity whatsoever to, to any person or entity engaged in a business or line of business or providing a product or service in direct or indirect competition with the Corporation’s Business in the Corporation’s Geographic Market (the Corporation’s Geographic Market for this purpose to be determined as of the date of his termination of employment); or

    (C)        directly or indirectly solicit, or facilitate in any manner any other person’s or entity’s solicitation of, business in competition with the Corporation’s Business in the Corporation’s Geographic Market (the Corporation’s Geographic Market for this purpose to be determined as of the date of his termination of employment) from (I) any of the Corporation’s or

Mortgage Corp.’s customers with whom the Executive served as a relationship manager, or whom the Executive was assigned to solicit on behalf of the Corporation or Mortgage Corp., at any time during the period of one (1) year ending on the date of his termination of employment; (II) any other person or entity which the Executive knows to be one of the Corporation’s or Mortgage Corp.’s customers, or (III) any other person or entity which the Executive knows is being actively solicited by the Corporation or Mortgage Corp. on, or had been identified for active solicitation by the Corporation or Mortgage Corp. at any time during the period of one (1) year ending on, the date of his termination of employment with the Corporation and Mortgage Corp.

(b)        Reasonableness of Covenants.    The Executive acknowledges that: (i) the Corporation and Mortgage Corp. have a legitimate business interest in preserving their investment in their Confidential Information and Proprietary Information, and the Corporation and Mortgage Corp.’s customers; (ii) the restrictions set forth in this section 15 constitute reasonable restrictions to protect the Corporation’s and Mortgage Corp.’s legitimate business interests; (iii) such restrictions are reasonable in duration, geographic scope and scope of business protected; (iv) observing such restrictions will not unreasonably impair the Executive’s ability to seek or secure employment following his termination of employment with the Corporation and Mortgage Corp.; and (v) his employment by the Corporation and Mortgage Corp. and the Additional Termination Entitlements (if any) constitute adequate consideration for his adherence to such restrictions.

(c)        Specific Performance.    The Executive acknowledges that money damages will not be an adequate remedy for his failure to observe or perform any of the covenants set forth in section 15(a). Therefore, the Corporation and Mortgage Corp. each shall have the right to apply to any court of competent jurisdiction for equitable relief, including but not limited to a temporary restraining order or injunction ordering specific performance.

(d)        Notification to Subsequent Employers and Potential Employers.    Prior to accepting employment with any person or entity other than a member of the Corporation’s Affiliated Group, the Executive shall disclose to such person or entity the existence of this Agreement and furnish such person or entity with a copy hereof.

(e)        Reformation or Modification.    In the event that this section 15 or any portion hereof shall be found by an arbitrator or court of competent jurisdiction to be unenforceable as written, such court or arbitrator shall, and is hereby authorized to, modify this section 15 or any portion hereof in such manner as he or it determines to be necessary to render this section 15 enforceable to the maximum possible extent and to enforce this section 15 as so modified.

16.        No Effect on Employee Benefit Plans or Programs.

The termination of the Executive’s employment during the term of this Agreement or thereafter, whether by the Corporation and Mortgage Corp. or by the Executive, shall have no effect on the rights and obligations of the parties hereto under the Corporation’s or Mortgage Corp.’s qualified or non-qualified retirement, pension, savings, thrift or profit-sharing plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Corporation or Mortgage Corp. from time to time; provided, however, that nothing in this Agreement shall be deemed to duplicate any compensation or benefits provided under any agreement, plan or program covering the Executive to which the Corporation or Mortgage Corp. is a party and any duplicative amount payable under any such agreement, plan or program shall be applied as an offset to reduce the amounts otherwise payable hereunder.

17.        Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Executive, his legal representatives and testate or intestate distributees, and the Corporation, Mortgage Corp. and their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Corporation or Mortgage Corp. may be sold or otherwise transferred. Failure of the Corporation or Mortgage Corp. to obtain from its successor its express written assumption of the Corporation’s or Mortgage Corp.’s obligations hereunder at least 30 days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.

18.        Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Executive:

Steve Y. Khoshabe

Personal and Confidential

c/o United Financial Mortgage Corp.

815 Commerce Drive, Suite 100

Oak Brook, Illinois 60523

with a copy to:

Barack Ferrazzano ET. AL.

333 West Wacker Drive

Suite 2700

Chicago, Illinois 60606

Attention: Edwin S. del Hierro, Esq.

If to the Corporation or the Mortgage Corp.:

ARH Mortgage Inc.

c/o Airlie Opportunity Fund, LP

115 East Putnam Avenue

Greenwich, Connecticut 06830

Attention: Andrew Dwyer

with a copy to:

Thacher Proffitt & Wood LLP

Two World Financial Center

New York, New York 10281

Attention: Robert C. Azarow, Esq.

19.        Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

20.        Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

21.        Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

22.        Governing Law.

Except to the extent preempted by federal law, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois applicable to contracts entered into and to be performed entirely within the State of Illinois.

23.        Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

24.        Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof including the employment agreement between the Executive and Mortgage Corp. dated August 1, 2003, including, without limitation, any provisions of such employment agreement that by their terms survive the termination, expiration, or supersedure of such employment agreement. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

25.        Non-Duplication.

In the event that the Executive shall perform services for any direct or indirect subsidiary or affiliate of the Corporation or Mortgage Corp., any compensation or benefits provided to the Executive by such other employer shall be applied to offset the obligations of the Corporation and Mortgage Corp. hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to the Executive for all services to the Corporation, Mortgage Corp. and all of their respective direct or indirect subsidiaries and affiliates.

26.        Dispute Resolution.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Chicago, Illinois in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The expenses of the parties, including reasonable out-of-pocket costs and expenses of the prevailing party’s legal counsel and the costs and expenses of the arbitrator, shall be borne by the non-prevailing party if the arbitrator determines that any of the claims brought or any of the defenses asserted by such non-prevailing party were not brought, or were not asserted, in good faith. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the foregoing, the Corporation and Mortgage Corp. each shall have the right apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim equitable relief to which they may be entitled in connection with any alleged violations of section 15 of this Agreement.

IN WITNESS WHEREOF, the Corporation and Mortgage Corp. have caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.

STEVE Y. KHOSHABE

ARH MORTGAGE INC.

By:
Name: Dort A. Cameron III
Title: President

UNITED FINANCIAL MORTGAGE CORP.

By:
	Name:	Michael A. Kraft
	Title:	ExecutiveVice President and Corporate Counsel

ANNEX E

FORM OF OPINION OF THE PURCHASER’S COUNSEL

Pursuant to Section 7.02(c) of the Agreement, counsel for the Purchaser shall deliver an opinion in form and substance set forth below. Capitalized terms used and not defined herein shall have the respective meanings set forth in the Agreement.

The Purchaser is duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware. The Purchaser has the requisite corporate power and authority to execute and deliver the Agreement and to perform its obligations thereunder.

A.        The execution, delivery and performance of the Agreement by the Purchaser have been duly authorized by all necessary corporate action.

B.        With respect to the Purchaser, the performance of its obligations under the Agreement and the consummation of the transactions contemplated thereby do not require any consent, approval, authorization or order of, filing with or notice to any court, agency or other governmental body, except such as have been obtained, effected or given.

C.        With respect to the Purchaser, the performance of its obligations under the Agreement and the consummation of the transactions contemplated thereby will not result in: (i) any breach or violation of its certificate of incorporation or bylaws, (ii) to such counsel’s knowledge, any breach, violation or acceleration of or default under any indenture or other material agreement or instrument to which the Purchaser is a party or by which it is bound or (iii) any breach or violation of any statute or regulation or, to such counsel’s knowledge, any order of any court, agency or other governmental body.

D.        With respect to the Purchaser, there is no legal action, suit, proceeding or investigation before any court, agency or other governmental body pending or, to such counsel’s knowledge threatened, against the Purchaser which, either in one instance or in the aggregate, draws into question the validity of any of the Agreement or the Merger, seeks to prevent the consummation of any of the transactions contemplated by the Agreement or would materially impair the Purchaser’s ability to perform its obligations under the Agreement.

ANNEX F

FORM OF OPINION OF THE COMPANY’S COUNSEL

Pursuant to Section 7.03(c) of the Agreement, counsel for the Company shall deliver an opinion in form and substance set forth below. Capitalized terms used and not defined herein shall have the respective meanings set forth in the Agreement.

A.        The Company is duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Illinois. The Company has the requisite corporate power and authority to execute and deliver the Agreement and to perform its obligations thereunder.

B.        The execution, delivery and performance of the Agreement by the Company have been duly authorized by all necessary corporate action.

C.        With respect to the Company, the performance of its obligations under the Agreement and the consummation of the transactions contemplated thereby do not require any consent, approval, authorization or order of, filing with or notice to any court, agency or other governmental body, except such as have been obtained, effected or given.

D.        With respect to the Company, the performance of its obligations under the Agreement and the consummation of the transactions contemplated thereby will not result in: (i) any breach or violation of its articles of incorporation or bylaws, (ii) to such counsel’s knowledge, any breach, violation or acceleration of or default under any indenture or other material agreement or instrument to which the Company is a party or by which it is bound or (iii) any breach or violation of any statute or regulation or, to such counsel’s knowledge, any order of any court, agency or other governmental body.

E.        With respect to the Company, there is no legal action, suit, proceeding or investigation before any court, agency or other governmental body pending or, to such counsel’s knowledge threatened, against the Company which, either in one instance or in the aggregate, draws into question the validity of any of the Agreement or the Merger, seeks to prevent the consummation of any of the transactions contemplated by the Agreement or would materially impair the Company’s ability to perform its obligations under the Agreement.

STOCK PURCHASE, ASSIGNMENT AND ASSUMPTION AGREEMENT

This Stock Purchase, Assignment and Assumption Agreement (this “Agreement”) is made and entered into as of September 30, 2005, by and between Airlie Opportunity Master Fund, Ltd., a Cayman Islands limited partnership (the “Assignor”), and WDM Fund, L.P., a Delaware limited partnership (the “Assignee”).

WHEREAS, the Assignor owns, beneficially and of record, 1,000 shares of the common stock, par value of $0.01 per share (the “Shares”), of ARH Mortgage Inc., a Delaware corporation (“ARH”), representing 100% of the issued and outstanding capital stock of ARH;

WHEREAS, the Assignee desires to acquire from the Assignor and the Assignor wishes to sell to the Assignee, the Shares on the terms and conditions set forth below;

WHEREAS, the Assignor is party to that certain Agreement and Plan of Merger, dated as of September 5, 2005 (the “Merger Agreement”), among the Assignor, ARH and United Financial Mortgage Corp., an Illinois corporation (“UFMC”), pursuant to which ARH shall acquire control of UFMC through the merger of a wholly-owned subsidiary of ARH with and into UFMC, with UFMC being the surviving corporation; and

WHEREAS, the Assignor has agreed to assign all of its rights and interests under the Merger Agreement to the Assignee, and the Assignee has agreed to such assignment and has agreed to assume all such burdens, obligations and liabilities of the Assignor under the Merger Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.

Sale of Stock. The Assignor shall sell, assign, transfer and convey the Shares to the Assignee by executing a Stock Power in favor of the Assignee and the Assignee shall purchase the Shares from the Assignor, effective as of the close of business on the date set forth on such Stock Power (the “Effective Time”).

2.

Purchase Price. The purchase price for the Shares shall be ONE THOUSAND ($1,000) DOLLARS, which the Assignee shall pay to the Assignor by wire transfer of immediately available funds to an account designated by the Assignor prior to the close of business on the business day immediately following the date set forth on the Stock Power referred to in paragraph 1 above.

3.

Assignment and Assumption. Subject to the execution and delivery of the Consent to Assignment by UFMC and ARH, effective as of the Effective Time: (i) the Assignor hereby assigns, sells, transfers and sets over to the Assignee all of the Assignor’s rights, benefits, privileges and interests in and to the Merger Agreement (collectively, the “Assignment”); and (ii) the Assignee hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of the Assignor to be observed, performed, paid or discharged in connection with the Merger Agreement as if the Assignee had originally executed the Merger Agreement as the “Purchaser Parent” thereunder, as such term is defined therein. The Assignee assumes no liabilities other than those arising in connection with Merger Agreement, and the parties hereto agree that any such liabilities shall remain the sole responsibility of the Assignor.

4.

Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request, if any, to more effectively consummate the assignments and assumptions contemplated by this Agreement.

5.

Taxes. All transfer, documentary, sales, use, stamp, registration and other such taxes, if any, and all conveyance fees, recording charges and other fees and charges, if any, (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by the Assignee.

6.	Indemnification

(a)

The Assignee will indemnify and hold harmless the Assignor, its representatives, stockholders, controlling persons and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense, (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim, arising directly or indirectly from, or in connection with, the Merger Agreement to the fullest extent provided by law. The remedies provided in this paragraph will not be exclusive of or limit any other remedies that may be available to the Assignor or the other Indemnified Persons.

(b)

Any Indemnified Person wishing to claim indemnification under this Paragraph 6, upon learning of any claim, action, suit, proceeding or investigation arising from or in connection with the Merger Agreement, shall promptly notify the Assignee in writing, but the failure to so notify shall not relieve the Assignee of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Assignee. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the date hereof), (i) the Assignee shall have the right to assume the defense thereof and the Assignee shall not be liable to such Indemnified Person for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Person in connection with the defense thereof, except that if the Assignee elects not to assume such defense or the Indemnified Person advises that there are issues which raise conflicts of interest between the Assignee and the Indemnified Person, the Indemnified Person may retain counsel which is reasonably satisfactory to the Assignee, and the Assignee shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Person (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Person will cooperate in the defense of any such matter, (iii) the Assignee shall not be liable for any settlement effected without its prior written consent and (iv) the Assignee shall have no obligation hereunder in the event that indemnification of an Indemnified Person in the manner contemplated hereby is prohibited by applicable laws and regulations or a court of competent jurisdiction.

(c)

If the Assignee or any of its respective successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of the Assignee shall assume the obligations set forth in this Paragraph 6.

7.

Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by a reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

If to the Assignor to:

Airlie Opportunity Master Fund, Ltd.
115 East Putnam Avenue
Greenwich, Connecticut 06830

Attention:                     Andrew Dwyer

                                     Portfolio Manager

with a copy to:

Thacher Proffitt & Wood LLP
Two World Financial Center
New York, New York 10281

Attention:                     Robert C. Azarow, Esq.

If to the Assignee to:

WDM Fund, L.P.
115 East Putnam Avenue
Greenwich, Connecticut 06830

Attention:                     Andrew Dwyer

                                     Portfolio Manager

with a copy to:

Thacher Proffitt & Wood LLP
Two World Financial Center
New York, New York 10281
Attention: Robert C. Azarow, Esq.

8.

Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPALS THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

9.

Counterparts and Facsimiles. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. This Agreement may be executed by either of the parties hereto by facsimile.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase, Assignment and Assumption Agreement as of the date first above written.

AIRLIE OPPORTUNITY MASTER FUND, LTD.,		WDM FUND, L.P.
a Cayman Islands limited partnership,		a Delaware limited partnership,
as Assignor		as Assignee

By:	/s/ Andrew Dwyer	By:	/s/ Andrew Dwyer
	Andrew Dwyer		Andrew Dwyer
	Portfolio Manager		Portfolio Manager

CONSENT TO ASSIGNMENT

Reference is made to that certain Agreement and Plan of Merger, dated as of September 5, 2005 (the “Merger Agreement”), by and among Airlie Opportunity Master Fund, Ltd., a Cayman Islands limited partnership (the “Assignor”), ARH Mortgage Inc., a Delaware corporation (“ARH”), and United Financial Mortgage Corp., an Illinois corporation (“UFMC”), concerning the acquisition of UFMC by ARH through the merger of a wholly-owned subsidiary of ARH with and into UFMC, with UFMC being the surviving corporation.

On the date hereof, the Assignor entered into that certain Stock Purchase, Assignment and Assumption Agreement with WDM Fund, L.P., a Delaware limited partnership (“WDM Fund”) (an executed copy of which is attached as Exhibit A hereto, the “Assignment”), pursuant to which, subject to the execution and delivery of this Consent to Assignment, the Assignor agreed to assign to WDM Fund all of its rights, benefits, privileges and interests in and to the Merger Agreement, and WDM Fund agreed to such assignment and agreed to assume all of the Assignor’s burdens, obligations and liabilities under the Merger Agreement.

In accordance with Section 9.11 of the Merger Agreement, and subject to, and conditioned upon, the continuing accuracy and enforceability by UFMC of the agreements and acknowledgements set forth in the following paragraph and the delivery of a Consent to Assignment by ARH, UFMC hereby: (i) consents to the Assignment, to be effective as of such time as set forth in the Assignment; and (ii) acknowledges that the Assignor has complied fully with all of the requirements set forth in Section 9.11 of the Merger Agreement.

In order to induce UFMC to execute and deliver this Consent to Assignment, each of WDM Fund and the Assignor hereby agrees and acknowledges that: (i) the consent and acknowledgement contained herein shall in no event constitute a release by UFMC of the Assignor’s burdens, obligations and liabilities under the Merger Agreement; (ii) the Assignment shall not eliminate, limit, diminish or otherwise reduce any rights of UFMC against the Assignor under the Merger Agreement, except to the extent that the obligations of the Assignor under the Merger Agreement are actually performed by WDM Fund in accordance with the Merger Agreement and the Assignment; (iii) notwithstanding the Assignment, the Assignor shall remain bound by, and subject to, all of the duties, obligations, terms, provisions, covenants, burdens and liabilities under the Merger Agreement (including the obligations to pay and discharge all of the liabilities of the Assignor), except to the extent that such duties, obligations, terms, provisions, covenants, burdens and liabilities of the Assignor are actually performed or complied with by WDM Fund in accordance with the Merger Agreement and the Assignment; and (iv) all transfer, documentary, sales, use, stamp, registration and other such taxes, if any, and all conveyance fees, recording charges and other fees and charges, if any (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by the Assignment shall be borne by WDM Fund.

In recognition of the Assignment consented to hereby, and in accordance with the request of the Assignor, Section 9.06 of the Merger Agreement shall hereby include the following:

If to WDM Fund:

WDM Fund, L.P.

115 East Putnam Avenue

Greenwich, Connecticut 06830

Attention:                     Andrew Dwyer

                                     Portfolio Manager

with a copy to:

Thacher Proffitt & Wood LLP

Two World Financial Center

New York, New York 10281

Attention:                     Robert C. Azarow. Esq.

THIS AGREEMENT SHALL BE GOVERNED IN ACCORDANCE WIH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPALS THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

[signature page follows]

Dated: September 30, 2005

United Financial Mortgage Corp.

By:	/s/ Steve Y. Khoshabe
Steve Y. Khoshabe
President and Chief Executive Officer

Airlie Opportunity Master Fund, Ltd.

By:	/s/ Andrew Dwyer
Andrew Dwyer
Portfolio Manager

WDM Fund, L.P.

By:	/s/ Andrew Dwyer
Andrew Dwyer
Portfolio Manager

APPENDIX B

[RYAN BECK & CO., INC. LETTERHEAD]

September 5, 2005

The Board of Directors

United Financial Mortgage Corp.

815 Commerce Drive, Suite 100

Oak Brook, IL 60523

Members of the Board:

You have requested our opinion as investment bankers that the consideration offered pursuant to the Agreement and Plan of Merger dated as of September 5, 2005 (the “Agreement”), among Airlie Opportunity Master Fund, Ltd., a Cayman Islands limited partnership, its wholly-owned subsidiary, ARH Mortgage Inc. (collectively “Airlie”), and United Financial Mortgage Corp. (“UFM”), is fair to the holders of UFM common stock, no par value per share (the “UFM Common Stock”) from a financial point of view. Under the terms of the Agreement, a subsidiary of ARH organized for the purpose of facilitating the acquisition of UFM by Airlie shall be merged with and into UFM (the “Merger”), and each issued and outstanding share of UFM Common Stock will be converted into $5.64 in cash (the “Consideration”). The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement. For purposes of this opinion, we have assumed that Airlie will receive all necessary regulatory approvals.

Ryan Beck & Co. (“Ryan Beck”) as a customary part of its investment banking business, is engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions and other corporate transactions. In conducting our investigation and analysis of the Merger, we have participated in meetings and teleconferences with members of management of UFM to discuss UFM’s operations, historical financial statements, strategic plans and future prospects. We have also participated in meetings and teleconferences with principals of Airlie. We have reviewed and analyzed material prepared in connection with the Merger, including but not limited to the following: (i) the Agreement and related documents; (ii) UFM’s Annual Reports on Form 10-K for the years ended April 30, 2005, 2004 and 2003; (iii) the historical stock prices and trading volume of UFM’s common stock; (iv) certain operating and financial information provided to Ryan Beck by the management of UFM relating to UFM’s business and prospects; (v) publicly available financial and stock market data of mortgage banking organizations which Ryan Beck deemed generally comparable to UFM; (vi) certain operating and financial information, forecasts and projections provided to Ryan Beck by the management of UFM relating to its business and prospects; and (vii) the terms of recent acquisitions of mortgage banking organizations which Ryan Beck deemed generally comparable in whole or in part to UFM. We also conducted or reviewed such other studies, analyses, inquiries and examinations as we deemed appropriate.

In rendering this opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us by UFM or which was publicly available, and we have not assumed any responsibility for independently verifying such information. We have also relied upon the management of UFM as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us. In addition, we have assumed with UFM’s consent that such forecasts and projections reflect the best currently available estimates and judgments of management. We have also assumed that the merger in all respects is, and will be consummated in compliance with all laws and regulations applicable to Airlie and UFM. We have not made or obtained any independent evaluations or appraisals of the assets and liabilities of UFM, nor have we reviewed any loan files of UFM.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate in the circumstances. Our opinion is necessarily based on economic, market and other conditions and projections as they exist and can be evaluated on the date hereof.

We have been retained by the Board of Directors of UFM as an independent contractor to determine whether the Consideration offered to UFM Shareholders in the Merger is fair, from a financial point of view, to UFM shareholders as of the date hereof. Ryan Beck will receive a fee for its services, a significant portion of which is due

B - 1

upon consummation of the Merger. Ryan Beck has had no previous investment banking relationship with UFM or Airlie. Ryan Beck may in the future seek to provide investment banking services for Airlie.

In the ordinary course of our business as a broker-dealer, we may actively trade equity securities of UFM for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of UFM and does not constitute a recommendation to any shareholder of UFM as to how such shareholder should vote at any shareholder meeting held in connection with the Merger. Except as required by applicable securities laws, rules and regulations, our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Consideration offered to UFM shareholders in the Merger as provided and described in the Agreement is fair to the holders of UFM common stock from a financial point of view.

Very truly yours,

Ryan Beck & Co., Inc.

B - 2

APPENDIX C

Sections 11.65 and 11.70 of the Illinois Business Corporation Act

Sec. 11.65. Right to Dissent.

(a)        A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

    (1)        consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

    (2)        consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

    (3)        an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

    (i)        alters or abolishes a preferential right of such shares;

    (ii)       alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

    (iii)      in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

    (4)        any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

(b)        A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

(c)        A record owner of shares may assert dissenters’ rights as to fewer than all the shares recorded in such person’s name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters’ rights as to shares held on such person’s behalf only if the beneficial owner submits to the corporation the record owner’s written consent to the dissent before or at the same time the beneficial owner asserts dissenters’ rights.

Sec. 11.70. Procedure to Dissent.

(a)        If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenters’ rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

(b)        If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenter’s rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

(c)        Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation’s latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation’s statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

(d)        A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

(e)        If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation’s statement of value, shall notify the corporation in writing of the shareholder’s estimated fair value and amount of interest due and demand payment for the difference between the shareholder’s estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

(f)        If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

(g)        The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

(h)        Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

(i)        The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

(1)        Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

(2)        Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

(j)      As used in this Section:

(1)        “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

(2)        “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

ALL SHAREHOLDERS ARE REQUESTED

TO SIGN AND MAIL THEIR PROXIES PROMPTLY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF SHAREHOLDERS OF

UNITED FINANCIAL MORTGAGE CORP.

To Be Held on [                 ], 2005

The undersigned hereby appoints [                        ] and [                        ] and each or either of them with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of shares that the undersigned would be entitled to vote if then personally present at the Special Meeting of Shareholders of United Financial Mortgage Corp. to be held on [                 ], 2005 at [            ], local time, at [                                ], located at [                                             ], or at any adjournment or postponement thereof, upon the matters set forth in the Notice of the Annual Meeting and proxy statement, receipt of which is hereby acknowledged:

Proposal 1	The approval of the Agreement and Plan of Merger, dated as of September 5, 2005, among ARH Mortgage Inc., Airlie Opportunity Master Fund, Ltd. and United Financial Mortgage Corp. providing for the acquisition of United Financial by WDM Fund, L.P. (the assignee of Airlie Opportunity Master Fund’s rights and interests under the merger agreement) and ARH Mortgage.

For	Against	Abstain
☐	☐	☐

Proposal 2	The authorization of the Board of Directors of United Financial, in their discretion, to vote upon or transact such other business as may properly come before the Special Meeting (or any adjournment or postponement thereof), including any motion to adjourn the Special Meeting to another time or place for the purpose of allowing for the solicitation of additional proxies to approve the Agreement and Plan of Merger.

For	Against	Abstain
☐	☐	☐

The United Financial Board of Directors unanimously recommends that you vote “FOR” the approval of the merger agreement and “FOR” the authorization of the Board of Directors to vote upon or transact such other business as may properly come before the Special Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2.

NOTE:	Please date this proxy and sign it exactly as name or names appear on the Company’s records. All joint owners of shares MUST sign in order for the proxy to be valid. State full title when signing as executor, administrator, trustee, guardian, etc. Please return proxy in the enclosed envelope.

Dated: , 2005

Please Sign Here:

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